    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 1995


                                                       REGISTRATION NO. 33-60539
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              AMERICAN RICE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             TEXAS                          2040                        75-0231626
 (STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL          (IRS EMPLOYMENT
      OF INCORPORATION OR        CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)
          ORGANIZATION)

                            ------------------------

             AMERICAN RICE, INC.                            DOUGLAS A. MURPHY
        16825 NORTHCHASE DRIVE, #1600                 16825 NORTHCHASE DRIVE, #1600
             HOUSTON, TEXAS 77060                          HOUSTON, TEXAS 77060
                (713) 873-8800                                (713) 873-8800
      (ADDRESS, INCLUDING ZIP CODE, AND          (NAME, ADDRESS, INCLUDING ZIP CODE, AND
    TELEPHONE NUMBER, INCLUDING AREA CODE         TELEPHONE NUMBER, INCLUDING AREA CODE
 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

            GARY L. WOOLFOLK, ESQ.                        PAUL D. TOSETTI, ESQ.
     VIAL, HAMILTON, KOCH & KNOX, L.L.P.                     LATHAM & WATKINS
         1717 MAIN STREET, SUITE 4400                      633 WEST 5TH STREET
             DALLAS, TEXAS 75201                          LOS ANGELES, CA 90071
                (214) 712-4344                                (213) 485-1234

                            ------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box / /.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              AMERICAN RICE, INC.

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

ITEM NO.                      CAPTION                             LOCATION IN PROSPECTUS
--------  -----------------------------------------------  -------------------------------------
    1.    Forepart of the Registration Statement and
          Outside Front Cover Page of Prospectus.........  Facing Page of Registration
                                                           Statement; Cross Reference Sheet;
                                                           Outside Front Cover Page of
                                                           Prospectus
    2.    Inside Front and Outside Back Cover Pages of
          Prospectus.....................................  Inside Front and Outside Back Cover
                                                           Pages of Prospectus
    3.    Summary Information, Risk Factors and Ratio of
          Earnings to Fixed Charges......................  Prospectus Summary; Risk Factors; The
                                                           Company; Summary Consolidated
                                                           Financial Data
    4.    Use of Proceeds................................  Prospectus Summary -- The Offering;
                                                           Use of Proceeds
    5.    Determination of Offering Price................  *
    6.    Dilution.......................................  *
    7.    Selling Security Holders.......................  *
    8.    Plan of Distribution...........................  Outside Front Cover Page of
                                                           Prospectus; Underwriting
    9.    Description of Securities to be Registered.....  Outside Front Cover Page of
                                                           Prospectus; Prospectus Summary -- The
                                                           Offering; Risk Factors -- Ability to
                                                           Realize on Collateral; Description of
                                                           Mortgage Notes
   10.    Interest of Named Experts and Counsel..........  *
   11.    Information with Respect to the Registrant.....  Prospectus Summary; Summary
                                                           Consolidated Financial Data; Risk
                                                           Factors; The Company; Capitalization;
                                                           Pro Forma Consolidated Financial
                                                           Data; Selected Consolidated Financial
                                                           Data; Management's Discussion and
                                                           Analysis of Financial Condition and
                                                           Results of Operations; Business;
                                                           Management; Executive Compensation;
                                                           Security Ownership of Certain
                                                           Beneficial Owners and Management;
                                                           Certain Relationships and Related
                                                           Transactions; Description of Capital
                                                           Stock; Description of Mortgage Notes;
                                                           Description of Certain Indebtedness;
                                                           Material Federal Income Tax
                                                           Consequences; Financial Statements
   12.    Disclosure of Commission Position on
          Indemnification for Securities Act
          Liabilities....................................  *

---------------

*Item inapplicable or answer is negative and omitted from Prospectus.

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************



                  SUBJECT TO COMPLETION, DATED AUGUST 14, 1995

PROSPECTUS
                                  $100,000,000
LOGO

                              AMERICAN RICE, INC.

                           % MORTGAGE NOTES DUE 2002
                            WITH CONTINGENT INTEREST
                          ---------------------------

    The % Mortgage Notes due 2002 (the "Mortgage Notes") are being offered (the "Offering") by American Rice, Inc. ("ARI" or the "Company"). Fixed Interest (as
defined) is payable on the Mortgage Notes at the rate of    % per annum,
semiannually in cash in arrears on            and            of each year (each,
an "Interest Payment Date"), commencing            , 1996. Contingent Interest
(as defined) is payable on the Mortgage Notes, on each such Interest Payment
Date, in an aggregate amount equal to   % of the Company's Consolidated Cash
Flow (as defined) for the six-month period ending on September 30 or March 31 (each, a "Semiannual Period") most recently completed prior to such Interest Payment Date, up to a limit of the Contingent Interest on $40.0 million of the Company's Consolidated Cash Flow during the fiscal year in which such interest is accrued; provided that Contingent Interest shall be deemed not to accrue during any fiscal quarter at the end of which the Company's Consolidated Cash Flow during such fiscal quarter and the immediately preceding three fiscal quarters is less than $20.0 million. The aggregate amount of Contingent Interest payable in any Semiannual Period will be reduced pro rata for reductions in the outstanding principal amount of Mortgage Notes occurring prior to the close of business on the record date immediately preceding such payment of Contingent Interest. The payment of Contingent Interest may be deferred if the Company's Fixed Charge Coverage Ratio (as defined) is less than 2.0:1 and is subject to the limitations and restrictions described herein.

    The Mortgage Notes will mature on            , 2002. The Company will not be
required to make any mandatory redemption or sinking fund payments with respect to the Mortgage Notes prior to maturity.

    The Mortgage Notes will not be redeemable prior to            , 1999, except
that prior to            , 1998, the Company may redeem at its option up to
one-third of the initial aggregate principal amount of the Mortgage Notes at the redemption price set forth herein, plus accrued and unpaid interest to the date of redemption, with the net proceeds received by the Company from a public offering of common stock of the Company, provided that at least two-thirds of the initial aggregate principal amount of the Mortgage Notes remain outstanding
immediately after the occurrence of such redemption. On or after            ,
1999, the Mortgage Notes will be redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In the event of a Change of Control (as defined), holders of the Mortgage Notes will have the right to require the Company to repurchase their Mortgage Notes, in whole or in part, at a price equal to the lesser of 101% or the optional redemption price then applicable of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of repurchase.


    The Mortgage Notes will be senior secured obligations of the Company and will rank pari passu in right of payment with all existing and future senior Indebtedness (as defined), including borrowings under the Company's Revolving Credit Loan (as defined) and senior in right of payment to all future subordinated Indebtedness of the Company. The Mortgage Notes will be secured by, among other things: (i) a deed of trust creating a second priority security interest in the Company's leasehold interests in rice processing facilities located in Freeport, Texas that is junior in priority only to $13.3 million in aggregate principal amount of the Company's Freeport IRBs (as defined), which currently are held by the Company and will be pledged to the holders of the Mortgage Notes until such time as the Company remarkets the Freeport IRBs; (ii) a deed of trust creating a first priority security interest in the Company's fee and leasehold interests in rice processing facilities located in Maxwell, California; (iii) a mortgage creating a first priority security interest in the Company's fee interest in rice processing facilities located in Stuttgart, Arkansas; (iv) first priority pledges of the Company's capital stock held by the Company's parent (other than certain shares of preferred stock previously pledged), the capital stock of the Company's subsidiaries held by the Company, the ERLY Intercompany Notes (as defined) and the Subsidiary Intercompany Notes (as defined); and (v) a pledge of the Company's registered trademarks. At June 30, 1995, on a pro forma basis after giving effect to the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds," the Company would have had no outstanding senior Indebtedness other than the Mortgage Notes. The Indenture pursuant to which the Mortgage Notes will be issued will limit the ability of the Company and its subsidiaries to incur certain additional Indebtedness.

                          ---------------------------
            SEE "RISK FACTORS" ON PAGE 8 FOR A DISCUSSION OF CERTAIN
           MATTERS THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS.
                          ---------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                               PRICE TO                 UNDERWRITING                PROCEEDS TO
                                               PUBLIC(1)                 DISCOUNT(2)                COMPANY(3)
                                        -----------------------    -----------------------    -----------------------
Per Mortgage Note.....................          100.0%                        %                          %
Total.................................       $100,000,000               $                          $

------------------
(1) Plus accrued interest, if any, from       , 1995 (the "Closing Date").
(2) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses and other fees payable by the Company estimated at
$        .
                          ---------------------------
    The Mortgage Notes are offered by the Underwriter subject to prior sale, when, as and if issued to and accepted by the Underwriter and subject to approval of certain legal matters by counsel for the Underwriter. It is expected that delivery of the Mortgage Notes will be made against payment therefor on or
about              , 1995, in New York, New York.
                          ---------------------------
                           JEFFERIES & COMPANY, INC.
      , 1995

                            [INSERT COLORWORK HERE]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

                             ADDITIONAL INFORMATION

     This Prospectus is part of a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") which the Company has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are by necessity summaries, but all material terms are summarized herein. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information as well as the Registration Statement and Exhibits of which this Prospectus is a part may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Commission's regional offices: 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock, $1.00 par value per share (the "Common Stock") is listed on the Nasdaq Small Capitalization Market. Material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1500.

     FOR CALIFORNIA RESIDENTS: WITH RESPECT TO SALES OF THE SECURITIES BEING OFFERED HEREBY TO CALIFORNIA RESIDENTS AS OF THE DATE OF THIS PROSPECTUS, SUCH SECURITIES MAY BE SOLD ONLY TO (1) "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE SECURITIES ACT, (2) BANKS, SAVINGS AND LOAN ASSOCIATIONS, TRUST COMPANIES, INSURANCE COMPANIES, INVESTMENT COMPANIES REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, PENSION OR PROFIT-SHARING TRUSTS, CORPORATIONS OR OTHER ENTITIES WHICH, TOGETHER WITH THE CORPORATION'S OR OTHER ENTITY'S AFFILIATES WHICH ARE UNDER COMMON CONTROL, HAVE A NET WORTH ON A CONSOLIDATED BASIS ACCORDING TO THEIR MOST RECENT REGULARLY PREPARED FINANCIAL STATEMENTS (WHICH SHALL HAVE BEEN REVIEWED BUT NOT NECESSARILY AUDITED BY OUTSIDE ACCOUNTANTS) OF NOT LESS THAN $14 MILLION, AND SUBSIDIARIES OF THE FOREGOING OR
(3) ANY PERSON (OTHER THAN A PERSON FORMED FOR THE SOLE PURPOSE OF PURCHASING THE SECURITY BEING OFFERED HEREBY) WHO PURCHASES AT LEAST $1,000,000 AGGREGATE AMOUNT OF THE SECURITIES OFFERED HEREBY. EACH CALIFORNIA RESIDENT PURCHASING THE SECURITIES OFFERED HEREBY WILL BE DEEMED TO REPRESENT BY SUCH PURCHASE THAT IT COMES WITHIN ONE OF THE AFOREMENTIONED CATEGORIES AND THAT IT WILL NOT SELL OR OTHERWISE TRANSFER SUCH SECURITIES TO A CALIFORNIA RESIDENT UNLESS THE TRANSFEREE COMES WITHIN ONE OF THE AFOREMENTIONED CATEGORIES AND THAT IT WILL ADVISE THE TRANSFEREE OF THIS CONDITION WHICH TRANSFEREE, BY BECOMING SUCH, WILL BE DEEMED TO BE BOUND BY THE SAME RESTRICTIONS ON RESALE.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, references in this Prospectus to a fiscal year shall mean the fiscal year ending March 31 of such year and references to a crop year shall mean the twelve-month period beginning August 1 of such year. References to "ERLY" shall mean ERLY Industries Inc., ARI's parent company; references to "Pre-Acquisition ARI" shall mean American Rice, Inc. prior to the Acquisition (as defined); and references to "Comet" shall mean Comet Rice, Inc., unless otherwise indicated.

                                  THE COMPANY

     The Company is the largest U.S.-based and one of the world's leading processors and marketers of branded rice products, with leading brand positions in many U.S. markets as well as Saudi Arabia, Haiti, Puerto Rico and certain other rice consuming markets. The Company annually markets approximately 15% of the total U.S. rice crop and is the only marketer of rice in the world with significant sources of rough rice and milling facilities in the two major rice producing regions of the United States as well as certain strategic locations overseas. This allows ARI to moderate the impact of regional trade imbalances caused by climate and geopolitical factors on operating performance. The Company is able to maximize its margins by purchasing rice grown domestically and abroad to take advantage of regional cost and supply availabilities. The Company generated net sales of $373.1 million and earnings before management fees, interest, taxes, depreciation and amortization ("EBITDA") of $22.8 million in fiscal 1995.

     Approximately 70% of the Company's net sales over the last two fiscal years has been attributable to sales of branded rice, which typically commands a higher price and profit margin than commodity rice and is less susceptible to decreases in sales volume due to increases in consumer prices. With leading brand names that sustain the number one or number two positions in many of the major domestic rice markets, ARI typically is able to achieve high margins in these branded markets. ARI markets white rice, instant rice, parboiled rice, brown rice and rice mixes under proprietary, trademarked brand names such as Blue Ribbon(R), Comet(R), Adolphus(R), AA(R), Cinta Azul(R), Wonder(R), Colusa Rose(R) and Chopstick(R). ARI is a leading marketer of U.S. rice in many of the world's major rice importing countries, including Saudi Arabia, Haiti and Turkey. In Saudi Arabia, the third largest import rice market in the world, the Chopstick(R) brand, known locally as Abu Bint(R), has been the number one brand of U.S. grown rice sold in that country since 1979 and has consistently represented over two-thirds of the U.S. grown rice sold in that country. ARI's leading brand names and broad product lines have facilitated the Company's penetration into new markets and introduction of new products in existing markets.

     Rice is the primary staple food in many countries and is the cereal grain with the highest level of human consumption in the world, comprising approximately 40% of world cereal grain consumption. Primarily as a result of population increases, world rice consumption has increased approximately 125% during the last 30 years to approximately 350 million metric tons in 1994. Domestic consumption of rice has more than doubled since 1984 and currently exceeds 3.3 million metric tons annually. The increase in U.S. rice consumption is primarily due to the substantial population growth of certain ethnic groups in the United States and, to a lesser degree, increased awareness by the general population of the impact of diet on health.

     On May 26, 1993, the Company and Comet, a wholly owned subsidiary of ERLY, were combined by transferring all of the operating assets and liabilities of Comet to ARI in exchange for additional shares of ARI capital stock (the "Acquisition"). As a result of the Acquisition, the Company diversified the market for its products, expanded its share of both the domestic and export rice markets, increased its sources of supply of rough rice and reduced its operating costs. The Acquisition reduced manufacturing and distribution costs, increased gross margins and allowed ARI to process and package products closer to the ultimate customer, thereby utilizing its total production capacity more efficiently. Management believes that significant cost savings and operating synergies directly resulted from the Acquisition and it increased the diversity of its raw product sources and expanded the number of its markets, thus reducing the Company's exposure to the uncertainties of a regional rice crop or the loss of a single market.

     The Company's business strategy is to increase net sales and cash flow by implementing the following:

     BUILD UPON BRAND LEADERSHIP. Strengthen existing and build new premium, high margin brands on a worldwide basis and utilize Company-owned or controlled processing, distribution and marketing systems to ensure superior product quality and customer service.

     CONTINUE EXPANSION INTO NEW MARKETS. Continue to expand and diversify its customer base and enter new domestic and international markets with its branded products.

     INCREASE DIVERSITY OF SOURCES. Continue to diversify sources of supply as new opportunities arise to obtain the greatest variety of products on a cost competitive basis.

     IMPROVE SIZE AND SCALE EFFICIENCY. Capitalize on new industry technologies as they develop and expand ARI's use of innovative bulk handling procedures to realize increased margins from lower cost operations.

     Consistent with its business strategy, ARI recently entered into a joint venture ("ARI-Vinafood") with a company owned by the Socialist Republic of Vietnam to process and market Vietnamese grown rice. ARI's 55% ownership in ARI-Vinafood enables it to participate in the world market for Asian origin rice, the largest market segment in the world rice market. Management believes that this new product source will enable it to increase its market share in certain key regions as well as provide a competitive product under its existing brand names to major rice consuming markets in Asia and South America.

     The Company believes that the depth, experience and ability of its management team represents a significant competitive advantage. The Company's executive officers average over 17 years of industry experience and are led by Douglas A. Murphy, President and Chief Executive Officer, who has been with the Company since 1982.

     The Company's Board of Directors has adopted a resolution authorizing management to sell 39 acres of land in Houston, Texas. The proceeds of any such sale, when and if it occurs, will be used for working capital, general corporate purposes and to reduce outstanding Indebtedness. Management believes that the net realizable value of this property exceeds its current carrying value of approximately $18.3 million.


     ERLY holds 81% of the voting power of the Company as a result of the Acquisition. The common stock of ERLY is directly and indirectly owned of record and beneficially in the aggregate percentage of 47.2% by Gerald D. Murphy, Douglas A. Murphy and William H. Burgess, each of whom are directors of ARI and, in the case of Gerald D. Murphy and Douglas A. Murphy, officers of ARI. On the Closing Date the Company will make a loan to ERLY in the principal amount of $10.5 million. ERLY will use substantially all of the loan proceeds to pay a debt of its subsidiary that has discontinued operations, which ERLY guaranteed. Partial consideration for the loan to ERLY by ARI is the pledge by ERLY of the ARI capital stock owned by ERLY. See "Use of Proceeds," "Management," "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions -- Transactions with Affiliates."



     The Mortgage Notes will be secured by, among other things, the Company's fee and leasehold interests in its rice processing facilities located in Freeport, Texas and Maxwell, California and the Company's registered U.S. trademarks. The Company has obtained appraisals, dated as of May 31, 1995 and June 1, 1995, respectively, from American Appraisal Associates, Inc. and Jack K. Mann, Inc. of its rice processing facilities in Freeport, Texas and Maxwell, California, respectively. The Freeport, Texas facility and the Maxwell, California facility were appraised, together with the Company's registered U.S. trademarks used by each facility, on a going concern basis, at approximately $91.0 million and $45.0 million, respectively.

                                  THE OFFERING

Securities Offered...............    $100.0 million aggregate principal amount
                                     of   % Mortgage Notes due 2002.

Maturity.........................                  , 2002.

Interest Payment Dates...........              and             , commencing
                                                 , 1996.


Fixed Interest...................       % per annum, payable pro rata to the
                                     holders of the Mortgage Notes, on each
                                     Interest Payment Date, in cash in arrears.



Contingent Interest..............    Contingent Interest is payable pro rata to
                                     the holders of the Mortgage Notes, on each
                                     Interest Payment Date, in an amount equal
                                     to   % of the Company's Consolidated Cash
                                     Flow for the Semiannual Period most
                                     recently completed prior to such Interest
                                     Payment Date, up to a limit of the
                                     Contingent Interest on $40.0 million of the Company's Consolidated Cash Flow during the fiscal year in which such interest is accrued; provided that Contingent Interest shall be deemed not to accrue during any fiscal quarter at the end of which the Company's Consolidated Cash Flow during such fiscal quarter and the immediately preceding three fiscal quarters is less than $20.0 million. Payment of all or a portion of any installment of Contingent
                                     Interest may be deferred if (a) the payment of such portion of Contingent Interest will cause the Company's Fixed Charge Coverage
                                     Ratio for the four consecutive fiscal
                                     quarters last completed prior to such
                                     Interest Payment Date to be less than 2.0:1 on a pro forma basis after giving effect to the assumed payment of such Contingent
                                     Interest and (b) the principal of the
                                     Mortgage Notes corresponding to such
                                     Contingent Interest has not then matured and become due and payable (whether at stated maturity, upon acceleration, upon maturity of repurchase obligation or otherwise). The aggregate amount of
                                     Contingent Interest payable in any
                                     Semiannual Period will be reduced pro rata for reductions in the outstanding principal amount of Mortgage Notes prior to the close of business on the record date immediately preceding such payment of Contingent
                                     Interest. The payment of Contingent
                                     Interest is subject to the restrictions set forth herein. See "Description of Mortgage
                                     Notes -- Principal, Maturity and Interest."


Security.........................    The Mortgage Notes will be secured by the
                                     Collateral (as defined), which includes:
                                     (i) the Freeport Deed of Trust (as defined) creating a second priority security interest in the Company's leasehold interests in rice processing facilities located in Freeport, Texas (the "Freeport
                                     Facility") that is junior in priority only to $13.3 million in aggregate principal amount of the Company's Freeport IRBs, which currently are held by the Company and will be pledged to the holders of the Mortgage Notes until such time as the Company remarkets the Freeport IRBs in accordance with the terms of the indenture pursuant to which the Mortgage Notes will be issued (the "Indenture"); (ii) the Maxwell Deed of Trust (as defined) creating a first priority security interest in the Company's fee and leasehold interests in rice processing facilities located in
                                     Maxwell, California (the "Maxwell
                                     Facility"); (iii) the Stuttgart Mortgage
                                     (as defined) creating a first priority
                                     security interest in the Company's fee
                                     interest in rice processing facilities
                                     located in Stuttgart, Arkansas (the
                                     "Stuttgart Facility"); (iv) pledge
                                     agreements creating first priority
                                     security interests in the capital stock of the Company held by ERLY (other than 200,000 shares of the Company's Series B
                                     Preferred Stock (as defined) pledged to the holders of the Company's Series C Preferred
                                     Stock (as defined)), the capital stock of the Company's subsidiaries held by the Company, the ERLY Intercompany Notes and the Subsidiary Intercompany Notes; (v) a security agreement creating a first priority security interest in all registered U.S. trademarks, and a security interest in all other registered trademarks, owned or licensed by the Company; and (vi) a pledge of all proceeds of the foregoing (including insurance). See
                                     "Description of Mortgage
                                     Notes -- Security." In the case of the
                                     leasehold interests of the Company in the Freeport Facility and the Maxwell Facility, the leases for such facilities, as clarified by landlord estoppel agreements to be entered into on or before the Closing
                                     Date, will permit a mortgage lien in favor of the Trustee to be placed on such leasehold interests and permit the assignment of such leasehold interests by the Trustee following an Event of Default
                                     (as defined). See "Description of Mortgage
                                     Notes -- Security." The Indenture will
                                     prohibit the Company from creating
                                     additional liens on the Collateral, except for Permitted Liens (as defined), which include certain liens securing Indebtedness under the Revolving Credit Loan that are junior in priority to the liens on the Collateral in favor of the Trustee, certain liens renewed or extended in connection with Permitted Refinancing Indebtedness (as defined), liens securing performance of certain statutory obligations arising in the ordinary course of business, liens created by minor real property encumbrances that do not interfere in any material respect with the ordinary course of business of the Company and its subsidiaries, liens on the Freeport
                                     Facility securing the Freeport IRBs to the extent necessary for the Company to remarket the Freeport IRBs, and certain liens incurred in the ordinary course of business of the Company or any of its subsidiaries in an amount not to exceed
                                     $2.5 million at any time outstanding. See
                                     "Description of Mortgage Notes -- Certain
                                     Covenants -- Liens."


Mandatory Redemption.............    None.

Optional Redemption..............    The Mortgage Notes will not be redeemable
                                     prior to           , 1999, except that
                                     prior to           , 1998, the Company may
                                     redeem at its option up to one-third of the initial aggregate principal amount of the Mortgage Notes at the redemption price set forth herein, plus accrued and unpaid interest to the date of redemption, with the net proceeds received by the Company from a public offering of common stock of the Company, provided that at least two-thirds of the initial aggregate principal amount of the Mortgage Notes remain outstanding immediately after the occurrence of such redemption. On or after
                                               , 1999, the Mortgage Notes will
                                     be redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption.

Change of Control................    In the event of a Change of Control, the
                                     holders of the Mortgage Notes will have the right to require the Company to repurchase their Mortgage Notes at a price equal to the lesser of 101% or the optional redemption price then applicable of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of repurchase. Due to the highly leveraged nature of the Company, the Company may not have sufficient funds or financing to repurchase the Mortgage Notes and satisfy the Company's obligations under the Revolving Credit Loan up to a maximum borrowing of $47.5 million, which may become due upon a Change of Control. See
                                     "Description of Mortgage Notes --
                                     Repurchase at the Option of Holders --
                                     Change of Control."



Ranking..........................    The Mortgage Notes will be senior secured
                                     obligations of the Company and will rank pari passu in right of payment with all existing and future senior Indebtedness, including borrowings made under the
                                     Revolving Credit Loan and senior in right of payment to all future subordinated
                                     Indebtedness of the Company. The Collateral
                                     (other than capital stock and intercompany notes) is subject to liens in favor of the lender under the Revolving Credit Loan that will be subordinate to the liens in such Collateral granted to the Trustee (as defined) under the Indenture. In addition, any claim by the Company or the Trustee against the assets of the Company's subsidiaries to satisfy the Company's obligations under the Mortgage Notes would be subordinate in right of payment to the amount of Indebtedness of such subsidiaries in excess of the amount of sums advanced to them by the Company and represented by Intercompany Notes (as defined). At June
                                     30, 1995, on a pro forma basis after giving effect to the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds," the Company would have had no outstanding senior Indebtedness other than the Mortgage Notes and the Company's subsidiaries in the aggregate would have had approximately $5.4 million in Indebtedness attributable to trade accounts payable, secured inventory financings, secured purchase money loans, financing lease obligations and unsecured borrowings.


Covenants........................    The Indenture will contain certain
                                     covenants that, among other things, limit the ability of the Company and its subsidiaries to incur additional
                                     Indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase Equity Interests (as defined) or subordinated Indebtedness, make Restricted
                                     Investments (as defined), create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, issue or sell Equity
                                     Interests of the Company's subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, the Company will be required to offer to repurchase the Mortgage Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase, with the net proceeds of certain Asset Sales (as defined). See "Description of Mortgage
                                     Notes -- Certain Covenants."

Use of Proceeds..................    The proceeds from the Offering will be used
                                     to repay certain indebtedness, to make an intercompany loan to ERLY and for working capital and general corporate purposes. See
                                     "Use of Proceeds."

                      SUMMARY CONSOLIDATED FINANCIAL DATA


     The following tables set forth summary consolidated financial data of the Company for the years ended March 31, 1993 to 1995, for the three-month periods ended June 30, 1994 and 1995, and for Pre-Acquisition ARI for the year ended March 31, 1993 and the period from April 1, 1993 to May 26, 1993. The summary consolidated financial data are derived from the audited financial statements of the Company and of Pre-Acquisition ARI, except for the period from April 1, 1993 to May 26, 1993 and the three-month periods ended June 30, 1994 and 1995, which are unaudited. The unaudited financial statements include all adjustments which are, in the opinion of management, necessary for a fair presentation of the results of operations for the period, all of which are of a normal, recurring nature. Because the Acquisition was accounted for as a purchase by Comet of Pre-Acquisition ARI, the Company's consolidated financial data prior to the Acquisition reflects the operations of Comet rather than Pre-Acquisition ARI. The Company's audited financial statements for the year ended March 31, 1993 and the period from April 1, 1993 to May 26, 1993, included in the audited financial statements for the year ended March 31, 1994, represent the results of the Company, including the Company's share of Pre-Acquisition ARI results, using the equity method due to the Company's 48% interest in Pre-Acquisition ARI prior to the Acquisition. For all periods after May 26, 1993, the Company's Consolidated Financial Statements include the results of Pre-Acquisition ARI and Comet. The pro forma credit statistics and pro forma balance sheet data below give effect to the Offering as if it had been completed on April 1, 1994 and March 31, 1995, respectively. The information in the tables should be read in conjunction with "Selected Consolidated Financial Data," "Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the notes thereto, included elsewhere in this Prospectus.



                                                COMET(1)                           ARI(1)
                                                --------     ---------------------------------------------------
                                                                                              THREE MONTHS
                                                        YEAR ENDED MARCH 31,                 ENDED JUNE 30,
                                                ------------------------------------     -----------------------
                                                1993(2)        1994          1995          1994          1995
                                                --------     --------     ----------     --------     ----------
                                              (IN THOUSANDS, EXCEPT RATIOS, PER SHARE AND PER HUNDREDWEIGHT DATA)
OPERATING DATA:
Net sales.....................................  $169,617     $284,464      $ 373,050     $105,706      $  86,392
Gross profit..................................     8,363       36,418         40,814       11,323          9,537
Selling, general and administrative
  expenses....................................    10,779       21,497         23,235        5,272          5,771
Earnings (loss) before extraordinary items....   (11,265)       3,465          3,913        2,010            376
Primary earnings (loss) per share before
  extraordinary items(3)......................        --     $  (0.45)     $   (0.83)    $   0.16      $   (0.45)
OTHER FINANCIAL DATA:
EBITDA(4).....................................  $  1,497     $ 19,839      $  22,751     $  7,326      $   5,031
EBIT..........................................      (316)      16,017         18,501        6,281          3,998
Gross profit margin...........................       4.9%        12.8%          10.9%        10.7%          11.0%
Depreciation and amortization(5)..............  $  1,813     $  3,822      $   4,250     $  1,045      $   1,033
Capital expenditures..........................     2,651        2,844          3,562        1,625          1,422
Hundredweight of rice sold(6).................    12,918       17,114         22,304        6,155          5,098
Net sales per hundredweight...................  $  13.13     $  16.62      $   16.73     $  17.17      $   16.94
Ratio of earnings to fixed charges(7).........        --          1.5x           1.4x          --            1.1x
PRO FORMA CREDIT STATISTICS:
EBITDA to pro forma cash interest expense, net(8)....................            1.8x          --             --
Pro forma total debt to EBITDA.......................................            4.5           --             --



                                                                              MARCH 31, 1995           JUNE 30,
                                                                          -----------------------        1995
                                                                                           PRO        ----------
                                                                          HISTORICAL      FORMA       HISTORICAL
                                                                          ----------     --------     ----------
                                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............................................      $   1,864     $    566      $   2,742
Current assets.......................................................         89,736       88,438         75,449
Total assets.........................................................        177,500      189,819        163,705
Total debt(9)........................................................         89,237      102,939         84,300
Total stockholders' equity...........................................         44,212       43,327         44,588

                                                                        PRE-ACQUISITION ARI(1)
                                                                     ----------------------------
                                                                                     PERIOD FROM
                                                                     YEAR ENDED     APRIL 1, 1993
                                                                     MARCH 31,       TO MAY 26,
                                                                        1993           1993(1)
                                                                     ----------     -------------
                                                                        (IN THOUSANDS, EXCEPT
                                                                      RATIOS, PER SHARE AND PER
                                                                         HUNDREDWEIGHT DATA)
OPERATING DATA:
Net sales..........................................................   $176,619        $  27,025
Gross profit.......................................................     24,580            4,243
Selling, general and administrative expenses.......................     14,163            2,380
Earnings (loss) before extraordinary items.........................      3,250              888
Primary earnings (loss) per share before extraordinary items.......   $   0.20        $    0.06
OTHER FINANCIAL DATA:
EBITDA(4)..........................................................   $ 13,606        $   2,356
EBIT...............................................................     10,536            1,863
Gross profit margin................................................       13.9%            15.7%
Depreciation and amortization(5)...................................   $  3,070        $     493
Capital expenditures...............................................        762               31
Hundredweight of rice sold(6)......................................     12,645            1,361
Net sales per hundredweight........................................   $  13.97        $   19.86
Ratio of earnings to fixed charges(7)..............................        1.4x             1.9x

---------------

(1) On May 26, 1993, the Company consummated the Acquisition which was accounted for as a purchase of ARI by Comet. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 to the Company's Consolidated Financial Statements.

(2) For a discussion of the various factors affecting operating results during the period indicated, such as the impact of the U.S. trade embargo of Iraq, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

(3) Represents primary earnings (loss) per share before extraordinary items applicable to common stock after preferred stock dividend requirements. Earnings per share are not presented for the year ended March 31, 1993 because the data presented is that of Comet, which was a wholly owned subsidiary of ERLY.

(4) EBITDA represents operating income before management fees, depreciation and amortization. The Company has included EBITDA data (which are not a measure of financial performance under generally accepted accounting principles) because it understands such data are used by certain investors to determine the Company's historical ability to service its indebtedness. EBITDA should not be considered by an investor as an alternative to net income, as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. For the cash flows for each of the Company and Pre-Acquisition ARI for the periods presented, see "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- Liquidity and Capital Resources."

(5) Excludes amortization of deferred financing costs included in interest expense.

(6) A hundredweight is equivalent to 100 pounds. A metric ton is equivalent to
    22.046 hundredweight.

(7) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs) and the portion of operating lease rental expenses that is representative of the interest factor (deemed to be one-third of the lease rentals). For the year ended March 31, 1993, Comet's earnings were inadequate to cover fixed charges by $9.6 million.

(8) EBITDA to pro forma cash interest expense, net of pro forma interest income on average cash balance. Pro forma for the Offering, the Company is estimated to have an average cash balance of $8.5 million earning 5.25% per annum. EBITDA to pro forma cash interest expense, net of pro forma total interest income would be 2.1x in fiscal 1995. For discussion of assumptions and adjustments underlying the pro forma financial data, see "Pro Forma Consolidated Financial Data."

(9) Represents total of notes payable, current portion of long-term debt and long-term debt.

                                  RISK FACTORS

     Prospective investors should consider carefully, in addition to the other information contained or incorporated by reference in this Prospectus, the following factors before purchasing the Mortgage Notes offered hereby.

HIGHLY LEVERAGED NATURE OF THE COMPANY


     The Company is highly leveraged and will continue to be highly leveraged after the consummation of the Offering. At March 31, 1995, ARI had Indebtedness (including the current portion thereof) of approximately $89.2 million, including approximately $31.0 million of borrowings under the Company's Revolving Credit Loan. A portion of the net proceeds of the Offering will be used to repay $86.3 million of ARI's existing Indebtedness, including all amounts outstanding under the Revolving Credit Loan. See "Use of Proceeds." At March 31, 1995, on a pro forma basis after giving effect to the Offering and the repayment of such outstanding Indebtedness, ARI would have had no outstanding senior Indebtedness other than $100.0 million represented by the Mortgage Notes and ARI's stockholders' equity would have been approximately $43.3 million. In addition, management expects that on the Closing Date approximately $26.0 million will be available to the Company for borrowing under the Revolving Credit Loan. See "Capitalization." ARI may incur additional Indebtedness in the future, including Indebtedness under the Revolving Credit Loan and by remarketing the Freeport IRBs. See "Description of Certain Indebtedness."


     The degree to which the Company is leveraged could have important consequences to holders of the Mortgage Notes. For example, ARI's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. Furthermore, certain of ARI's existing and anticipated future borrowings are and will continue to be at variable rates of interest, which causes ARI to be vulnerable to increases in interest rates. See "Description of Mortgage Notes" and "Description of Certain Indebtedness."

     Based upon its current level of operations, the Company believes that its cash flow from operations together with other available sources of liquidity will be adequate to meet ARI's anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments. Following the Offering, the Indenture will restrict ARI from incurring additional Indebtedness (other than under the Revolving Credit Loan and remarketing the Freeport IRBs) which requires principal payments prior to maturity of the Mortgage Notes. The ability of the Company to make scheduled payments or to refinance its obligations with respect to its Indebtedness depends on its financial and operating performance, which, in turn is subject to prevailing economic conditions and to financial, business and other factors, many of which are beyond ARI's control. There can be no assurance, however, that ARI will continue to generate cash flow sufficient to meet its obligations. In any event, a refinancing of all or a portion of its Indebtedness may not be available on terms acceptable to ARI, if at all, particularly in light of ARI's high levels of Indebtedness, the pledge of its significant production and intellectual property assets as security for the Mortgage Notes, the pledge of substantially all of ARI's assets to secure certain other Indebtedness to which ARI is or may become a party and the restrictive covenants in the Revolving Credit Loan and the Indenture.

INTERNATIONAL OPERATIONS

     The Company's foreign operations are exposed to certain political, economic and other risks inherent in doing business abroad, including exposure to potentially unfavorable changes in tax or other laws, partial or total expropriation, and the risks of war, terrorism and other civil disturbances for which the Company carries no insurance coverage. ARI's exports of rice products to many countries are limited by government quotas, levies or other restrictions or prohibitions on the importation of rice from the United States. In addition, the Company's rice business has been adversely affected in the past by armed conflicts, embargoes declared by the U.S. government, international political disagreements, civil unrest and political instability. Certain markets for ARI's rice products and certain of its operating facilities are located in developing nations and there can be no assurance that the occurrence of such events will not disrupt the Company's business in the future. The loss of any significant export rice market because of these events or conditions could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

     While the Company maintains a significant market share in most of its markets, the overall market for branded rice remains competitive both domestically and abroad. In general, competition in both domestic and international markets is based upon the quality of rice, brand recognition, price, quality of service, seller relationships with the purchasers and the ability to arrange financing. The Company's U.S. competitors in the domestic and export milled rice markets include Riviana Foods Inc., Riceland Foods, Inc., Producers Rice Mills, Inc., Continental Grain Company, Cargill Inc. and Farmers Rice Cooperative. There are other competitors in certain specialized marketing areas, such as Mars, Inc. (Uncle Ben's), Philip Morris Companies, Inc. (Minute) and the Quaker Oats Company (Rice-a-Roni), who typically have greater financial and other resources than the Company and may devote substantially greater resources to increase the amount of direct competition with the Company. Currently, no domestic company has more than 25% of the United States rice exporting business. In addition, the Company's competitors in the international rice trading markets include marketers from other exporting countries such as Thailand and Pakistan that compete on the basis of quality and price and marketers from other countries such as Vietnam and Burma that compete primarily based upon price. There can be no assurance that the Company will maintain its market position or improve its financial performance. See
"Business -- Competition."

GOVERNMENT SUPPORT PROGRAMS

     Price supports and other government programs have significant influence over ARI's net sales. The adoption of the Food Security Act of 1985 opened world markets to U.S. rice millers, processors and marketers and generally resulted in increased throughput from higher domestic and export sales beginning in April 1986. This legislation provides subsidies to rice producers so that rice can be milled at prices expected to be competitive in the world market. The Food Security Act of 1985 originally was only applicable to crops produced through 1990; however, through the Food, Agriculture, Conservation and Trade Act of 1990, these price supports have been extended to crops produced through the crop year 1995. There can be no assurance that the currently favorable provisions of such legislation will be extended into future periods or will not be amended due to budgetary or other governmental constraints. Proposals to significantly limit or eliminate altogether federal farm price support programs have been introduced in the United States Congress and if such legislation is enacted, there could be a significant impact on the supply and price of U.S. grown rice. Management believes that, should such a change occur, any adverse effect would be of limited duration because (i) domestic prices would adjust to a point of economic equilibrium with imports which would justify adequate production by U.S. growers using alternate or fallow acreage and employing economies of scale and (ii) any shortage of U.S. grown rice due to termination of price supports could be offset by imports from other countries using ARI's cost efficient bulk handling facilities at the Freeport, Texas deep water port and ARI's other strategically located packaging facilities.

FLUCTUATIONS IN WORLD RICE PRICES

     The Company buys its rough and milled rice on the open market from various independent growers and suppliers at prices that are subject to worldwide market fluctuations in rice prices. Historically, world market prices for rice have fluctuated in response to a number of factors, including changes in domestic governmental farm support programs, changes in international agriculture and trading policies and weather conditions during the growing and harvesting seasons in the world's major rice growing regions. Increases in rice prices can have a significant adverse short-term effect on the Company's results of operations. ARI's opportunities to reduce the risk of short-term fluctuations in rice prices by utilizing the commodity futures market are limited by the relatively small size of the existing rice futures market. Historically, the volume of rice covered by futures contracts has been immaterial and management does not anticipate that this will change. No assurance can be given that future fluctuations in world rice prices will not have an adverse short-term effect on ARI's results of operations.

ABILITY TO REALIZE ON COLLATERAL

     The Mortgage Notes will be secured by the Collateral pursuant to the Collateral Documents (as defined), which include (i) the Freeport Deed of Trust creating a second priority security interest in the Company's leasehold interests in the Freeport Facility that is junior only to $13.3 million in aggregate principal amount of the Company's Freeport IRBs, which currently are held by the Company and will be pledged to the holders of the Mortgage Notes until such time as the Company remarkets the Freeport IRBs in accordance with the terms of the Indenture; (ii) the Maxwell Deed of Trust creating a first priority security interest in the Company's fee and leasehold interests in the Maxwell Facility; (iii) the Stuttgart Mortgage creating a first priority security interest in the Company's fee interest in the Stuttgart Facility; (iv) pledge agreements creating first priority security interests in the capital stock of the Company held by ERLY (other than 200,000 shares of the Company's Series B Preferred Stock pledged to the holders of the Company's Series C Preferred Stock), the capital stock of the Company's subsidiaries held by the Company, the ERLY Intercompany Notes and the Subsidiary Intercompany Notes; (v) a security agreement creating a first priority security interest in all registered U.S. trademarks, and a security interest in all other registered trademarks, owned or licensed by the Company; and (vi) a pledge of all proceeds of the foregoing. The Freeport Facility is subject to a first deed of trust securing the Freeport IRBs, which if foreclosed upon would extinguish the Lien (as defined) on the Freeport Facility in favor of the Trustee and would result in the proceeds of a foreclosure sale being applied first to the Freeport IRBs. The Collateral (other than the capital stock of the Company and the Company's subsidiaries, the ERLY Intercompany Notes and the Subsidiary Intercompany Notes) is subject to liens in favor of the lender under the Revolving Credit Loan that will be subordinate to the liens in such Collateral granted to the Trustee under the Collateral Documents. The rights of the Trustee and the lender under the Revolving Credit Loan will be subject to the terms of an Intercreditor Agreement (as defined), that will include the right of such lender, under the Revolving Credit Loan, for a period of 90 days, to access and utilize the Company's rice processing facilities to create additional inventory and affix the Company's trademarks to such inventory, which right may adversely impact the ability of the Trustee to sell such facilities and trademarks, and the value realized therefrom, in the event of foreclosure under the Indenture and the Collateral Documents. See "Description of Mortgage Notes -- Security."

     The Trustee's ability to realize upon real property collateral is limited and restricted by the laws of the applicable states in which the real property is located. For example, California has adopted a "one-form-of-action rule," under which the trustor under a deed of trust on California real property may require a creditor to exhaust its real property collateral before seeking a judgment on the debt (whether in or out of California). Exercising a right of setoff or otherwise proceeding against the trustor's assets in which the creditor does not have a perfected Lien or failing to proceed against real property collateral before seeking to enforce the trustor's obligations may result in the loss of the liens on the real property and any right to pursue other remedies, including a legal action to collect the debt. Moreover, such consequences may also result from any such actions taken by a single holder of Mortgage Notes. In addition, certain states, including California and Texas, have adopted "anti-deficiency laws," which may restrict the ability of the Trustee or the holders of the Mortgage Notes to obtain a deficiency judgment against the Company after a foreclosure or limit the amount that may be recovered in an action to recover deficiencies. In general, any foreclosure must be conducted in accordance with the laws of the applicable states. Accordingly, there can be no assurance that the holders of the Mortgage Notes will be able to realize upon the Collateral in an amount sufficient to satisfy the Mortgage Notes or that they will be able to obtain recourse against other assets of the Company, even as unsecured creditors, if the value of the Collateral which is foreclosed upon is insufficient to satisfy the Mortgage Notes.

     The land, improvements and certain equipment at the Freeport Facility and a portion of the land, improvements and equipment at the Maxwell Facility are leasehold properties. Accordingly, the Liens upon such Collateral are subject to the terms of the applicable leases and the rights of the landlords thereunder in the event of a breach of the lease, including the right to terminate the leases. If any such lease were terminated, the Company would lose possession of the leasehold properties and its ability to conduct operations on the premises, and the Liens in favor of the Trustee would be extinguished. The terms of the leases provide that notices of default must be delivered to a mortgagee of which the landlord has notice (and the Indenture will require the Company to give notices in accordance with the leases) and such mortgagee has certain rights to cure certain defaults within specified time periods. However, the Trustee has no obligation under the Indenture to cure such defaults unless so instructed by the holders of a majority of the outstanding Mortgage Notes. There can, therefore, be no assurance that any defaults under the leases will be timely cured, or that the leases will not be terminated and, consequently, the Liens on the Collateral lost. Further, the leases contain restrictions on assignment which may affect the ability of the Trustee to dispose of the Collateral following a foreclosure. Finally, if the Company or the landlord were to become the debtor in a bankruptcy proceeding, the leases could be rejected, which may result in the loss of the leasehold interests as Collateral, or may be assumed and assigned.

NO ASSURANCE AS TO VALUE OF ASSETS


     If an Event of Default (as defined) occurs with respect to the Mortgage Notes, there can be no assurance that the liquidation of the Collateral securing the Mortgage Notes would produce proceeds in an amount sufficient to pay the principal of or accrued and unpaid interest on the Mortgage Notes. The Company has obtained appraisals dated as of May 31, 1995 and June 1, 1995, of the Freeport Facility and the Maxwell Facility, respectively, together with the Company's registered U.S. trademarks associated with each such facility, both on a going concern basis, reflecting valuations of approximately $91.0 million and $45.0 million, respectively. The Company did not obtain appraisals for the other assets of the Company that constitute Collateral. Caution generally should be exercised in evaluating appraisal results. An appraisal is only an estimate of value and should not be relied upon as a proven measure of realizable value. Moreover, a valuation of the Freeport Facility and the Maxwell Facility on a liquidation basis likely would result in a significantly lower valuation than reflected by the preliminary appraisals. It is likely that a forced sale of the Collateral would provide proceeds far below the values set forth in the preliminary appraisals.


CERTAIN BANKRUPTCY CONSIDERATIONS

     The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default on the Mortgage Notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company, whether by a holder of the Mortgage Notes or another creditor (including a junior creditor), prior to such repossession and disposition. Under applicable bankruptcy law, secured creditors such as the holders of the Mortgage Notes are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, applicable bankruptcy laws permit debtors to continue to retain and to use the collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, at such time and in such amount as the court in its discretion may determine, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Mortgage Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral and whether or to what extent the holders of the Mortgage Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection." If the bankruptcy court determines that the value of the Collateral is not sufficient to repay the Mortgage Notes, holders of the Mortgage Notes would not be permitted to receive payments or accrue interest, costs or attorneys' fees during the term of the case.

CONTROL BY CERTAIN STOCKHOLDERS

     The principal stockholders of ERLY, Gerald D. Murphy and his son, Douglas
A. Murphy, each of whom is a director and an officer of ERLY, are the direct and indirect record and beneficial owners of 1,517,191 shares, representing approximately 37.4% of the outstanding shares of common stock of ERLY, and 506,502 shares, representing 12.5% of the outstanding shares of common stock of ERLY, respectively. Accordingly, by virtue of ERLY's direct control of the Company (of which ERLY owns 81% of the voting power), in connection with matters submitted to a vote of ERLY's shareholders, such as the election of ERLY's Board of Directors, the Murphy's collectively will be able to significantly influence the direction and future operations of the Company. See "Management" and "Security Ownership of Certain Beneficial Owners and Management."

CHANGE OF CONTROL

     The Indenture governing the Mortgage Notes provides that, upon the occurrence of a Change of Control (as defined in the Indenture), the holders of the Mortgage Notes will have the right to require the Company to repurchase their Mortgage Notes at a price equal to the lesser of 101% or the optional redemption price then applicable of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of repurchase. In addition, a Change of Control may constitute a default under the Revolving Credit Loan. If a Change of Control were to occur, the Company may not have the financial resources to repay all of its obligations under the Revolving Credit Loan, the Indenture and any other indebtedness that may become payable upon the occurrence of such Change of Control.

ENVIRONMENTAL MATTERS

     The Company is subject to federal, state and local laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous materials (collectively, "Environmental Laws"). The Company believes that it currently conducts its operations, and in the past has operated its business, in substantial compliance with applicable Environmental Laws. From time to time, operations of the Company may result in noncompliance with or liability for cleanup pursuant to Environmental Laws. However, the Company believes that any such noncompliance or liability under current Environmental Laws would not have a material adverse effect on its results of operations and financial condition. See
"Business -- Environmental Matters." Any environmental problems at the Company's properties could adversely affect the value of the Collateral or the ability of the Trustee to foreclose on the Collateral.

RISK OF ADVERSE TAX CHARACTERIZATION

     The Mortgage Notes provide for payment of both Fixed Interest and Contingent Interest, which is based on the Company's operating results and is calculated as a fixed percentage of the Company's Consolidated Cash Flow for such periods. The Mortgage Notes and the Indenture have legal and other economic terms typically contained in instruments evidencing indebtedness and are intended to create a debtor-creditor relationship between the Company and the holders of the Mortgage Notes. Based on advice of tax counsel, the Company intends to treat the Mortgage Notes as indebtedness for federal income tax purposes. If the Company's treatment of the Mortgage Notes is not upheld, some or all of the payments on the Mortgage Notes may be recharacterized and the holders may face other adverse tax consequences. See "Material Federal Income Tax Consequences."

ABSENCE OF PUBLIC MARKET FOR THE MORTGAGE NOTES

     Prior to the Offering, there has been no public market for the Mortgage Notes. The Company has been advised by the Underwriter that it presently intends to make a market in the Mortgage Notes after the Offering, as permitted by applicable laws and regulations; however, the Underwriter is not obligated to do so, and any such market making, if commenced, may be discontinued at any time without notice. The Company does not intend to apply for the listing of the Mortgage Notes on any national securities exchange and no assurance can be given that an active public market for the Mortgage Notes will develop. If a market for the Mortgage Notes does not develop or is not maintained, holders of Mortgage Notes may not be able to resell the Mortgage Notes for an extended period of time, if at all. If a market for the Mortgage Notes were to develop, future trading prices of the Mortgage Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations, the market for similar securities (which market is subject to various pressures, including, but not limited to, fluctuating interest rates), general economic conditions and other factors. No assurance can be given that a holder of Mortgage Notes will be able to sell such Mortgage Notes in the future or that such sale will be at a price equal to or greater than the initial offering price of the Mortgage Notes. See "Underwriting."

                                  THE COMPANY

     The Company's rice business dates back to 1901 when the predecessor company to Comet was formed in Beaumont, Texas. Comet rice, named after the appearance of Halley's Comet during a product presentation, was the first rice to be sold in branded packages and was widely advertised and marketed as a brand of high quality rice. In 1952, the predecessor company to Comet merged with Wonder Rice Mills, Inc. of Stuttgart, Arkansas and Adolphus Rice Mills, Inc. of Houston, Texas, which added the Wonder(R) and Adolphus(R) brand names to the product line, as well as the Stuttgart Facility. This rice milling business was purchased in 1970 by Early California Industries Inc. ("Early"), a California company engaged in agribusiness. In 1972, Early formed Comet as a new subsidiary into which Early transferred all of its rice business assets, including its trademarks. In 1979, Comet acquired United Rice Growers and Millers which owned the Maxwell Facility. This facility remains the Company's primary milling facility in the California rice producing region. Early changed its name to ERLY Industries Inc. in 1985.

     In 1986, Comet and American Rice, Inc., a Texas agricultural cooperative marketing association formed in 1969 comprised primarily of rice growers (the "ARI Cooperative"), formed a joint venture known as Comet American Marketing ("CAM") for the purpose of conducting joint domestic marketing operations. In connection with the formation of CAM, both companies contributed virtually all of their domestic brands to CAM and Comet transferred certain processing and packaging equipment, packaging supplies and production responsibilities to the ARI Cooperative. ARI was incorporated in 1987 by the ARI Cooperative and in 1988, the ARI Cooperative contributed all of its assets to the Company in exchange for 52% of ARI's voting capital stock, which the ARI Cooperative distributed to its members. Comet obtained the remaining 48% of ARI's voting capital stock in exchange for contributing to the Company cash and Comet's 50% interest in CAM. On May 26, 1993, ERLY consolidated its ownership interests in the Company and Comet through the Acquisition, pursuant to which ERLY transferred all of the operating assets and liabilities of Comet to ARI in exchange for shares of voting preferred stock that gave ERLY an additional 33% of the voting power of ARI. As a result of the Acquisition, ERLY holds 81% of the voting power of the Company, comprised of a 32% direct common stock equity interest and an additional 49% voting preferred stock interest.

     As a result of the Acquisition, the Company diversified the market for its products, expanded its share of both the domestic and export rice markets, increased its sources of supply of rough rice and reduced its operating costs. The Acquisition reduced manufacturing and distribution costs and increased gross margins by allowing ARI to process and package products closer to the ultimate customer and thereby utilize total capacity more efficiently. The Acquisition also enabled ARI to better utilize its milling facilities due to increased availability of bank credit lines and working capital, which in turn allowed ARI to purchase additional raw product from a larger growing area and to sell to additional export markets. Management believes the Acquisition has significantly improved ARI's ability to manage short-term fluctuations in the cost of rough rice by expanding and further diversifying its markets for milled rice. Management also believes the Acquisition will continue to favorably impact future operating results as additional synergies from the Acquisition are fully realized.

     The chart below illustrates the current organizational structure of the Company, its subsidiaries and its parent, ERLY, which holds 81% of the voting power of the Company as a result of the Acquisition:


                                   [CHART]



     The common stock of ERLY is directly and indirectly owned of record and beneficially in the aggregate percentage of 47.2% by Gerald D. Murphy, Douglas
A. Murphy and William H. Burgess, each of whom are directors of ARI and, in the case of Gerald D. Murphy and Douglas A. Murphy, officers of ARI. See "Security Ownership of Certain Beneficial Owners and Management" and "Management."


     The Company's principal executive offices are located at 16825 Northchase Drive, Suite 1600, Houston, Texas 77060, telephone number (713) 873-8800.

                                USE OF PROCEEDS

     The Company intends to use the proceeds from the sale of the Mortgage Notes as follows (in millions):


    Repayment of Revolving Credit Loan(1).......................................  $ 26.0
    Repayment of Term Loan(2)...................................................    53.0
    Repayment of Maxwell Mortgage(3)............................................     1.0
    Intercompany loan to ERLY(4)................................................    10.5
    Cash for working capital....................................................     5.0
    Estimated fees and expenses.................................................     4.5
                                                                                  ------
         Total..................................................................  $100.0
                                                                                  ======


---------------

(1) Proceeds will be used to repay Indebtedness outstanding under the Company's $47.5 million Revolving Credit Loan, which was amended as of June 30, 1995 (as amended, the "Revolving Credit Loan"). The Revolving Credit Loan bears interest at the prime rate of interest plus 0.5% and will mature on May 24, 1996, subject to renewal. The outstanding loan balance on the Revolving Credit Loan at March 31, 1995 was approximately $31.0 million and at June 30, 1995 was approximately $26.6 million. The Company anticipates that the outstanding balance will be decreased by approximately $0.6 million prior to the Closing Date. See "Certain Relationships and Related
    Transactions -- Transactions with Affiliates." The average balance outstanding during fiscal 1995 was approximately $23.1 million. The interest rate on the Revolving Credit Loan ranged from 8.25% to 11.0% per annum over the year ended March 31, 1995.



(2) Comprised of three term notes under a single loan agreement (the "Term Loan"), which notes bear interest at varying rates. The blended rate of interest for the Term Loan was 12.3% per annum at March 31, 1995. These notes mature on September 27, 1996, March 31, 1997 and December 31, 1997.


(3) Represents a mortgage note with a remaining principal balance of approximately $0.95 million secured by the Maxwell Facility, which bears interest at an interest rate of 10% per annum and matures on October 1, 2000 (the "Maxwell Mortgage").


(4) The Company will make a loan to ERLY on the Closing Date that will be
    evidenced by a promissory note payable to the Company (the "     % ERLY
    Intercompany Note"), which will bear interest at approximately the same interest rate as the Mortgage Notes and mature one year and one day prior to
    the Maturity Date (as defined). The    % ERLY Intercompany Note will be
    payable by offset against payments due ERLY from ARI under the Tax Sharing Agreement (as defined) entered into in connection with the Acquisition. It is anticipated that payments due ERLY under the Tax Sharing Agreement will
    approximate the amount of interest accrued annually under the    % ERLY
    Intercompany Note. As a proportion to total costs, fees and expenses attributable to the $10.5 million loan are approximately $470,000. ERLY intends to use the proceeds of the loan from the Company primarily to repay a loan with an outstanding balance of approximately $9.6 million (the "Juice Debt") owed to Internationale Nederlanden (U.S.) Capital Corporation ("ING Capital") by ERLY Juice Inc., a wholly owned subsidiary of ERLY that has discontinued operations, which Juice Debt is guaranteed by ERLY. Partial consideration for the Company's loan to ERLY is the pledge by ERLY of the ARI capital stock owned by ERLY. ERLY holds 81% of the voting power of the Company and shares some common officers and directors with the Company. See "Certain Relationships and Related Transactions -- Transactions with Affiliates" and "Security Ownership of Certain Beneficial Owners and Management."

                                 CAPITALIZATION


     The following table sets forth the consolidated capitalization of the Company at June 30, 1995, and as adjusted to give pro forma effect to the sale of the Mortgage Notes and the application of the net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto, included elsewhere in this Prospectus.



                                                                              JUNE 30, 1995
                                                                        --------------------------
                                                                        HISTORICAL     AS ADJUSTED
                                                                        ----------     -----------
                                                                              (IN THOUSANDS)
CASH AND CASH EQUIVALENTS.............................................   $   2,742      $   7,308
                                                                          ========       ========
CURRENT DEBT:
  Revolving Credit Loan...............................................   $  26,634      $      --
  Short-term notes(1).................................................       3,866          3,866
  Current portion of long-term debt...................................       6,727             --
                                                                          --------       --------
          Total current debt..........................................      37,227          3,866
                                                                          --------       --------
LONG-TERM DEBT, LESS CURRENT MATURITIES:
    % Mortgage Notes due 2002.........................................          --        100,000
  Term Loan...........................................................      46,285             --
  Maxwell Mortgage....................................................         788             --
                                                                          --------       --------
          Total long-term debt, less current maturities...............      47,073        100,000
                                                                          --------       --------
STOCKHOLDERS' EQUITY:
  Preferred stock, par value $1.00 per share; 4,000,000 shares
     authorized; 3,877,777 shares issued and outstanding..............       3,878          3,878
  Common stock, par value $1.00 per share; 10,000,000 shares
     authorized; 2,443,892 shares issued and outstanding..............       2,444          2,444
  Additional paid-in capital..........................................      25,286         25,286
  Retained earnings...................................................      13,728         13,459
  Cumulative foreign currency translation adjustments.................        (748)          (748)
                                                                          --------       --------
          Total stockholders' equity..................................      44,588         44,319
                                                                          --------       --------
TOTAL CAPITALIZATION..................................................   $ 128,888      $ 148,185
                                                                          ========       ========


---------------

(1) Includes $3.8 million payable by ARI-Vinafood, of which $1.0 million was due, in U.S. dollars, on August 10, 1995 and has been replaced with new debt due at the earlier of 90 days or upon collection of customer documentary letters of credit and the remaining $2.8 million is due in Vietnamese dong with dates of maturity varying between August 31, 1995 and September 16, 1995. See "Description of Certain Indebtedness -- ARI-Vinafood Short-Term Notes."

                     PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma consolidated financial data have been prepared by the Company based upon certain adjustments to the Company's audited financial statements for the year ended March 31, 1995. The pro forma condensed consolidated operating data give effect to the Offering as if it had occurred on April 1, 1994. The pro forma condensed consolidated balance sheet data give effect to the Offering as if it had occurred on March 31, 1995. The pro forma condensed consolidated financial data are not necessarily indicative of the actual operating results or financial position that would have occurred or the future operating results that will occur as a consequence of the Offering. This information should be read in conjunction with "Capitalization," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the notes thereto, included elsewhere in this Prospectus.

PRO FORMA CONDENSED CONSOLIDATED OPERATING DATA

                                                                     YEAR ENDED MARCH 31, 1995
                                                                ------------------------------------
                                                                              OFFERING
                                                                HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                                ----------   -----------   ---------
                                                                           (IN THOUSANDS)
OPERATING DATA:
Net sales.....................................................   $ 373,050     $    --     $ 373,050
Cost of sales.................................................     332,236          --       332,236
                                                                  --------     -------      --------
  Gross profit................................................      40,814          --        40,814
Selling, general and administrative expenses..................      23,235          --        23,235
Interest expense(1)...........................................      12,344       2,423        14,767
Interest income(2)............................................        (727)     (1,798)       (2,525)
Other income..................................................        (153)         --          (153)
                                                                  --------     -------      --------
  Pre-tax income..............................................       6,115        (625)        5,490
Provision for income taxes(3).................................       2,202        (225)        1,977
                                                                  --------     -------      --------
  Net earnings................................................   $   3,913     $  (400)    $   3,513
                                                                  ========     =======      ========

---------------

(1)  The pro forma adjustment to interest expense is computed as follows (in thousands):
       $100.0 million of Mortgage Notes...............................................  $13,000
       $2.9 million of 15% short-term notes...........................................      441
         Pro forma cash interest expense..............................................   13,441
       Contingent Interest on Mortgage Notes*.........................................      683
       Less: interest expense related to existing debt................................  (12,344)
       Amortization of $4.5 million of deferred financing costs related to the
       Offering.......................................................................      643
         Pro forma adjustment to interest expense.....................................  $ 2,423
     * Contingent Interest is computed based upon the Company's fiscal 1995 EBITDA of $22.8 million and is not included in pro forma cash interest expense because the Company's Fixed Charge Coverage Ratio is less than 2.0x.
(2)  The pro forma adjustment to interest income is computed as follows (in thousands):
       $10.5 million of   % ERLY Intercompany Note....................................  $ 1,365
       $11.9 million of 6.0% ERLY Intercompany Note (as defined)......................      714
       $8.5 million of 5.25% pro forma average cash balance...........................      446
         Pro forma total interest income..............................................    2,525
       Less: interest income related to existing ERLY Intercompany Notes and other
       investments....................................................................     (727)
         Pro forma adjustment to interest income......................................  $ 1,798
         Pro forma cash interest expense, net of pro forma interest income on average cash balance.................................................................  $12,995
         Pro forma cash interest expense, net of pro forma total interest income......  $10,916
(3)  The pro forma income tax expense is computed based on an assumed effective tax rate of
     36%.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                                         MARCH 31, 1995
                                                            ----------------------------------------
                                                                            OFFERING
                                                            HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                            ----------     -----------     ---------
                                                                         (IN THOUSANDS)
ASSETS:
Cash and cash equivalents.................................   $   1,864      $  (1,298)     $     566
Other current assets......................................      87,872             --         87,872
                                                              --------       --------       --------
     Total current assets.................................      89,736         (1,298)        88,438
Property, plant and equipment, net........................      41,386             --         41,386
Other assets(1)...........................................      46,378         13,617         59,995
                                                              --------       --------       --------
     Total assets.........................................   $ 177,500      $  12,319      $ 189,819
                                                              ========       ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Total debt(2).............................................   $  89,237      $  13,702      $ 102,939
Other liabilities(3)......................................      44,051           (498)        43,553
Total stockholders' equity(3).............................      44,212           (885)        43,327
                                                              --------       --------       --------
     Total liabilities and stockholders' equity...........   $ 177,500      $  12,319      $ 189,819
                                                              ========       ========       ========

---------------

(1) Reflects the following adjustments to other assets (in thousands):
       Deferred financing costs related to the Offering...............      $   4,500
         % ERLY Intercompany Note.....................................         10,500
       Debt issuance costs related to existing debt...................         (1,383)
                                                                             --------
          Increase in other assets....................................      $  13,617
                                                                             ========
(2) Reflects the following adjustments to total debt (in thousands):
       Reduction of existing debt.....................................      $ (86,298)
       Issuance of the Mortgage Notes.................................        100,000
                                                                             --------
          Increase in total debt......................................      $  13,702
                                                                             ========
(3) Reflects write-off of debt issuance costs on existing debt, net of related income taxes.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following tables set forth selected consolidated financial data of the Company for the years ended March 31, 1991 to 1995, for the three-month periods ended June 30, 1994 and 1995, and for Pre-Acquisition ARI for the years ended March 31, 1991 to 1993 and the period from April 1, 1993 to May 26, 1993. The selected consolidated financial data are derived from the audited financial statements of the Company and of Pre-Acquisition ARI, except for the period from April 1, 1993 to May 26, 1993, and the three-month periods ended June 30, 1994 and 1995 which are unaudited. The unaudited financial statements include all adjustments which are, in the opinion of management, necessary for a fair presentation of the results of operations for the period, all of which are of a normal, recurring nature. The Company's consummation of the Acquisition on May 26, 1993 was accounted for as a purchase by Comet of stock in Pre-Acquisition ARI in exchange for all of the operating assets and liabilities of Comet, and following the Acquisition Comet distributed its equity interest in ARI to ERLY. As a result, the Company's consolidated financial data prior to the Acquisition reflects the operations of Comet rather than Pre-Acquisition ARI. Accordingly, consolidated financial data of the Company contained in this Prospectus are not directly comparable between fiscal years. The Company's audited financial statements for the years ended March 31, 1991 to 1993 and the period from April 1, 1993 to May 26, 1993, included in the audited financial statements for the year ended March 31, 1994, represent the results of the Company, including the Company's share of Pre-Acquisition ARI results, using the equity method due to the Company's 48% interest in Pre-Acquisition ARI prior to the Acquisition. For all periods after May 26, 1993, the Company's Consolidated Financial Statements include the results of Pre-Acquisition ARI and Comet. The information in the tables should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the notes thereto, included elsewhere in this Prospectus.



                                                        COMET(1)                                   ARI(1)
                                            --------------------------------    --------------------------------------------
                                                                                                            THREE MONTHS
                                                              YEAR ENDED MARCH 31,                         ENDED JUNE 30,
                                            --------------------------------------------------------    --------------------
                                              1991      1992(2)     1993(2)       1994        1995        1994        1995
                                            --------    --------    --------    --------    --------    --------    --------
                                                  (IN THOUSANDS, EXCEPT RATIOS, PER SHARE AND PER HUNDREDWEIGHT DATA)
OPERATING DATA:
Net sales.................................  $218,919    $214,090    $169,617    $284,464    $373,050    $105,706    $ 86,392
Gross profit..............................    17,767      11,684       8,363      36,418      40,814      11,323       9,537
Selling, general and administrative
  expenses................................     7,646       8,419      10,779      21,497      23,235       5,272       5,771
Earnings (loss) before extraordinary
  items...................................       716      (5,638)    (11,265)      3,465       3,913       2,010         376
Primary earnings (loss) per share before
  extraordinary items(3)..................        --          --          --    $  (0.45)   $  (0.83)   $   0.16    $  (0.45)
OTHER FINANCIAL DATA:
EBITDA(4).................................  $ 14,889    $  7,828    $  1,497    $ 19,839    $ 22,751    $  7,326    $  5,031
EBIT......................................    12,046       5,190        (316)     16,017      18,501       6,281       3,998
Management fees...........................     1,925       1,925       2,100       1,096         922         230         232
Gross profit margin.......................       8.1%        5.5%        4.9%       12.8%       10.9%       10.7%       11.0%
Depreciation and amortization(5)..........  $  2,843    $  2,638    $  1,813    $  3,822    $  4,250    $  1,045    $  1,033
Capital expenditures......................     2,923         772       2,651       2,844       3,562       1,625       1,422
Hundredweight of rice sold(6).............    15,114      14,463      12,918      17,114      22,304       6,155       5,098
Net sales per hundredweight...............  $  14.48    $  14.80    $  13.13    $  16.62    $  16.73    $  17.17    $  16.94
Ratio of earnings to fixed charges(7).....       1.4x         --          --         1.5x        1.4x         --         1.1x



                                                                   MARCH 31,
                                            --------------------------------------------------------                JUNE 30,
                                              1991        1992        1993        1994        1995                    1995
                                            --------    --------    --------    --------    --------                --------
                                                                 (IN THOUSANDS)                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.................  $  1,991    $  1,057    $  2,740    $  1,721    $  1,864                $  2,742
Current assets............................    76,661      76,335      32,681      86,448      89,736                  75,449
Total assets..............................   143,102     124,602      74,325     175,070     177,500                 163,705
Total debt(8).............................    88,709      81,160      47,953      95,084      89,237                  84,300
Total stockholders' equity................    25,596      19,304      12,699      40,299      44,212                  44,588


---------------
(Footnotes on following page)

                                                                               PRE-ACQUISITION ARI(1)
                                                              ---------------------------------------------------------
                                                                                                          PERIOD FROM
                                                                      YEAR ENDED MARCH 31,               APRIL 1, 1993
                                                              ------------------------------------            TO
                                                                1991          1992          1993        MAY 26, 1993(1)
                                                              --------      --------      --------      ---------------
                                                                   (IN THOUSANDS, EXCEPT RATIOS, PER SHARE AND PER
                                                                                 HUNDREDWEIGHT DATA)
OPERATING DATA:
Net sales...................................................  $198,462      $176,201      $176,619          $27,025
Gross profit................................................    15,023        13,982        24,580            4,243
Selling, general and administrative expenses................    14,776        13,104        14,163            2,380
Earnings (loss) before extraordinary items..................    (5,777)       (5,432)        3,250              888
Primary earnings (loss) per share before extraordinary
  items.....................................................  $  (0.47)     $  (0.44)     $   0.20          $  0.06
OTHER FINANCIAL DATA:
EBITDA(4)...................................................  $  3,912      $  4,308      $ 13,606          $ 2,356
EBIT........................................................       547         1,178        10,536            1,863
Management fees.............................................       300           300           119               --
Gross profit margin.........................................       7.6%          7.9%         13.9%            15.7%
Depreciation and amortization(5)............................  $  3,365      $  3,130      $  3,070          $   493
Capital expenditures........................................       830           517           762               31
Hundredweight of rice sold(6)...............................    14,058        12,026        12,645            1,361
Net sales per hundredweight.................................  $  14.12      $  14.65      $  13.97          $ 19.86
Ratio of earnings to fixed charges(9).......................        --            --           1.4x             1.9x

                                                                           MARCH 31,
                                                              ------------------------------------
                                                                1991          1992          1993
                                                              --------      --------      --------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  3,864      $  1,251      $  1,926
Current assets..............................................    44,916        36,983        46,050
Total assets................................................   105,957        95,515       102,178
Total debt(8)...............................................    65,300        67,196        64,116
Total stockholders' equity..................................    18,633        13,201        16,451

---------------

(1) On May 26, 1993, the Company consummated the Acquisition, which was accounted for as a purchase of ARI by Comet. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 to the Company's Consolidated Financial Statements.

(2) For a discussion of the various factors affecting operating results during the period indicated, such as the impact of the U.S. trade embargo of Iraq, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

(3) Represents primary earnings (loss) per share before extraordinary items applicable to common stock after preferred stock dividend requirements. Earnings per share are not presented for the years ended March 31, 1991 to 1993 because the data presented is that of Comet, which was a wholly owned subsidiary of ERLY.

(4) EBITDA represents operating income before management fees, depreciation and amortization. The Company has included EBITDA data (which are not a measure of financial performance under generally accepted accounting principles) because it understands such data are used by certain investors to determine the Company's historical ability to service its indebtedness. EBITDA should not be considered by an investor as an alternative to net income, as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. For the cash flows for each of the Company and Pre-Acquisition ARI for the periods presented, see "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- Liquidity and Capital Resources."

(5) Excludes amortization of deferred financing costs included in interest expense.

(6) A hundredweight is equivalent to 100 pounds. A metric ton is equivalent to
    22.046 hundredweight.

(7) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs) and the portion of operating lease rental expenses that is representative of the interest factor (deemed to be one-third of the lease rentals). For the years ended March 31, 1992 and 1993, earnings were inadequate to cover fixed charges by $3.0 million and $9.6 million, respectively.

(8) Represents total of notes payable, current portion of long-term debt and long-term debt.

(9) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs) and the portion of operating lease rental expenses that is representative of the interest factor (deemed to be one-third of the lease rentals). For the years ended March 31, 1991 and 1992, earnings were inadequate to cover fixed charges by $6.0 million and $5.4 million, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with "Selected Consolidated Financial Data" and the Company's Consolidated Financial Statements and the notes thereto, included elsewhere in this Prospectus.

OVERVIEW

     The Company purchases and processes rough rice into branded and commodity rice for sale in both international and domestic markets. Demand for branded rice products, which have accounted for approximately 70% of the Company's net sales over the last two fiscal years, is relatively constant and margins are typically higher than those for commodity rice products. Demand for commodity rice products is relatively constant globally, but demand for U.S. grown commodity rice is dependent upon supply and its cost relative to other sources of supply. Supply and cost for both branded and commodity products depend on many factors including governmental actions, crop yields and weather, and such factors can persist through one or more fiscal years. An example of this occurred in late 1993 when rough rice prices approximately doubled as a result of shortages caused by poor weather conditions in Japan and the entry of Japan into the world market as a net importer of rice. Following this significant price increase, prices then fell from January 1994 to July 1994 by approximately 50% to September 1993 levels as supplies of rice in that country improved and world markets stabilized.

     The Company generally benefited from the price variability experienced in the 1993 to 1994 period because the Company was able to increase sales prices in some markets, the Company was able to sell rice inventories acquired at lower prices at increased sales prices, and the Company participated in the Japanese business through its California facilities. In general, management believes that it is insulated from many of the effects of rough rice price fluctuations for the following reasons: (i) the Company's net sales are proportionally weighted towards relatively higher margin branded products, (ii) approximately one-half of the Company's rough rice purchases, excluding rough rice milled under contract for others, are made as spot market purchases and matched against commodity orders at prices providing a favorable margin to costs, (iii) the Company's high rice inventory turnover rate of approximately five times per year reduces the Company's exposure to seasonal price fluctuations, and (iv) the Company's diversity of rice sources and rice customers increases the ability of the Company to take advantage of supply and demand imbalances.

     The Company competes in all major rice importing regions in the world, including the Caribbean, Latin America, Middle East and Asia, as well as within the United States and Canada. In fiscal 1995, the Company marketed rice in 44 foreign countries with no foreign country accounting for more than 13% of net sales. The following tables summarize the regional concentrations of net sales of the Company and Pre-Acquisition ARI during the past three years and for the three months ended June 30, 1994 and June 30, 1995:



                                               COMET                        ARI
                                              --------   -----------------------------------------
                                                                                  THREE MONTHS
                                                   YEAR ENDED MARCH 31,          ENDED JUNE 30,
                                              ------------------------------   -------------------
                                                1993       1994       1995       1994       1995
                                              --------   --------   --------   --------   --------
                                                                 (IN THOUSANDS)
NET SALES BY REGION:
  Domestic sales:
     United States and Canada...............  $ 77,199   $102,624   $129,271   $ 32,658   $ 31,431
                                              --------   --------   --------   --------   --------
  Export sales:
     Middle East............................    46,209     89,782     91,449     13,323     33,842
     Caribbean, Mexico, and South America...    32,744     38,935     84,806     20,926     16,800
     Asia...................................       670     42,838     49,963     36,481      3,842
     Europe.................................    10,593      6,260     13,632      2,306        467
     Africa.................................     2,114      4,012      3,864         --         --
     Other..................................        88         13         65         12         10
                                              --------   --------   --------   --------   --------
       Total export sales...................    92,418    181,840    243,779     73,048     54,961
                                              --------   --------   --------   --------   --------
  Total net sales...........................  $169,617   $284,464   $373,050   $105,706   $ 86,392
                                              ========   ========   ========   ========   ========


                                                  PRE-ACQUISITION ARI
                                               --------------------------
                                                             PERIOD FROM
                                               YEAR ENDED   APRIL 1, 1993
                                               MARCH 31,     TO MAY 26,
                                                  1993          1993
                                               ----------   -------------
                                                     (IN THOUSANDS)
NET SALES BY REGION:
  Domestic sales:
     United States and Canada................   $ 74,762      $   9,438
                                               ----------   -------------
  Export sales:
     Middle East.............................     67,841         12,202
     Caribbean, Mexico, and South America....     24,388            818
     Asia....................................         --             --
     Europe..................................      1,963            363
     Africa..................................      7,376          3,916
     Other...................................        289            288
                                               ----------   -------------
       Total export sales....................    101,857         17,587
                                               ----------   -------------
  Total net sales............................   $176,619      $  27,025
                                                ========      =========

ACQUISITION ACCOUNTING

     Comet acquired a 48% voting interest in ARI on April 29, 1988 and an additional 33% voting interest as a result of the Acquisition on May 26, 1993, which was accounted for as a purchase by Comet of ARI. Because Comet was the acquirer in the Acquisition for accounting purposes, the consolidated financial data presented for periods prior to May 26, 1993 reflect only the operations of Comet. As a result, historical operating results are not directly comparable between fiscal years.

     Management believes that an analysis of the Company's historical operating results is more meaningful when combined with an understanding of the operating results of Pre-Acquisition ARI for the period prior to the Acquisition and the effects of the Acquisition on the Company's combined results. As shown by a comparison of the historical operating and financial data for the Company and Pre-Acquisition ARI included in "Selected Consolidated Financial Data," the Acquisition had a significant effect on the Company's results of operations and financial position. In addition, understanding the historical operating results of both ARI and Pre-Acquisition ARI is important because of the close relationship between the companies that existed prior to the Acquisition, as evidenced by, among other things, (i) a joint marketing agreement between the ARI Cooperative and Comet that was implemented in 1986, (ii) Comet's ownership of at least 48% of ARI's voting stock since 1988 and (iii) significant intercompany transactions between Comet and ARI in periods prior to May 26, 1993.

RESULTS OF OPERATIONS


Three Months Ended June 30, 1995 Compared with the Three Months Ended June 30, 1994



     Net Sales. Net sales declined $19.3 million, or 18.3%, from $105.7 million in the first quarter of fiscal 1995 to $86.4 million in the first quarter of fiscal 1996. Of this decline, $18.0 million resulted from decreased export sales and $1.2 million from decreased sales in the United States and Canada.



     Export sales declined due to lower volume partially offset by higher average prices. Total export sales volume declined approximately 2.5 million equivalent rough rice hundredweight or 33%, accounting for a $24.0 million sales decline. Average export prices increased approximately $2.00 per hundredweight or 12%, accounting for $6.0 million in sales increases. Export volume was lower primarily due to the lack of sales to Japan compared to the first quarter of the prior year. It is expected that Japan will not be purchasing rice this year until October, when it is anticipated it will begin purchasing rice pursuant to its GATT (as defined) commitments of 379,000 metric tons (8.4 million hundredweights) of rice for the 12 month period beginning April 1, 1995 and increasing to 758,000 metric tons (17.7 million hundredweights) annually by the year 2000. ARI's sales to Asia totalled $42.8 million and $50.0 million in the fiscal years ended March 31, 1994 and 1995, respectively. For the twelve-month period ended August 1994, Japan imported 2.4 million metric tons of rice, including approximately 500,000 metric tons from the United States. ARI processed and milled approximately 62% of the tonnage from the United States. Management believes that the United States has an excellent opportunity to obtain more than half of the projected Japanese imports under GATT and that the Company will have material involvement in supplying these requirements. See "Business -- Brands and Markets -- Asia." This sales decline was partially offset by higher sales to the Middle East. Domestic sales were lower as a result of lower average prices partially offset by higher volume.



     Gross Profit. Gross profit was 11% of net sales for both the first quarters of fiscal 1995 and 1996. Gross profit declined $1.8 million, or 15.8%, from $11.3 million in the first quarter of fiscal 1995 to $9.5 million in the first quarter of fiscal 1996, due primarily to lower sales to Japan from the Maxwell Facility partially offset by increases in gross profit from sales to the United States, Canada and the Middle East.



     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $0.5 million, or 9.5%, from $5.3 million in the first quarter of fiscal 1995 to $5.8 million in the first quarter of fiscal 1996. As a percentage of net sales, selling, general and administrative expenses increased from 5.0% in the first quarter of fiscal 1995 to 6.7% in the first quarter of fiscal 1996 due primarily to a higher proportion of branded sales in the first quarter of fiscal 1996.



     EBITDA. As a result of the foregoing, EBITDA declined $2.3 million, or 31.3%, from $7.3 million in the first quarter of fiscal 1995 to $5.0 million in the first quarter of fiscal 1996. As a percentage of net sales, EBITDA declined from 6.9% in the first quarter of fiscal 1995 to 5.8% in the first quarter of fiscal 1996.



     Interest Expense. Interest expense increased $0.5 million, or 17.3%, from $2.9 million in the first quarter of fiscal 1995 to $3.4 million in the first quarter of fiscal 1996 due to higher average interest rates partially offset by lower average balances outstanding. Interest expense in both periods includes amortization of capitalized debt issuance costs.

Year Ended March 31, 1995 Compared with the Year Ended March 31, 1994


     Net Sales. The Company's net sales increased $88.6 million, or 31.1%, from $284.5 million in fiscal 1994 to $373.1 million in fiscal 1995. Export sales increased by $61.9 million while domestic sales increased by $26.7 million. Export sales improved primarily due to higher volume which increased by approximately eight million equivalent rough rice hundredweight. Approximately 74% of this increase resulted from sales to the Caribbean, Mexico and South America with the remaining improvements coming from the Asian and European markets. Asian sales were primarily to Japan. Sales to Japan commenced in January 1994 and continued through July 1994 at significant volumes. Sales to Japan by the Company continued from August 1994 through the end of fiscal 1995, but are inconsequential. Domestic sales benefited from higher average sales prices which increased 14.5% primarily due to higher value-added retail sales from ARI's existing customer base.


     Pre-Acquisition ARI had net sales of $27.0 million during the period from April 1, 1993 to May 26, 1993, which are not included in the Company's net sales for fiscal 1994 of $284.5 million. On a combined basis, net sales of ARI and Pre-Acquisition ARI (after eliminating intercompany sales of $0.2 million) improved $61.8 million, or 19.9%, from fiscal 1994 to fiscal 1995 due to increases in export sales, which accounted for $44.6 million, and increases in domestic sales, which accounted for $17.2 million. Approximately 73% of this increase in export sales resulted from greater sales to the Caribbean, Mexico and South America, which was due in part to higher branded product sales in Haiti and higher commodity sales in Brazil. Sales to Asia and Europe also increased, but were partially offset by declines in sales to the Middle East and Africa. Domestic sales increased by $17.2 million primarily due to higher volume and an increase of 12.0% in average domestic prices attributable to generally higher prices in the retail and food service markets and reduced quantities of rough rice sales in fiscal 1995. Rough rice generally sells at a much lower price per hundredweight than milled rice.


     Gross Profit. Gross profit increased $4.4 million, or 12.1%, from $36.4 million in fiscal 1994 to $40.8 million in fiscal 1995, primarily due to higher sales volume, partially offset by lower gross profit per hundredweight sold. As a percentage of net sales, gross profit decreased from 12.8% in fiscal 1994 to 10.9% in fiscal 1995 as a result of reduced prices when Japanese demand abated in August 1994 while the average cost of rough rice milled for markets in the United States, the Caribbean, Mexico and South America increased.


     Pre-Acquisition ARI had gross profit of $4.2 million during the period from April 1, 1993 to May 26, 1993, which is not included in the Company's gross profit for fiscal 1994 of $36.4 million. On a combined basis, after adjustments of approximately $0.1 million to eliminate intercompany transactions, gross profit increased $0.1 million, or 0.2%, from fiscal 1994 to fiscal 1995. As a percentage of combined net sales, gross profit decreased from 13.1% in fiscal 1994 to 10.9% in fiscal 1995.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.7 million, or 8.1%, from $21.5 million in fiscal 1994 to $23.2 million in fiscal 1995. As a percentage of net sales, selling, general and administrative expenses declined from 7.6% in fiscal 1994 to 6.2% in fiscal 1995 due to greater net sales without corresponding increases in fixed selling and administrative expenses.

     Pre-Acquisition ARI had selling, general and administrative expenses of $2.4 million during the period from April 1, 1993 to May 26, 1993, which are not included in the Company's selling, general and administrative expenses for fiscal 1994 of $21.5 million. On a combined basis, after adjustments of approximately $0.2 million to adjust management fees and amortization expenses associated with the Acquisition, selling, general and administrative expenses decreased $0.5 million, or 2.1%, from fiscal 1994 to fiscal 1995. As a percentage of combined net sales, selling, general and administrative expenses decreased from 7.6% in fiscal 1994 to 6.2% in fiscal 1995.

     EBITDA. As a result of the foregoing, EBITDA increased $3.0 million, or 14.7%, from $19.8 million in fiscal 1994 to $22.8 million in fiscal 1995. As a percentage of net sales, EBITDA decreased from 7.0% in fiscal 1994 to 6.1% in fiscal 1995.

     Pre-Acquisition ARI had EBITDA of $2.4 million during the period from April 1, 1993 to May 26, 1993, which is not included in the Company's EBITDA for fiscal 1994 of $19.8 million. On a combined basis, after adjustments of approximately $0.1 million to eliminate intercompany transactions, EBITDA improved $0.5 million, or 2.2%, from $22.3 million in fiscal 1994 to $22.8 million in fiscal 1995. As a percentage of combined net sales, EBITDA decreased from 7.2% in fiscal 1994 to 6.1% in fiscal 1995.

     Interest Expense. Despite lower average balances outstanding, interest expense increased $2.5 million, or 24.9%, from fiscal 1994 to fiscal 1995 due to higher average effective interest rates. Interest expense in both periods includes amortization of capitalized debt issuance costs and other expenses directly associated with the Company's debt.

Year Ended March 31, 1994 Compared with the Year Ended March 31, 1993

     Net Sales. Net sales improved $114.9 million, or 67.7%, from $169.6 million in fiscal 1993 to $284.5 million in fiscal 1994. Of this increase, $89.4 million resulted from increased export sales and $25.5 million from increased domestic sales, both primarily as a result of the Acquisition.

     Pre-Acquisition ARI had net sales of $176.6 million in fiscal 1993 and $27.0 million during the period from April 1, 1993 to May 26, 1993, which are not included in the Company's net sales for fiscal 1993 of $169.6 million or fiscal 1994 of $284.5 million. On a combined basis, net sales of ARI and Pre-Acquisition ARI (after eliminating intercompany sales of $37.1 million and $0.2 million for fiscal 1993 and fiscal 1994, respectively) improved $2.2 million, or 0.7%, from fiscal 1993 to fiscal 1994 due to increases of export sales, which accounted for $13.5 million, while domestic sales fell by $11.3 million. Export sales increased primarily due to higher volume, which increased approximately 4.3% or $8.1 million, and higher average prices, which improved 3.0% or $5.4 million. Volume increases resulted from exports to Japan and Haiti and greater exports by the Company's 90%-owned subsidiary, Comet Ventures, Inc. ("CVI"). Total sales for CVI, a producer of specialty rice products and rice ingredients, more than tripled in fiscal 1994 to $10.1 million due to increases in customer demand. Domestic sales declined due to decreased volume caused by redirecting rice sales to more profitable export markets such as Japan.

     Gross Profit. Gross profit improved $28.0 million, or 335.5%, from $8.4 million in fiscal 1993 to $36.4 million in fiscal 1994. As a percentage of net sales, gross profit increased from 4.9% in fiscal 1993 to 12.8% in fiscal 1994. This increase in gross profit was primarily a result of additional sales to customers acquired in the Acquisition and additional domestic and export sales. Exports to Japan from the Maxwell Facility contributed to significant gross profit increases, and the CVI, Haiti and Puerto Rico subsidiaries also reported significant improvements in gross profits. The increase in gross profit as a percentage of net sales was primarily due to higher value-added sales in the U.S. and Middle East markets resulting from an expanded customer base due to the Acquisition.

     Pre-Acquisition ARI had gross profit of $24.6 million in fiscal 1993 and $4.2 million during the period from April 1, 1993 to May 26, 1993, which is not included in the Company's gross profit for fiscal 1993 of $8.4 million or fiscal 1994 of $36.4 million. On a combined basis, after adjustments of approximately $1.0 million and $0.1 million for fiscal 1993 and fiscal 1994, respectively, to eliminate intercompany transactions and conform inventory accounting methods, gross profit increased $6.7 million, or 19.9%, from fiscal 1993 to fiscal 1994. As a percentage of combined net sales, gross profit increased from 11.0% in fiscal 1993 to 13.1% in fiscal 1994 as a result of increased exports to Japan from ARI's California processing facilities and improvements in gross profit from CVI and in the Haitian and Puerto Rican markets.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $10.7 million, or 99.4%, from $10.8 million in fiscal 1993 to $21.5 million in fiscal 1994. As a percentage of net sales, selling, general and administrative expenses increased from 6.4% in fiscal 1993 to 7.6% in fiscal 1994. This increase was primarily due to advertising and selling expenses associated with greater sales of higher margin branded products.

     Pre-Acquisition ARI had selling, general and administrative expenses of $14.2 million in fiscal 1993 and $2.4 million during the period from April 1, 1993 to May 26, 1993, which are not included in the Company's selling, general and administrative expenses for fiscal 1993 of $10.8 million or fiscal 1994 of $21.5 million. On a combined basis, selling, general and administrative expenses remained relatively constant from fiscal 1993 to fiscal 1994, expressed both in total dollars and as a percentage of net sales.

     EBITDA. As a result of the foregoing, EBITDA increased $18.3 million, or 1,225.3%, from $1.5 million in fiscal 1993 to $19.8 million in fiscal 1994, due primarily to the Acquisition. As a percentage of net sales, EBITDA increased from 0.9% in fiscal 1993 to 7.0% in fiscal 1994.

     Pre-Acquisition ARI had EBITDA of $13.6 million in fiscal 1993 and $2.4 million during the period from April 1, 1993 to May 26, 1993, which is not included in the Company's EBITDA for fiscal 1993 of $1.5 million or fiscal 1994 of $19.8 million. On a combined basis, after adjustments of approximately $1.0 million and $0.1 million for fiscal 1993 and fiscal 1994, respectively, to eliminate intercompany transactions and conform inventory accounting methods, EBITDA improved $6.2 million, or 38.1%, from $16.1 million in fiscal 1993 to $22.3 million in fiscal 1994. As a percentage of combined net sales, EBITDA increased from 5.2% in fiscal 1993 to 7.2% in fiscal 1994.

     Interest Expense. Interest expense increased $4.7 million, or 88.9%, from fiscal 1993 to fiscal 1994 due to higher average rates and balances. The higher balances in fiscal 1994 were principally as a result of the Acquisition. Interest expense in fiscal 1994 includes amortization of capitalized debt issuance costs and other expenses directly associated with the Company's debt.

Year Ended March 31, 1993 Compared with the Year Ended March 31, 1992

     Net Sales. Net sales decreased $44.5 million, or 20.8%, from $214.1 million in fiscal 1992 to $169.6 million in fiscal 1993. Export sales accounted for a decrease of $54.0 million which was partially offset by increases in domestic sales of $9.5 million. For the third consecutive year, net sales declined due to the embargo of trade with Iraq imposed by the U.S. government in August 1990 that caused export sales to decrease for the entire U.S. rice industry. The Company was a major supplier to Iraq from its Greenville, Mississippi, facility (the "Greenville Facility") and suffered a sales decline of $93.0 million in fiscal 1991 and $21.5 million in fiscal 1992 due to the loss of this customer. As a result of cost cutting measures implemented by the Company and in anticipation of the Acquisition, disposition of the Greenville Facility by foreclosure under a non-recourse obligation secured by the Greenville Facility (the "Greenville Disposition") occurred in July 1992. The Greenville Disposition allowed processing of rice for the most profitable export business of both Comet and Pre-Acquisition ARI to be processed in the Freeport Facility. This resulted in lower sales to all markets except the Middle East. Opportunities for increased profit margins from sales to Turkey caused increased sales from the Maxwell Facility. Sales to South America in fiscal 1992 were primarily rough rice sales which became uneconomical in fiscal 1993 due to changes in world supply and demand. Therefore, average sales price per hundredweight for export rice declined by only 11.3%, while export volume decreased by 28.7%. Domestic sales increased in fiscal 1993 by $9.5 million, or 14.1%, from fiscal 1992 primarily due to an increase in volume of 22.9%. Average sales price per hundredweight for domestic rice decreased by 7.2% from fiscal 1992 to fiscal 1993.

     Pre-Acquisition ARI had net sales of $176.2 million in fiscal 1992 and $176.6 million in fiscal 1993, which are not included in the Company's net sales for fiscal 1992 of $214.1 million and fiscal 1993 of $169.6 million. On a combined basis, after adjustments to eliminate intercompany sales of approximately $47.5 million and $37.1 million for fiscal 1992 and fiscal 1993, respectively, net sales of ARI and Pre-Acquisition ARI decreased $33.7 million, or 9.8%, from fiscal 1992 to fiscal 1993.

     Gross Profit. Gross profit decreased $3.3 million, or 28.4%, from $11.7 million in fiscal 1992 to $8.4 million in fiscal 1993. As a percentage of net sales, gross profit decreased from 5.5% in fiscal 1992 to 4.9% in fiscal 1993 primarily as a result of lower volume and fixed processing costs. Although lower rough rice costs and reduced fixed expenses resulting from the disposition of the Greenville Facility allowed cost of sales to decline, costs did not decline proportionately with sales declines. The Puerto Rico operations did not contribute gross profit due to expenses associated with the closure of the Puerto Rico facility. However, in order to maintain a market presence in Puerto Rico, the Company shipped bulk milled rice for packing under the Company's brand names in Puerto Rico by a third party. Operations in Jamaica suffered losses due to continued preferential tariffs imposed by the Jamaican government causing a competitive disadvantage for commercial sales of U.S. grown rice.

     Pre-Acquisition ARI had gross profit of $14.0 million in fiscal 1992 and $24.6 million in fiscal 1993, which is not included in the Company's gross profit for fiscal 1992 of $11.7 million or fiscal 1993 of $8.4 million. On a combined basis, after adjustments of approximately ($0.5) million and $1.0 million for fiscal 1992 and fiscal 1993, respectively, to eliminate intercompany transactions and conform inventory accounting methods, gross profit increased $8.9 million, or 35.1%, from fiscal 1992 to fiscal 1993. As a percentage of combined net sales, gross profit increased from 7.3% in fiscal 1992 to 11.0% in fiscal 1993.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $2.4 million, or 28.0%, from $8.4 million in fiscal 1992 to $10.8 million in fiscal 1993. As a percentage of net sales, selling, general and administrative expenses increased from 3.9% in fiscal 1992 to 6.4% in fiscal 1993 due to an increase in the allowance for doubtful accounts.

     Pre-Acquisition ARI had selling, general and administrative expenses of $13.1 million in fiscal 1992 and $14.2 million in fiscal 1993, which are not included in the Company's selling, general and administrative expenses for fiscal 1992 of $8.4 million or fiscal 1993 of $10.8 million. On a combined basis, selling, general and administrative expenses increased $3.4 million, or 16.8%, from fiscal 1992 to fiscal 1993. As a percentage of combined net sales, selling, general and administrative expenses increased from 5.9% in fiscal 1992 to 7.7% in fiscal 1993.

     EBITDA. As a result of the foregoing, EBITDA decreased $6.3 million, or 80.9%, from $7.8 million in fiscal 1992 to $1.5 million in fiscal 1993. As a percentage of net sales, EBITDA decreased from 3.7% in fiscal 1992 to 0.9% in fiscal 1993.

     Pre-Acquisition ARI had EBITDA of $4.3 million in fiscal 1992 and $13.6 million in fiscal 1993, which is not included in the Company's EBITDA for fiscal 1992 of $7.8 million or fiscal 1993 of $1.5 million. On a combined basis, after adjustments of approximately ($0.5) million and $1.0 million in fiscal 1992 and fiscal 1993, respectively, to eliminate intercompany transactions and conform inventory accounting methods, EBITDA improved $4.5 million, or 38.8%, from $11.6 million in fiscal 1992 to $16.1 million in fiscal 1993. As a percentage of combined net sales, EBITDA increased from 3.4% in fiscal 1992 to 5.2% in fiscal 1993.

     Interest Expense. Interest expense declined by $2.8 million, or 35.2%, from fiscal 1992 to fiscal 1993 due to the elimination of the non-recourse indebtedness related to the Greenville Facility, lower average borrowings due to lower average inventories and lower average interest rates.

LIQUIDITY AND CAPITAL RESOURCES

     The Company requires liquidity and capital primarily for the purchase of rough rice and to invest in property, plant and equipment necessary to support operations. Historically, the Company has financed both working capital and capital expenditure requirements through internally generated funds and by funds provided by a line of credit.

     The following table sets forth the Company's and Pre-Acquisition ARI's sources (uses) of cash from operating, investing and financing activities for the periods indicated:


                                            COMET                                      ARI
                               --------------------------------    --------------------------------------------
                                                                                               THREE MONTHS
                                                 YEAR ENDED MARCH 31,                         ENDED JUNE 30,
                               --------------------------------------------------------    --------------------
                                 1991        1992        1993        1994        1995        1994        1995
                               --------    --------    --------    --------    --------    --------    --------
                                                                (IN THOUSANDS)
CASH FROM:
Operating activities.........  $  9,544    $  8,580    $ 19,781    $(12,361)   $  9,547    $ 14,941    $  7,263
Investing activities.........    (7,427)       (548)        (70)     12,687      (3,514)     (1,624)     (1,422)
Financing activities.........    (1,206)     (8,966)    (18,028)     (1,345)     (5,890)    (12,702)     (4,963)

                                     PRE-ACQUISITION ARI
                               --------------------------------
                                     YEAR ENDED MARCH 31,
                               --------------------------------
                                 1991        1992        1993
                               --------    --------    --------
                                        (IN THOUSANDS)
CASH FROM:
Operating activities.........  $ 15,833    $ (2,173)   $  4,412
Investing activities.........      (733)       (440)       (657)
Financing activities.........   (11,450)         --      (3,080)

     The Company's Board of Directors has adopted a resolution authorizing management to sell 39 acres of land in Houston, Texas. The proceeds of any such sale, when and if it occurs, will be added to working capital and may be used to reduce outstanding Indebtedness. Management believes that the net realizable value of this property exceeds its current carrying value of approximately $18.3 million.


     Capital expenditures for the three months ended June 30, 1995 were $1.4 million and in fiscal 1995 were approximately $3.6 million. Capital expenditures are expected to average approximately $2.5 million per year from fiscal 1996 to fiscal 2000 to maintain the existing level of operations. Management believes this level of annual capital expenditures is reasonable given the extended life of machinery and equipment used for the processing and milling of rice. In addition, the Company's business strategy requires additional capital expenditures of up to $3.0 million per year after fiscal 1995 to increase manufacturing capacity. This increased capacity will be used primarily to allow the Company to market additional product to growing markets such as Iran, Mexico and Europe.



     The Company executed an amendment to the Revolving Credit Loan, effective as of June 30, 1995. The $47.5 million Revolving Credit Loan bears interest at the prime rate of interest plus 0.5% and will mature on May 24, 1996. Funds available for borrowing under the Revolving Credit Loan at any time may not exceed 85% of eligible accounts receivable (or 90% of accounts receivable backed by acceptable letters of credit from customers) and 70% of eligible inventory. The outstanding loan balance on the Revolving Credit Loan at March 31, 1995 was approximately $31.0 million and the availability for borrowing was approximately $41.9 million. At June 30, 1995, the outstanding loan balance was approximately $26.6 million. Management expects to reduce the balance outstanding under the Revolving Credit Loan to zero with the proceeds of the Offering. The average balance outstanding under the Revolving Credit Loan during fiscal 1995 was approximately $23.1 million.



     ARI is required by the terms of the Term Loan and the Revolving Credit Loan to maintain a minimum net book value, working capital, and certain financial ratios. ARI was not in compliance with all such financial ratio requirements as of June 30, 1995, but ARI has requested and received waivers from its lenders for ratios that were not in compliance. Proceeds from the sale of the Mortgage Notes will be used to repay and retire the Term Loan and repay all amounts outstanding under the Revolving Credit Loan. See "Use of Proceeds."


     The Company intends to satisfy its obligations under the Mortgage Notes, as well as its future capital expenditure and working capital requirements, primarily with cash flow from operations. Management believes that cash flow from operations and a line of credit available under the Revolving Credit Loan will provide sufficient liquidity to enable it to meet its currently foreseeable working capital and capital expenditure requirements.

                                    BUSINESS

COMPANY OVERVIEW

     The Company is the largest U.S.-based and one of the world's leading processors and marketers of branded rice products, with leading brand positions in many U.S. markets as well as Saudi Arabia, Haiti, Puerto Rico and certain other rice consuming markets. The Company annually markets approximately 15% of the total U.S. rice crop and is the only marketer of rice in the world with significant sources of rough rice and milling facilities in the two major rice producing regions of the United States as well as certain strategic locations overseas. This allows ARI to moderate the impact of regional trade imbalances caused by climate and geopolitical factors on operating performance. The Company is able to maximize its margins by purchasing rice grown domestically and abroad to take advantage of regional cost and supply availabilities.

     Approximately 70% of the Company's net sales over the last two fiscal years has been attributable to sales of branded rice, which typically commands a higher price and profit margin than commodity rice and is less susceptible to decreases in sales volume due to increases in consumer prices. With leading brand names that sustain the number one or two positions in many of the major domestic rice markets, ARI typically is able to achieve high margins in these branded markets. ARI markets white rice, instant rice, parboiled rice, brown rice and rice mixes under proprietary, trademarked brand names such as Blue Ribbon(R), Comet(R), Adolphus(R), AA(R), Cinta Azul(R), Wonder(R), Colusa Rose(R) and Chopstick(R). ARI is a leading marketer of U.S. rice in many of the world's major rice importing countries, including Saudi Arabia, Haiti and Turkey. In Saudi Arabia, the third largest import rice market in the world, the Chopstick(R) brand, known locally as Abu Bint(R), has been the number one brand of U.S. grown rice sold in that country since 1979, and has consistently represented over two-thirds of the U.S. grown rice sold in that country. ARI's leading brand names and broad product lines have facilitated the Company's penetration into new markets and introduction of new products in existing markets.

     ARI recently entered into the ARI-Vinafood joint venture with a company owned by the Socialist Republic of Vietnam to process and market Vietnamese grown rice. ARI's 55% ownership in ARI-Vinafood enables it to participate in the world market for Asian origin rice, the largest market segment in the world rice market. Management believes that this new product source will enable it to increase its market share in certain key regions as well as provide a competitive product under its existing brand names to major rice consuming markets in Asia and South America. See "-- Brands and Markets -- Asia." Consistent with its past history of growth, the Company may in the future acquire other interests or other businesses related to agriculture or food.

     The Company believes that the depth, experience and ability of its management team represents a significant competitive advantage. The Company's executive officers average over 17 years of industry experience and are led by Douglas A. Murphy, President and Chief Executive Officer, who has been with the Company since 1982.

BUSINESS STRATEGY

     The Company's business strategy is to increase net sales and cash flow by implementing the following:

     BUILD UPON BRAND LEADERSHIP. Strengthen existing and build new premium, high margin brands on a worldwide basis and utilize Company-owned or controlled processing, distribution and marketing systems to ensure superior product quality and customer service.

     CONTINUE EXPANSION INTO NEW MARKETS. Continue to expand and diversify its customer base and enter new domestic and international markets with its branded products.

     INCREASE DIVERSITY OF SOURCES. Continue to diversify sources of supply as new opportunities arise to obtain the greatest variety of products on a cost competitive basis.

     IMPROVE SIZE AND SCALE EFFICIENCY. Capitalize on new industry technologies as they develop and expand ARI's use of innovative bulk handling procedures to realize increased margins from lower cost operations.

INDUSTRY OVERVIEW

     Rice is the primary staple food consumed in most countries and is the cereal grain with the highest level of human consumption in the world, comprising approximately 40% of world cereal grain consumption. Primarily as a result of population increases, world rice consumption has increased approximately 125% during the last 30 years to approximately 350 million metric tons in 1994. Domestic consumption of rice has more than doubled since 1984 and currently exceeds 3.3 million metric tons annually. The increase in U.S. rice consumption is primarily due to the substantial population growth of certain ethnic groups and, to a lesser degree, increased awareness by the general population of the impact of diet on health. Measured on a per capita basis, average consumption of rice is estimated at 140 pounds per person on a worldwide basis, with most Asian countries having per capita annual consumption in excess of 200 pounds and the United States having one of the lowest at 23 pounds. Based on statistics compiled by the United States Department of Agriculture ("U.S.D.A."), the following graph summarizes worldwide milled rice consumption and demonstrates stable growth for the period indicated:

                       WORLDWIDE MILLED RICE CONSUMPTION

                                   [GRAPH]

     International Trade. While over 95% of the rice grown worldwide is consumed in the country in which it is grown, international trade in rice has expanded steadily over the last decade from approximately 11 million metric tons in 1984 to nearly 16 million metric tons in 1994, representing an increase of over 45%, and it is anticipated that such trade will expand to nearly 17 million metric tons for the year ending 1995. The demand for rice over time has increased proportionately with population increases, coupled with expansion in per capita consumption, and has exceeded agricultural productive capacity in some countries. In addition, due to the economic collapse of the former Soviet bloc nations, certain foreign government agricultural support programs have been reduced. This has reduced supply and increased international trade demand.

     The world's major rice producing countries include China, India, Indonesia, Bangladesh, Thailand, Vietnam and the United States, with China and India accounting for over 50% of world rice production. Thailand is the largest exporter of rice in the world, exporting approximately 32% of total world rice exports, followed by the United States and Vietnam, whose exports account for 18% and 14%, respectively, of the world rice trade. The following graph shows historical and projected exports for major rice producing countries for the period indicated:

                   EXPORTS BY MAJOR RICE PRODUCING COUNTRIES

                                   [GRAPH]

     Historically, the largest rice importing nations have included Brazil, Iran and Saudi Arabia with each nation importing in excess of 750,000 metric tons annually. Recently, imports have begun to increase to the former Soviet bloc nations due to reduced production levels in those countries. In addition, due to the effects of adverse weather conditions in Japan in 1993, Japan was the world's largest importer of rice, with imports estimated at 2.4 million metric tons.

     Rice produced in the United States is generally high quality and sells at premium prices relative to Asian rice. Based on statistics compiled by the U.S.D.A., exports of milled rice produced in the United States have sustained consistent growth over the last 20 years, growing from an average of 1.8 million metric tons per year in the years from 1972 to 1974 to an average of 2.6 million metric tons per year in the years from 1993 to 1994. The U.S.D.A. forecasts that the United States will export 2.7 million metric tons of rice in 1995.

     In the future, international trade is expected to be impacted favorably by the effects of the General Agreement on Tariff and Trade ("GATT"). The latest round of amendments to GATT were approved on December 15, 1993 by the majority of developed nations in the world, including the United States, the European Union and Japan. Most signatory countries began implementation of their GATT commitments on January 1, 1995, which required, with some exceptions, the elimination of all import bans, and the reduction of all import tariffs. In the case of Japan and South Korea, which were not required to eliminate rice import bans, highly beneficial quotas were established through bilateral negotiations. Japan has committed to import 379,000 metric tons of rice in 1995, increasing each year to 758,000 metric tons by 2000. Commencing in the summer of 1995, South Korea's quota is 51,000 metric tons, which they have agreed to double by 1999 and double again by 2004. In general, reductions on tariffs will make imports more attractive to foreign buyers and consumers and more competitive with domestic products. Under GATT, developed countries are committed to reduce tariffs by an average of 36% over six years, with a minimum of a 15% reduction on any individual item. Developing nations will reduce tariffs 24% over 10 years and must meet a minimum 10% per item reduction. Management believes that the net effect of GATT will be to stimulate additional rice production on additional acreage in the United States and will increase the amount of rice traded globally.

     Domestic Trade. U.S. consumption of rice has more than doubled since 1984 and currently exceeds 3.3 million metric tons per year. U.S. per capita consumption of rice has more than doubled since 1978 primarily due to increases in the population of high rice-consuming Hispanic and Asian ethnic groups which are projected by the U.S. Census Bureau to account for 23% of the U.S. population by 2020. To a lesser extent, the growth in average per capita consumption of rice has also been caused by increased awareness of the impact of diet on health.

     During the past three years, approximately 50% to 60% of rice produced in the United States has been consumed domestically. The following table shows domestic milled rice consumption for the period indicated:

                     U.S. DOMESTIC MILLED RICE CONSUMPTION

                                   [GRAPH]

     Rice Production. Over two-thirds of total U.S. rice production is the long grain variety, which is produced almost entirely within Arkansas, Louisiana, Mississippi, Texas and Missouri and is marketed worldwide. Medium grain rice, which is grown in several rice producing states but is the dominant variety grown in California, accounts for effectively all of the remaining one-third of all rice grown in the United States. California medium grain, generically known as Calrose, is preferred within certain segments of the global market, including Japan, Korea, Turkey, Jordan and Lebanon. The difference between these rice varieties is primarily reflected in the size and shape of the kernel as well as amylose or starch content.

     The rice growing cycle takes approximately 100 to 125 days from planting until harvesting, depending on the variety of rice grown. Rice is typically planted in flooded fields in the early spring and, after it matures, water is drained from the fields and the crop is harvested. The harvested grain is referred to as "paddy" or "rough rice." The rough rice is transported to storage and drying facilities after it is harvested, where the moisture content is slowly lowered to prepare the rice for milling. After the rice is dried, it is conveyed to rice mills where it is processed into finished rice products.

     The process of milling begins with the cleaning of the rough rice. Once cleaned, the hull of the rice kernel is removed. The resulting product is known as brown rice because of the brown color of the bran layer still attached to the kernel. The hulls are often burned for energy generation and silicone production or ground and mixed with bran for use as livestock feed. Although brown rice is sometimes sold directly as a food product, it is usually further processed. The bran layer is removed in the milling process and broken and imperfect grains are eliminated, typically using electro-optical scanners. The resulting product is the white or fancy rice most often seen on grocery store shelves.

     Parboiled rice is rough rice that has been soaked, steamed under pressure, dried and then hulled and milled. The process of parboiling involves soaking the cleaned rough rice in water and then heating the kernels to specific temperatures using steam. This process breaks down the starch in the rice and allows splintered kernels to fuse together to form whole kernels. Once rice has been parboiled, it changes color and maintains a golden brown hue as contrasted to regular milled white rice. Parboiled rice retains more nutrients than regular milled white rice and tends to be more fluffy after cooling.

     The finished rice products are then ready for packaging and shipping. Packaging can occur at the rice processing plant or at the destination site after bulk shipment. Transportation costs associated with bulk shipments are typically less costly than those of packaged rice.

BRANDS AND MARKETS

     The Company is one of the largest competitors in the global market for rice. In 1994, ARI marketed over 4% of all rice traded worldwide and approximately 12% of all rice marketed and consumed within the United States. ARI competes in all major rice importing regions in the world including the Caribbean, Latin America, Middle East and Asia as well as in domestic regions, which ARI defines as the United States, Canada and the Bahamas. Over the last two fiscal years, ARI's domestic and export branded rice has accounted for approximately 70% of its net sales.

     In fiscal 1995, ARI marketed rice in 44 foreign countries with no foreign country accounting for more than 13% of net sales. The Company plans to continue to expand into new markets and increase its share in certain of its existing markets. The following table summarizes the regional concentrations of net sales during the past three years:

                              NET SALES BY REGION

                                                               YEAR ENDED MARCH 31,
                                                         --------------------------------
                                                         1993(1)      1994(2)       1995
                                                         ------       ------       ------
        United States and Canada.......................     40%          36%          35%
        Middle East....................................     37           33           25
        Caribbean, Mexico and South America............     16           13           23
        Asia...........................................     --           14           13
        Europe.........................................      3            2            3
        Africa.........................................      3            2            1
        Other..........................................      1           --           --
                                                           ---          ---          ---
             Total.....................................    100%         100%         100%
                                                           ===          ===          ===

---------------

          (1) Represents net sales of the Company together with net sales of Pre-Acquisition ARI for the year ended March 31, 1993, net of intercompany sales.

          (2) Represents net sales of the Company for the year ended March 31, 1994 together with net sales of Pre-Acquisition ARI for the period from April 1, 1993 to May 26, 1993, net of intercompany sales.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for discussion concerning export sales for ARI and Pre-Acquisition ARI by geographic region.

     The Company's sales to foreign customers are priced in U.S. dollars and payable, with the exception of a few long standing well established accounts that are not material, by documentary letters of credit that are confirmed by major banks before shipments are effected. Consequently, ARI's exposure to foreign currency fluctuations are not material.

     United States and Canada. ARI's domestic sales consist of branded rice products sold to retail outlets, primarily grocery stores, branded bulk sales to ethnic wholesale and retail outlets and sales to other industrial users and major food processors. The United States and Canada together provided 35% and 29% of net sales and gross profits, respectively, in fiscal 1995. ARI has targeted its domestic marketing programs to achieve regional brand prominence with such efforts primarily being focused on the top 15 rice consumption markets. These markets, located principally in New York, California, Texas and Florida account for over 50% of the rice consumed in the United States. This focused strategy allows ARI to maximize sales and achieve prominence as a branded supplier while minimizing selling, general and administrative expenses.

     The Company is the second largest seller by tonnage of retail branded long grain white rice products in the United States with a market share of approximately 16%. Domestic long grain white rice is the largest retail market category of rice, representing approximately 35% of all retail rice sales, and is the fastest growing major segment of the U.S. rice market, having grown 4% in 1994.

     ARI's long grain rice brands have attained the number one or number two market share in many of the regions in which they compete including Comet(R) in North Carolina, Blue Ribbon(R) in South Carolina, Adolphus(R) in Texas, Comet(R) in California, Texas and the Southeast and AA(R) in California. The following table summarizes the Company's brand position in its major markets, which markets represent approximately 56% of the branded long grain rice consumed in the United States:

           ARI'S U.S. BRAND POSITION BY RETAIL LONG GRAIN RICE MARKET

                                                                              ARI'S
                        U.S. MARKET                     MAJOR BRAND       BRAND POSITION
        -------------------------------------------    --------------     --------------
        Texas......................................     Adolphus(R)          #1
        New Mexico.................................       Comet(R)           #1
        Oklahoma...................................       Comet(R)           #1
        North Carolina.............................       Comet(R)           #1
        South Carolina.............................    Blue Ribbon(R)        #1
        Virginia...................................       Comet(R)           #1
        Utah.......................................      Wonder(R)           #1
        Ohio.......................................       Comet(R)           #1
        California.................................       Comet(R)           #2
        Florida....................................    Blue Ribbon(R)        #2
        Georgia....................................    Blue Ribbon(R)        #2

        -----------------------
        Source: Syndicated Market Data -- 52 weeks ended December 1994.

     Certain ethnic groups represent some of the fastest growing segments of the rice business in the United States. Management believes that AA(R) is the leading brand of long grain rice among Asian-Americans and dominates sales in the western region of the United States and certain other regions having large Asian-American populations. Other ARI brands have strong consumer acceptance with Hispanic-Americans in the Southwest. ARI's D'Aqui(TM) and Cinta Azul(R) brands represent approximately 15% of the Puerto Rican retail rice market. Puerto Rico consumes approximately 6% of the retail rice sold in the United States and its territories and has a per capita consumption that is more than four times the United States average.

     In addition to its own branded retail products, ARI supplies long grain white and parboiled rice, instant rice, rice mixes, brown rice and other rice products to a full range of private label resellers including five of the top fifteen supermarket chains in the United States and Canada as well as other food retailers. ARI expanded its production capacity and marketing of rice flour, bran and instant rice products to customers in the bakery and specialty food industries in 1992. Management believes that the proportion of specialty product sales to total sales will increase due to increased awareness by food producers and consumers of the health benefits of rice.

     Middle East. The Middle East accounted for 25% of both net sales and gross profits in fiscal 1995. Saudi Arabia has been the largest market for U.S. grown rice, annually importing an average of approximately 700,000 metric tons, and is currently the largest branded parboiled rice market in the world. ARI's Abu Bint(R) brand is considered to be one of the best recognized food products in Saudi Arabia and has accounted for over 60% of all rice imported from the United States in each of the last 16 years. Overall, Abu Bint(R) is the number one U.S. brand with a market share of 16% of the total Saudi Arabian market.

     Historically, the rice ARI sold in Saudi Arabia was processed and packed in the United States and shipped to Saudi Arabia. In October 1994, ARI entered into an agreement with Rice Milling & Trading Investments, Ltd. ("RMT"), an operator of a receiving, processing, storage and bagging facility in Jeddah, Saudi Arabia, to receive bulk rice from ARI and pack Abu Bint(R) on an exclusive basis and under strict ARI quality supervision. By shipping rice in bulk to RMT, ARI will reduce vessel loading and freight costs. ARI believes that this service agreement with RMT will reduce costs and improve gross profit and market competitiveness, and will also provide even better customer service and product freshness. Market shipments under this agreement began in June 1995. See "Certain Relationships and Related
Transactions -- Transactions with Management."

     Rice products exported to Saudi Arabia by ARI are marketed to various wholesalers and retailers through a number of major distributors. No single customer accounts for more than 5% of ARI's total net sales and the loss of any one of these customers would not have a material adverse effect on ARI.

     Historically, ARI has had significant sales in Turkey and Iran. Over the last 24 months, ARI's rice products accounted for 65% of Turkey's rice imports.

     Caribbean, Mexico and South America. This region accounted for 23% and 10% of net sales and gross profit, respectively, in fiscal 1995. The Caribbean is one of the highest per capita rice consumption markets in the world. ARI sells branded products such as Comet(R), Blue Ribbon(R), and 4 Star(TM) throughout this region, with substantial Company-controlled or owned assets in Jamaica, Haiti and the Netherlands Antilles.

     The Company is the largest processor and marketer of rice to Haiti, one of the eight largest importers of U.S. grown rice, with annual imports averaging in excess of 120,000 metric tons over the last five years. ARI and Pre-Acquisition ARI recorded a combined branded market share of approximately 41% and 48% of all U.S. grown rice imported in 1993 and 1994, respectively.

     Within Aruba, Bonaire and Curacao, ARI has a long-term exclusive supply, processing and marketing agreement with the Antillean Rice Mill, a local marketing company. ARI ships rice on a cost efficient bulk basis as compared to other more costly methods of shipment. The Antillean Rice Mill markets ARI's Blue Ribbon(R) and Comet(R) labels within this region and has sustained a total market share in excess of 75% in each of the last 10 years.

     In Jamaica, ARI's subsidiary, Comet Rice of Jamaica Limited, is the second largest processor and one of the largest branded retail and food service marketers in the country.

     Asia. Asia accounted for 13% and 31% of net sales and gross profit, respectively, in fiscal 1995. Japan accounted for virtually all of ARI's sales to Asia in fiscal 1994 and fiscal 1995. For the twelve-month period ended August 1994, Japan imported 2.4 million metric tons of rice, including approximately 500,000 metric tons from the United States. ARI processed and milled approximately 62% of the tonnage from the United States. These rice imports, the first in 25 years by Japan, were necessary due to adverse weather conditions that materially reduced Japan's 1993 rice crop. Management believes that the poor rice crop, combined with the fact that Japan's declining rice production had fallen short of annual Japanese rice consumption for seven of the last 10 harvests, had depleted Japan's rice stock-pile requiring significant rice imports. Although this was an unusual occurrence, as a participant in GATT, Japan is contractually obligated to import 379,000 metric tons of rice for the twelve-month period beginning April 1, 1995 increasing to 758,000 metric tons of rice annually by the year 2000. Management believes that the Japanese prefer California grown Calrose variety medium grain rice and that the United States has an excellent opportunity to obtain more than half of these projected Japanese imports. Because ARI has previously developed a reputation for high quality rice and superior service through its prior trade experience with Japanese importers, management believes it will have material involvement in these anticipated Japanese imports.

     On July 27, 1994, ARI formed ARI-Vinafood, a Vietnamese limited liability company on a joint venture basis with a company owned by the government of the Socialist Republic of Vietnam (the "Vietnam Partner") for the purpose of producing white and parboiled rice and related products at rice processing facilities in the Can Tho province of Vietnam. ARI owns 55% of ARI-Vinafood and will be paid a royalty of 3.5% on all export sales from Vietnam by ARI-Vinafood, which has contracted for export quotas to be issued by the Vietnamese government. The quotas will allow annual exports of up to 300,000 metric tons of white rice and 85,000 metric tons of parboiled rice. The term of ARI-Vinafood is 20 years and may be renewed by ARI for an additional 20 years. After the fifth year of operation, the Vietnam Partner will have the option of acquiring ARI's interest in ARI-Vinafood based on a valuation of ARI-Vinafood equal to the greater of (a) eighty percent of ARI-Vinafood's most recent annual sales volume or (b) twelve times the average pre-tax annual income of ARI-Vinafood over the last two years for which accounting records are available. ARI-Vinafood began milling and processing operations in December 1994.

     ARI's participation in ARI-Vinafood will allow ARI to participate in the world market for Asian origin rice. Asian rice varieties are preferred by many customers in different countries due to a unique taste which is attributed to different amylose or starch content. In addition, because of Asia's geographic proximity to such high rice consumption markets as China and Indonesia, ARI's participation in ARI-Vinafood will give it a freight cost advantage over any Western or European grown rice in those markets.

PRODUCT SOURCING AND PRICING

     The Company's market and source diversity enhances its ability to moderate the impact of regional trade imbalances caused by climate and geopolitical factors. ARI is the only marketer of rice in the world with growing sources and milling capacity in each of the major rice producing regions of the United States as well as overseas. As a result, the Company utilizes a variety of rice products grown in the United States and is able to take advantage of regional cost and supply availabilities. Each of ARI's milling facilities are strategically located to minimize shipping costs and maximize the convenience to the customer enabling ARI to capitalize on marketing opportunities as they develop around the world.

     ARI buys rough rice from a variety of farm sources. A large portion of these rough rice purchases are made under pre-harvest agreements. Pre-harvest agreements generally provide for delivery of rough rice from specified acreage at a price per hundredweight determined by the terms of the agreements. Generally, the price per hundredweight is determined based on local market conditions occurring between the time of harvest and on or after delivery to the buyers. For crop year 1993, ARI had pre-harvest agreements to purchase approximately 5.0 million hundredweight of rough rice in the Southern rice states and approximately 3.6 million hundredweight from farmers in California, which represented 37% and 58% of purchases, respectively, for the crop year in each such region. ARI also obtains domestic rough rice through competitive bidding in all rice producing states, with California and the Southern rice states providing approximately 13% and 43%, respectively, of the total rough rice purchased in crop year 1993. No single supplier of rough rice provides more than 8% of ARI's rough rice purchases. In addition to purchasing domestic rough rice, ARI obtains milled rice from other U.S. and foreign rice suppliers on an as needed basis.

     The Chicago Board of Trade maintains a futures and options market in rough rice. ARI from time to time buys and sells futures and options contracts as a means to manage a portion of its rough rice requirements. Gains or losses, if any, are recognized in the period that the market value of the futures contract changes. Rice futures transactions represent a volume of less than 2% of 1994 combined sales tonnage.

     The Company sources rice from a variety of locations, including five of the six significant U.S. rice growing states. The following chart sets forth the Company's sources of rice shown as a proportion of purchases during fiscal 1995:

                           SOURCES OF RICE BY REGION

                                   [CHART]

     Southern Facilities. ARI operates two rice processing facilities in the Southern rice growing region of the United States. ARI's Freeport Facility is a 20-acre integrated processing complex with an annual milling capacity of over 600,000 metric tons located directly on a deep water port in the Gulf of Mexico. The facility is the only rice facility in the United States capable of handling large ocean-going vessels directly at the facility. The facility has a parboiled processing plant and separate milling facilities for both white and parboiled rice. Unlike many rice processing facilities, the Freeport Facility adds water polishing and electro-optical sorting to ensure that ARI's exacting quality standards are consistently met. The facility also has a rice flour mill that markets and meets the stringent quality standards of baby food processors and Japanese food ingredient purchasers. ARI also processes instant rice for retail and industrial markets.

     During fiscal 1994 and fiscal 1995, ARI invested approximately $1.5 million to upgrade the Freeport Facility. ARI installed state-of-the-art equipment which increased the production capacity of the mill by approximately 1.2 million hundredweight per year and substantially reduced ARI's production cost per hundredweight.

     ARI also operates a rice processing facility in Stuttgart, Arkansas that has an annual rough rice milling capacity of over 200,000 metric tons. The Stuttgart Facility is conveniently located in the largest rice producing region in the United States and provides flexibility in scheduling rice shipments from the larger Freeport Facility by absorbing capacity overflow. The facility also generates drying and storage sales and is a delivery point for rice sold on the Chicago Board of Trade.

     California Facilities. ARI operates two rice processing facilities in Maxwell and Biggs, California and has one of the state's largest single rice drying operations. The Maxwell Facility is the largest capacity single rice mill operating in California. The Biggs, California facility (the "Biggs Facility"), which was leased by Comet in 1991, is an older milling facility which provides additional milling capacity to supplement ARI's domestic milling requirements. The combined capacity of the Maxwell Facility and the Biggs Facility exceeds the multi-mill capacities of ARI's largest California competitors.

     Other Facilities. ARI also operates packaging facilities in Kingston, Jamaica and Port-au-Prince, Haiti that receive bulk rice from ARI's Southern facilities and process and package the bulk rice into local retail branded rice products. ARI's Haitian facility is located on a self-contained deep water port 25 kilometers outside the capital city and principal market, Port-au-Prince. ARI recently formed BargeCaribe, Inc. to acquire an ocean-going barge to service the Caribbean area facilities primarily from the Freeport Facility. The barge acquisition is scheduled to be completed by July 31, 1995. These facilities provide ARI with competitive advantages in loading, transportation and labor costs as well as in customer service and product freshness.

COMPETITION

     Competition is based upon brand name recognition, quality, product availability, product innovation and price. On a global basis, management believes that ARI competes with approximately 14 entities that together trade or market over 50% of world trade in rice. These competitors are from the United States and other exporting countries such as Thailand, Pakistan and Vietnam. The Company's U.S. competitors in the domestic and export milled rice markets include Riviana Foods Inc., Riceland Foods, Inc., Producers Rice Mills, Inc., Continental Grain Company, Cargill Inc. and Farmers Rice Cooperative. There are other competitors in certain specialized marketing areas, such as Mars, Inc. (Uncle Ben's), Philip Morris Companies, Inc. (Minute) and the Quaker Oats Company (Rice-a-Roni) who typically have greater financial and other resources than the Company and may devote substantially greater resources to increase the amount of direct competition with the Company. Management estimates that no single competitor has more than 6.0% global market share while ARI's estimated share of the global market is 3.8%.

     Within the United States, competition exists both for procuring and processing rough rice, and for marketing milled rice products. Competitors in the rice milling business include both private commercial mills, such as ARI, and mills operated by agricultural cooperatives. Management believes that ARI's principal competitors in milling are Riceland Foods, Inc., Farmers Rice Cooperative and Cargill Inc. with estimated shares of operating domestic milling capacity of approximately 19%, 8% and 7%, respectively. ARI's share of estimated operating domestic milling capacity is approximately 20%.

     Domestic competitors of ARI in the marketing of retail branded milled rice on a national basis principally consist of Riviana Foods Inc. and Riceland Foods, Inc., and, in the food service markets, Farmers Rice Cooperative. According to syndicated market data, no company currently controls more than 25% of the domestic branded markets. There are a number of small regional competitors in the branded segment of the rice industry and approximately 15 to 20 rice millers who compete in the commodity rice markets.

BRAND NAMES AND TRADEMARKS

     Because consumer recognition of branded products adds significant value to basic commodities such as rice, the Company's trademarks, copyrights and brand names are important to its business. The trademarks, copyrights and brand names used by ARI are registered in the countries in which they are used and have varying renewal dates. ARI believes that such registrations are currently adequate to protect the rights to use of the trademarks, copyrights and brand names significant to the business of ARI. The following table summarizes the Company's significant registered U.S. trademarks and the trademark renewal years:

                  ARI'S SIGNIFICANT REGISTERED U.S. TRADEMARKS

                                        TRADEMARK                          RENEWAL YEAR
                ---------------------------------------------------------  ------------
                AA(R)....................................................      2003
                Abu Bint(R)..............................................      2002
                Adolphus(R)..............................................      1998
                Blue Ribbon(R)...........................................      1995
                Cinta Azul(R)............................................      1997
                Colusa Rose(R)...........................................      1999
                Comet(R).................................................      1997
                Chopstick(R).............................................      1999
                Dragon(R)................................................      1999
                Golden Sail(R)...........................................      1997
                Green Peacock(R).........................................      2000
                Wonder(R)................................................      2006

REGULATION

     Although ARI is not involved in rice farming, certain government regulations affecting U.S. rice farmers have an impact on ARI's cost of rough rice. Approximately 98% of U.S. rice is grown under a U.S.D.A. price support and acreage control program under the Food, Agriculture, Conservation and Trade Act of 1990 ("Farm Bill"), which provides price support and production adjustments for rice producers.

     The minimum target price for rice is currently set by the U.S.D.A. at $10.71 per hundredweight. When the world market price of rice declines below the minimum target price, rice growers participating in the program are entitled to receive deficiency payments from the U.S.D.A. To participate in the program, producers must comply with any acreage reduction program announced by the Secretary of Agriculture. The amount of acreage controlled or restricted is reviewed annually by the U.S.D.A. and is determined by projecting ending rice inventories as a percentage of historical domestic and export usage.

     The United States Congress is currently considering legislation to extend, amend or replace the Farm Bill, which is effective through the crop year ending July 31, 1996. There can be no assurance that the currently favorable provisions of such legislation will be extended into future periods or will not be amended due to budgeting or other governmental constraints. Proposals to significantly limit or eliminate altogether federal farm price support programs have been introduced in the United States Congress and if such legislation is enacted, there could be a significant impact on the supply and price of U.S. grown rice. Management believes that, should such a change occur, any adverse effect would be of limited duration because (i) domestic prices would adjust to a point of economic equilibrium with imports, which would justify adequate production by U.S. growers using alternate or fallow acreage and employing additional economies of scale and (ii) any shortage of U.S. grown rice due to termination of price supports could be offset by imports from other countries using ARI's cost efficient bulk handling equipment at the Freeport Facility located on a deep water port and ARI's strategically located packaging facilities.

EMPLOYEES

     At March 31, 1995, the Company had 546 employees in domestic operations and approximately 600 employees in foreign operations. The Company is not a party to any collective bargaining agreements. There have been no significant labor disputes in the past several years and the Company considers its employee relations to be excellent.

PROPERTIES

     The following table summarizes the principal properties owned and/or occupied by the Company and its subsidiaries:

                                                                   FLOOR SPACE          OWNED OR LEASED -
                  LOCATION                    TYPE OF FACILITY    SQUARE FOOTAGE     EXPIRATION DATE OF LEASE
--------------------------------------------  ----------------    --------------     ------------------------
ADMINISTRATIVE OFFICES:
  Houston, Texas............................  Office                    46,400       Leased 1997
  Los Angeles, California...................  Office                     4,000       Leased 1996
WAREHOUSING, PROCESSING AND SHIPPING:
  Freeport, Texas...........................  Plant/Warehouse          272,400       Leased 2022
  Stuttgart, Arkansas.......................  Plant/Warehouse          142,900       Owned
  Maxwell, California(1)....................  Plant/Warehouse          261,000       Owned and Leased 2034
  Biggs, California.........................  Plant/Warehouse           95,000       Leased 1996
  Laffiteau, Haiti..........................  Plant/Warehouse           30,024       Leased 2001
  Spanish Town, Jamaica.....................  Plant/Warehouse           29,000       Leased 1998
  Can Tho, Vietnam(2).......................  Plant/Warehouse        1,300,000       Leased 2014

---------------
(1) Most of the storage facilities and approximately half of the land is leased.
(2) Subject to an option to purchase by the Vietnam Partner commencing 1999.

     All properties owned or leased by the Company are maintained in good repair, and management believes them to be adequate for their respective purposes. All machinery and equipment are considered to be in sound and efficient operating condition.


     The Company has obtained appraisals dated as of May 31, 1995 and June 1, 1995, from American Appraisal Associates, Inc. and Jack K. Mann, Inc., respectively, of the Freeport Facility and the Maxwell Facility, respectively. The Freeport Facility and the Maxwell Facility were appraised, together with the Company's registered U.S. trademarks used by each facility, on a going concern basis, at approximately $91.0 million and $45.0 million, respectively.


ENVIRONMENTAL MATTERS

     ARI is subject to various federal, state and local environmental laws and regulations governing, among other things, air quality, water quality and the generation, use and disposal of materials related to plant operations and the processing, storage and shipment of rice. ARI believes it is in substantial compliance with all existing laws and regulations and has obtained or applied for the necessary permits to conduct its business and is in substantial compliance with all existing laws and regulations with respect to those of its properties held for sale. To date, and in management's belief for the foreseeable future, compliance with applicable environmental laws has not had and will not have a material adverse effect on ARI's financial or competitive positions. See "Risk Factors -- Environmental Matters."

LEGAL PROCEEDINGS

     The Company is involved in legal proceedings that arise in the ordinary course of its business, all of which are routine in nature except for the matter noted below. Management believes that the resolution of such legal proceedings, including the matter noted below, will not have a material adverse effect on the consolidated financial position or consolidated results of operations of ARI.

     The U.S.D.A. has conducted a series of investigations of several companies, including Comet, concerning alleged abuses of federal regulations governing U.S. government guarantees of payments on shipments of agricultural products to Iraq. The current investigation, which began in February 1994, is continuing as a joint investigation with the Department of Justice. In connection with its sales of rice to Iraq prior to the August 1990 embargo, Comet is alleged to have failed to adequately apprise the U.S.D.A. that Comet included foreign bagging of rice as a contract cost in certain financing guaranteed by the U.S. government. A regulation specifying that foreign bagging may not be included as a financed contract cost in such financing was not passed until June 1991, a year after Comet's last shipment to Iraq. The Company is cooperating with the investigation; there have been no civil enforcement actions and no indictments or charges filed against ARI or any of its affiliates or agents concerning such allegations. Management does not believe that any laws were violated or that ARI or any of its affiliates or agents will be subject to liability.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information with respect to each of the executive officers and directors of ARI:

                                         YEARS OF
             NAME               AGE     SERVICE(1)                   POSITIONS HELD
------------------------------  ---     ----------     -------------------------------------------
EXECUTIVE OFFICERS:
  Gerald D. Murphy............  67          31         Chairman of the Board of Directors
  Douglas A. Murphy...........  39          13         President, Chief Executive Officer and
                                                         Director
  Richard N. McCombs..........  49          11         Executive Vice President of Finance and
                                                         Administration; Treasurer, Secretary and
                                                         Director
  Lee Adams...................  54          28         Senior Vice President of International
                                                         Marketing
  Bill J. McFarland...........  58          20         Senior Vice President and President of
                                                         Comet American Marketing Division
  John S. Poole...............  49          25         Senior Vice President and President of
                                                         Comet Rice Division
  C. Bronson Schultz..........  53          21         Vice President of Finance and Data
                                                         Processing
  Joseph E. Westover..........  50          18         Vice President and Controller

DIRECTORS:
  Gerald D. Murphy............  67          31         Chairman of the Board of Directors
  Douglas A. Murphy...........  39          13         President, Chief Executive Officer and
                                                         Director
  Richard N. McCombs..........  49          11         Executive Vice President of Finance and
                                                         Administration; Treasurer, Secretary and
                                                         Director
  S.C. Bain, Jr. .............  46           7         Director
  William H. Burgess..........  78          19         Director
  John M. Howland.............  47          12         Director
  George E. Prchal............  52          13         Director

---------------
(1) Years with ARI, including past and currently affiliated companies.

     Gerald D. Murphy has served as Chairman of the Board of the Company since October 1993 and as a director since 1988. He served as Chairman and Chief Executive Officer of Comet from 1986 until the Acquisition in 1993 and has served as President, Chief Executive Officer and Chairman of the Board of ERLY since 1964. He also serves as a director of Pinkerton's, Inc., a security and investigation services firm, and High Resolution Sciences, Inc., a technological corporation. He previously served as a director of Wynn's International, Inc. and Sizzler Restaurants International, Inc. Gerald D. Murphy is the father of Douglas A. Murphy.

     Douglas A. Murphy has served as President and Chief Executive Officer of the Company since June 1993 and as a director since 1990. He was President of Comet American Marketing, now a division of ARI, from 1986 to 1990 and has served in various other capacities with Comet since 1982. He has served as President and as a director of ERLY since 1990. He is also a director advisor of Compass Bank Houston.

     Richard N. McCombs has served as Executive Vice President of Finance and Administration; Treasurer, Secretary and a director of the Company since 1993. In addition, he has served as Managing Director of the

ARI-Vinafood joint venture since September 1994 and as Vice President and Chief Financial Officer of ERLY since 1990.

     Lee Adams has served as Senior Vice President of International Marketing of ARI since June 1993. In addition, he served as Group Vice President of International Marketing of Pre-Acquisition ARI from October 1987 to June 1993. He served in various capacities with the ARI Cooperative from 1975 until its dissolution in 1991 and in various capacities with Comet from 1963 until 1972.

     Bill J. McFarland has served as Senior Vice President of ARI and President of the Comet American Marketing division of ARI since 1993. Mr. McFarland has served as a director of ERLY since 1986 and Vice President of ERLY since 1976. He served as President of ERLY Food Group from 1990 to 1993 and as President of Early California Foods Inc., a division of ERLY, and in various other capacities with ERLY from 1972 to 1990.

     John S. Poole has served as Senior Vice President and President of the Comet Rice division of ARI since June 1993 and served as President of Comet from August 1990 until its liquidation after the Acquisition. He served in various capacities with Comet from 1970 to 1990.

     C. Bronson Schultz has served as Vice President of Finance and Data Processing of ARI since January 1994. He served as Vice President and Chief Financial Officer of ERLY Juice Inc. from 1988 through 1993, as Vice President of Finance of Comet from 1974 to 1986 and as Vice President of Finance of Comet American Marketing from 1986 to 1988.

     Joseph E. Westover has served as Vice President and Controller of ARI since January 1994. From 1983 through 1993, he served as Assistant Vice President of Finance with ARI and the ARI Cooperative and from 1977 to 1983 in various positions with the ARI Cooperative.

     S.C. Bain, Jr. has served as a director of ARI since 1987. He has served as President of Bain, Inc., a farming corporation, since 1985 and has been a partner at Bain Farms since April 1988.

     William H. Burgess has been a director of ARI since 1988 and a director of ERLY since 1976. In addition, he has been a private business consultant and the Chairman of CMS Digital, Inc., a privately held company since 1986. From 1978 to 1986 Mr. Burgess was Chairman of International Controls Corp., an internationally diversified manufacturing company.


     John M. Howland has served as a director of ARI since June 1993 and a consultant to ARI since October 1993. He served as Chairman of the Board of Directors from June 1993 until October 1993 when he resigned to become President and Chief Executive Officer of Rice Milling & Trading Investments, Ltd., a foreign corporation in the business of rice trading and processing. He served as Chairman of the Board and the Chief Executive Officer and President of Pre-Acquisition ARI from its inception in 1988 until June 1993 and served in various capacities with the ARI Cooperative from 1983 until its dissolution in 1991.



     George E. Prchal has served as a director of ARI since June 1993 and a consultant to ARI since October 1993 and is presently the Executive Vice President of Rice Milling & Trading Investments, Ltd. He served as Executive Vice President of ARI from August 1988 to October 1993 and in various capacities with the ARI Cooperative from February 1986 until its dissolution in 1991. From July 1982 to February 1986 he served as Vice President of Marketing and Sales and then as President of Comet.

                             EXECUTIVE COMPENSATION

     The following table sets forth information for the years ended March 31, 1993 to 1995, for the Chief Executive Officer of ARI and the four other most highly compensated executive officers of the Company:

                           SUMMARY COMPENSATION TABLE

                                                                 ANNUAL COMPENSATION(1)
                                                --------------------------------------------------------
                                                                                                  ALL
                                                                        OTHER     RESTRICTED     OTHER
                                YEAR ENDED                             COMPEN-      STOCK       COMPEN-
  NAME AND PRINCIPAL POSITION   MARCH 31,        SALARY     BONUS(2)   SATION(3)  AWARDS(4)     SATION(5)
------------------------------- ----------      --------    -------    -------    ----------    --------
Douglas A. Murphy..............    1995         $207,000    $69,552    $5,791      $ 17,890     $  8,914
  President, Chief Executive       1994          173,654     50,000     2,000        75,000       15,855
  Officer and Director             1993(6)            --         --        --            --           --

Gerald D. Murphy...............    1995         $170,500    $57,288    $7,233      $ 14,736     $  9,060
  Chairman of the Board            1994          179,167     50,000        --        75,000      196,645
  of Directors                     1993          280,000         --     3,284            --        5,627

Bill J. McFarland..............    1995         $198,000    $55,400    $4,075      $ 14,263     $  7,500
  Senior Vice President            1994          135,192      5,000        --         5,000           --
  President, CAM Division          1993(6)            --         --        --            --           --

John S. Poole..................    1995         $165,000    $46,200    $6,509      $ 11,886     $  7,500
  Senior Vice President            1994          155,000     15,000     1,736        15,000       12,034
  President, Comet Rice
     Division                      1993          155,000      8,000     4,940        12,750        2,700

Lee Adams......................    1995         $160,000    $44,800    $9,100      $ 11,524     $  6,017
  Senior Vice President            1994          155,000      5,000     6,390         5,000        8,633
  International Marketing          1993          150,000         --     4,702            --       11,699

---------------
(1) Amounts earned for services performed for ERLY and its other subsidiaries, not included in the table above, are as follows:

                                                                      ANNUAL COMPENSATION
                                                    --------------------------------------------------------
                                                                                                      ALL
                                                                            OTHER     RESTRICTED     OTHER
                                    YEAR ENDED                             COMPEN-      STOCK       COMPEN-
                 NAME               MARCH 31,        SALARY      BONUS     SATION(3)  AWARDS(4)     SATION(5)
    ------------------------------- ----------      --------    -------    -------    ----------    --------
    Douglas A. Murphy..............    1995         $ 23,000    $23,728    $   --      $ 18,968     $     --
                                       1994           36,346         --     2,975            --      100,000
                                       1993          195,000         --     3,675            --        5,216

    Gerald D. Murphy...............    1995         $139,500    $62,872    $   --      $ 29,038     $     --
                                       1994          110,833         --       588            --      100,000
                                       1993               --         --        --            --           --

    Bill J. McFarland..............    1995               --         --        --            --           --
                                       1994         $ 54,808         --    $1,815            --     $ 11,743
                                       1993          185,000         --     1,650            --        3,700

(2) In fiscal 1995 bonuses were paid to certain officers of the Company under an incentive compensation plan based, subject to approval by the shareholders, on the Return on Equity (as defined in such plan) earned annually by the Company. Such bonuses are payable 80% in cash and 20% in common stock of ERLY over a two-year period subject to continuing performance requirements. See " -- Incentive Compensation Plan."

(3) Amounts included in this column reflect: (i) the cost of company provided automobiles relating to personal use, and (ii) reimbursements under the Executive Medical Plan. Under this Plan, key executive officers are reimbursed for expenses incurred by them and their dependents for medical and dental care not covered by other sources.

(4) Amounts include awards of restricted ERLY common stock. The number of shares of this stock held and market value at March 31, 1995, were as follows:

                                            NAME                   SHARES     MARKET VALUE
                            -------------------------------------  ------     ------------
                            Douglas A. Murphy....................  20,379       $229,264
                            Gerald D. Murphy.....................  20,990        236,137
                            Bill J. McFarland....................   2,402         27,022
                            John S. Poole........................   8,470         95,287
                            Lee Adams............................   2,160         24,300

    Such shares are restricted for a two-year period from date of issuance.

(5) Substantially all employees are covered by the ERLY Employees Profit Sharing Retirement Plan, a defined contribution plan. ARI and ERLY make a mandatory 1% matching contribution to the plan on a monthly basis and an annual contribution at the discretion of their respective Boards of Directors. The basis for contributions for executive officers is the same as for other employees. Amounts listed include company contributions under this plan. In 1994, Douglas A. Murphy and Gerald D. Murphy were each paid a fee of $100,000 for their personal guarantees of $5 million of bank debt under an agreement between ING Capital, ERLY and ERLY Juice Inc. In 1994, Gerald D. Murphy was also paid a fee of $180,000 for a personal guarantee of an $8 million bank line of credit to Comet.

(6) Noted individuals were not paid by ARI or Comet in 1993.

     The following table presents information on ERLY common stock options held by the executive officers named in the Summary Compensation Table at the end of fiscal 1995. During fiscal 1995, Mr. McFarland exercised options granted in 1985 for the purchase of 8,053 shares of ERLY common stock at a price of $3.73 per share. No other officers exercised any stock options during the year.

                 AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1995
                      AND MARCH 31, 1995 OPTION/SAR VALUES

                                                             NUMBER OF SECURITIES
                                                                  UNDERLYING                   VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS/SARS          IN-THE-MONEY OPTIONS/SARS
                           SHARES                              AT MARCH 31, 1995               AT MARCH 31, 1995(2)
                         ACQUIRED ON        VALUE        -----------------------------     -----------------------------
         NAME             EXERCISE       REALIZED(1)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-----------------------  -----------     -----------     -----------     -------------     -----------     -------------
Douglas A. Murphy......        --               --          66,550              --          $ 448,547             --
Gerald D. Murphy.......        --               --              --              --                 --             --
Bill J. McFarland......     8,053          $60,559          26,620              --            179,419             --
John S. Poole..........        --               --          16,638              --            112,140             --
Lee Adams..............        --               --              --              --                 --             --

---------------
(1) Market value of underlying ERLY securities at the exercise date ($11.25), less the exercise price ($3.73).

(2) Market value of underlying ERLY securities at March 31, 1995 ($11.25), less the exercise price ($4.51).

EMPLOYMENT AGREEMENT

     In connection with the ARI Cooperative's reorganization as Pre-Acquisition ARI, Pre-Acquisition ARI entered into several employment agreements with certain Pre-Acquisition ARI employees. Lee Adams' employment agreement provides that, as an employee, he shall be entitled to certain benefits for a five-year term commencing (i) on the date of termination, if termination is by notice of ARI and there has been no Change of Control (as defined in such employment agreement), (ii) on the occurrence of a Benefits Event (as defined in such employment agreement) following a Change of Control, if termination is at the option of the employee, or (iii) on the occurrence of the last Change of Control preceding the date of termination, if termination is by notice of ARI. Under the terms of the employment agreement, such benefits are provided unless termination is both, at the option of the employee and in the absence of a Change of Control. A Change of Control is deemed to occur if any person becomes beneficial owner of 25% or more of the voting power of ARI or during any consecutive years, the individuals comprising a majority of the Board of Directors at the beginning of such period shall cease to constitute a majority. Generally, benefits payable under the employment agreement include continuation of the employee's base salary, continuation of the employee's participation in profit sharing, pension and other executive compensation plans and various health care and disability plans, the right to a cash bonus in the amount of the bonus last received if ARI awards a cash bonus to any member of the Executive Group (as defined in such employment agreement) during such five-year period, and indemnification for judgments, fines and expenses incurred by the employee by reason of his serving as an officer. In consideration of these benefits, Mr. Adams has agreed not to compete with ARI or to disclose any confidential information of ARI during the five-year period during which he is to receive such benefits. If ARI or its successor fails to make timely payments as required by the employment agreement, liquidated damages are set at treble the amount of such untimely payments. Certain amounts that may be paid under the employment agreement upon Mr. Adams' termination may be deemed to be "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code and, as such, would not be deductible by ARI for federal income tax purposes.

COMPENSATION OF DIRECTORS

     Directors who are not executive officers of the Company are paid $2,000 per quarter plus $1,000 for each board meeting attended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Decisions on the compensation of the Company's executive officers are made by the Compensation Committee of the Board of Directors. The Compensation Committee consists of Gerald D. Murphy, who acts as chairman of the committee, William H. Burgess and S.C. Bain, Jr. Mr. Murphy is Chairman of the Board of the Company and is the direct and indirect record and beneficial owner of 37.4% of ERLY common stock. Mr. Burgess is a private business consultant, Chairman of CMS Digital, Inc. and a director of ERLY. He is the beneficial owner of 7.6% of ERLY common stock.

     All decisions by the Compensation Committee were reviewed and approved without change by the full Board of Directors of the Company. Mr. Murphy did not participate in any Compensation Committee or Board of Directors discussions or decisions concerning his own compensation. Except for Mr. Murphy, no other member of the Compensation Committee is now or ever has been an officer or employee of the Company or its subsidiaries.

     Mr. Murphy and Mr. Burgess are also directors of ERLY. Both serve on ERLY's Compensation Committee of the Board of Directors, with Mr. Burgess serving as chairman. Mr. Bain is President of Bain, Inc. and a partner at Bain Farms.

INCENTIVE COMPENSATION PLAN

     In fiscal 1995, ARI's Board of Directors adopted, subject to shareholder approval, an Incentive Compensation Plan (the "Incentive Plan"), pursuant to which certain key officers of the Company are entitled to receive bonuses, in addition to other compensation they may receive from the Company, of 80% cash and 20% ERLY common stock if Return on Equity (as defined therein) of ARI are achieved. Bonuses under the Incentive Plan are 70% earned in the year the Return on Equity is 15% or greater and the remaining 30% will be earned in the following fiscal year if the Company achieves a Return on Equity of 15% or greater in such subsequent fiscal year. Unvested bonuses awarded that would otherwise be available under the Incentive Plan in the subsequent fiscal year will be forfeited upon a participant's voluntary termination of employment. Furthermore, no shares of stock issued under the Incentive Plan can be transferred for two years following issuance. The Incentive Plan is not subject to any provisions of ERISA.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the share ownership of the Company's Common Stock (as defined), the Series A Preferred Stock (as defined), and the Series B Preferred Stock at March 31, 1995 (i) owned by ERLY, the only person or entity known to own more than 5% of the outstanding voting shares of any of the voting capital stock of the Company; (ii) each director of the Company; (iii) each executive officer named in the Summary Compensation Table; (iv) all directors and executive officers of the Company and its subsidiaries as a group; and (v) all other owners of 5% or more of ERLY common stock. Except as indicated, each of the stockholders has sole voting power and investment power with respect to the shares beneficially owned by such stockholder.

                                                                                 AMOUNT AND NATURE OF
      NAME AND ADDRESS OF BENEFICIAL OWNER               TITLE OF CLASS          BENEFICIAL OWNERSHIP     PERCENT OF CLASS
-------------------------------------------------  --------------------------    --------------------     ----------------
ERLY Industries Inc..............................         Common Stock                   777,777(7)               32%
  10990 Wilshire Blvd.                              Series A Preferred Stock             777,777(7)              100
  Los Angeles, CA 90024                             Series B Preferred Stock           2,800,000(7)(8)           100

Gerald D. Murphy(1)..............................         Common Stock                   777,777(7)               32%
  10990 Wilshire Blvd.                              Series A Preferred Stock             777,777(7)              100
  Los Angeles, CA 90024                             Series B Preferred Stock           2,800,000(7)(8)           100

Douglas A. Murphy(2).............................         Common Stock                   777,777(7)               32%
  10990 Wilshire Blvd.                              Series A Preferred Stock             777,777(7)              100
  Los Angeles, CA 90024                             Series B Preferred Stock           2,800,000(7)(8)           100

William H. Burgess(3)............................         Common Stock                   777,777(7)               32%
  550 Palisades Drive                               Series A Preferred Stock             777,777(7)              100
  Palm Springs, CA 92262                            Series B Preferred Stock           2,800,000(7)(8)           100

State Treasurer of the State of Michigan(4)......         Common Stock                   777,777(7)               32%
  301 W. Allegan Street                             Series A Preferred Stock             777,777(7)              100
  Lansing, MI 48922                                 Series B Preferred Stock           2,800,000(7)(8)           100

Gentleness(5)....................................         Common Stock                   777,777(7)               32%
  P.O. Box N7776                                    Series A Preferred Stock             777,777(7)              100
  Lyford Cay                                        Series B Preferred Stock           2,800,000(7)(8)           100
  Nassau, Bahamas

Internationale Nederlanden (U.S.) Capital
  Corporation(6).................................         Common Stock                   777,777(7)               32%
  135 E. 57th Street                                Series A Preferred Stock             777,777(7)              100
  New York, NY 10022-2101                           Series B Preferred Stock           2,800,000(7)(8)           100

S.C. Bain, Jr....................................         Common Stock                         *                   *
  P.O. Box 250
  Bunkie, LA 71322

John M. Howland..................................              --                             --                  --
  16825 Northchase Drive
  Suite 1600
  Houston, TX 77060

Richard N. McCombs...............................              --                             --                  --
  16825 Northchase Drive
  Suite 1600
  Houston, TX 77060
---------------
(Footnotes on following page)

                                                                                 AMOUNT AND NATURE OF
      NAME AND ADDRESS OF BENEFICIAL OWNER               TITLE OF CLASS          BENEFICIAL OWNERSHIP     PERCENT OF CLASS
-------------------------------------------------  --------------------------    --------------------     ----------------
George E. Prchal.................................              --                             --                  --
  16825 Northchase Drive
  Suite 1600
  Houston, TX 77060

Lee Adams........................................         Common Stock                         *                   *
  16825 Northchase Drive
  Suite 1600
  Houston, TX 77060

Bill J. McFarland................................              --                             --                  --
  16825 Northchase Drive
  Suite 1600
  Houston, TX 77060

John S. Poole....................................              --                             --                  --
  16825 Northchase Drive
  Suite 1600
  Houston, TX 77060

All directors and executive officers as
  a group (12 persons)...........................         Common Stock                   782,290                  32%

---------------

 *  Less than one percent.

(1) Gerald D. Murphy, Chairman of the Board of ERLY, is the direct and indirect record and beneficial owner of 1,517,191 shares of ERLY common stock, representing approximately 37.4% of the outstanding shares of ERLY common stock.

(2) Douglas A. Murphy, President and a director of ERLY, is the beneficial owner of 506,502 shares of ERLY common stock, representing approximately 12.5% of the outstanding shares of ERLY common stock.

(3) William H. Burgess, a director of ERLY, beneficially owns 283,000 shares of ERLY common stock, representing approximately 7.6% of the outstanding shares of ERLY common stock.

(4) The State of Michigan Retirement System beneficially owns 372,368 shares of ERLY common stock, representing approximately 10.0% of the outstanding shares of ERLY common stock.

(5) Gentleness beneficially owns 220,000 shares of ERLY common stock, representing 5.9% of the outstanding shares of ERLY common stock.

(6) Internationale Nederlanden (U.S.) Capital Corporation owns warrants to purchase approximately 725,000 shares of ERLY common stock, representing 15% of ERLY common stock on a fully diluted basis.

(7) ERLY has sole voting and dispositive power over such shares.

(8) ERLY has pledged 2,600,000 of these shares to secure the payment of ARI's term debt, which is to be repaid with a portion of the proceeds of this Offering. 200,000 of these shares are pledged to former lenders of ARI to secure the obligation of ERLY on promissory notes aggregating $3.0 million incurred in connection with financing the Acquisition. The Series B Preferred Stock has two votes per share and is convertible into Common Stock on the same basis.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT

     In October 1994, ARI entered into an agreement with Rice Milling & Trading Investments, Ltd. ("RMT"), a company which operates a receiving, processing, storage and bagging facility in Saudi Arabia to receive and pack ARI products on an exclusive basis and under ARI supervision. Market shipments under this agreement began in June 1995 and, although no payments have yet been made to RMT, management expects that RMT annually will receive, process, store and bag rice shipped by ARI valued in excess of $20 million, of which RMT will retain in excess of $1 million as compensation for its services. Two directors of ARI, John M. Howland and George E. Prchal, are executive officers of RMT and are consultants to ARI. During fiscal 1995 the Company paid $100,000 to each of Mr. Howland and Mr. Prchal for consulting services. The terms of the agreement with RMT were determined by arms-length negotiations between the Company and RMT.

     S.C. Bain, Jr., a director of ARI, sells rough rice to ARI under grower agreements which contain the same terms or options as ARI's agreements with other growers. The amount of rice provided by Mr. Bain has not, during any of the last years, exceeded one percent of the total volume of rough rice purchased by ARI.

TRANSACTIONS WITH AFFILIATES

     As a result of the Acquisition, ERLY increased its ownership in the combined voting rights of ARI stock outstanding from 48% to 81%. Because of their positions as directors and significant stockholders of ERLY, Gerald D. Murphy, Douglas A. Murphy, and William H. Burgess can be deemed to be the beneficial owners of the ARI stock owned by ERLY. Additionally, Gerald D. Murphy, Douglas A. Murphy and William H. Burgess also serve as directors of ARI. Gerald D. Murphy is Chairman of the Board of ARI and Douglas A. Murphy is the President and Chief Executive Officer of ARI.

     In connection with the Acquisition, the intercompany payables and receivables were netted and resulted in an obligation owed to ARI by ERLY that is reflected in the 6% ERLY Intercompany Note as will be amended on the Closing Date, which will mature one day after the Maturity Date (as defined), is in the principal amount of $10.0 million and is payable out of any dividends received on the Series B Preferred Stock. This amount bears interest at the rate of 6% per annum and the balance due pursuant to the 6% ERLY Intercompany Note was approximately $11.9 million at March 31, 1995.

     ARI files a consolidated federal income tax return with ERLY. ARI and ERLY entered into a Tax Sharing Agreement on May 25, 1993 pursuant to which ARI will pay to or receive from ERLY the amount of income taxes currently payable or refundable computed as if ARI filed its annual tax return as a separate company. ARI intends to pay approximately $1.0 million to ERLY in satisfaction of ARI's current obligation under the Tax Sharing Agreement on or before the Closing
Date. Payment of the   % ERLY Intercompany Note may be made by offset against
amounts due under the Tax Sharing Agreement.

     ARI entered into a Management Agreement with ERLY on May 25, 1993 pursuant to which ERLY provides to ARI certain marketing, operating and management services, including global business planning, new product supply development, new market development services and assistance in insurance, human resources, finance and employee benefits. Other than Gerald D. Murphy, none of the employees, officers or directors of ERLY rendering such services are officers or directors of ARI. Mr. Murphy provides services under this Management Agreement to ARI for which ERLY is compensated. In exchange for such services, ARI pays ERLY a monthly management fee of $80,000, subject to adjustment annually based on the most recently published consumer price index. Payment of the management fees will be permitted under the Indenture only if the Company has paid all payments of principal, premium, if any, and interest due on the Mortgage Notes at the time payment of such fees is made. The term of the Management Agreement is two years with an automatic two-year renewal unless one party notifies the other that it wishes to terminate the Management Agreement. During fiscal 1995 and fiscal 1994, ARI paid ERLY $0.9 million and $1.1 million, respectively, in management fees pursuant to the Management Agreement. During fiscal 1993, fiscal 1992 and fiscal 1991, Comet paid ERLY management fees of $2.1 million, $1.9 million and $1.9 million, respectively.

     The Company will lend ERLY $10.5 million in exchange for the      % ERLY
Intercompany Note, maturing and payable in full one year and one day prior to the Maturity Date, the proceeds of which will be applied by ERLY on the Closing Date in satisfaction of $9.6 million of indebtedness owed by ERLY Juice Inc. and guaranteed by ERLY to ING Capital and to facilitate the repurchase of ERLY common stock warrants held by ING Capital. Currently, ING Capital beneficially owns warrants to acquire 15% of the outstanding voting capital stock of ERLY (on a common stock equivalent basis). In addition, ING Capital is a participant in the Term Loan and, in connection with the repayment of the Term Loan, ING Capital will receive approximately $23.8 million. See "Use of Proceeds."

                          DESCRIPTION OF CAPITAL STOCK

     Under ARI's Articles of Incorporation, as amended through September 9, 1994 (the "Articles of Incorporation"), ARI has the authority to issue 14,000,000 shares divided into the following: 10,000,000 shares of Common Stock, par value $1.00 per share (the "Common Stock"), 4,000,000 shares of preferred stock, par value $1.00 per share, of which 777,777 shares were designated as Series A Preferred Stock (the "Series A Preferred Stock"); 2,800,000 shares were designated as Series B Preferred Stock (the "Series B Preferred Stock"); and 300,000 shares were designated as Series C Preferred Stock (the "Series C Preferred Stock," and collectively with the Series A Preferred Stock and the Series B Preferred Stock, the "Preferred Stock"). At March 31, 1995, the Company had 2,443,892 shares of Common Stock, 777,777 shares of Series A Preferred Stock, 2,800,000 shares of Series B Preferred Stock and 300,000 shares of Series C Preferred Stock issued and outstanding. The Revolving Credit Loan and the Indenture restrict the payment of any dividends on the capital stock of ARI.

COMMON STOCK

     ERLY owns 777,777 shares of ARI's Common Stock, representing 32% of ARI's total issued and outstanding Common Stock and 9% of the total voting shares.

     Holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to one vote per share on all matters to be voted on by stockholders and are entitled, subject to any preferential rights of holders of Preferred Stock, to receive dividends, if any, as may be declared from time to time by the Board of Directors of ARI. Upon any liquidation or dissolution of ARI, the holders of Common Stock are entitled, subject to any preferential rights of holders of Preferred Stock, to receive a pro rata share of all the assets remaining available for distribution to stockholders after payment of all liabilities.

     The Common Stock is traded on the Nasdaq Small Capitalization Market under the symbol "RICE." The transfer agent and registrar for the Common Stock is Society National Bank.

SERIES A PREFERRED STOCK

     ERLY owns 777,777 shares, or 100%, of the issued and outstanding Series A Preferred Stock, representing 9% of the total voting shares.

     Each share of Series A Preferred Stock is convertible into one share of Common Stock at the election of the holder of such share.

     The Series A Preferred Stock has no rights of redemption or sinking fund provisions, but upon any liquidation of ARI, the holders of Series A Preferred Stock must be paid $25.70 per share, for a total of $19,989,000, before any amounts may be paid to the holders of the Series B Preferred Stock, the Series C Preferred Stock or the Common Stock. The holders of Series A Preferred Stock are entitled to one vote per share on all matters upon which the holders of Common Stock have the right to vote and are generally entitled to vote as a class on only matters adversely affecting their rights as holders of Series A Preferred Stock.

     Holders of shares of Series A Preferred Stock are entitled to receive dividends, when and if declared by the Board of Directors of ARI, on the same terms and in the same amounts as dividends payable to holders of the Common Stock.

SERIES B PREFERRED STOCK

     ERLY owns 2,800,000 shares, or 100%, of the issued and outstanding Series B Preferred Stock, representing 63% of the total voting shares.

     Each share of Series B Preferred Stock is convertible into two shares of Common Stock at the election of the holder of such share. ERLY has pledged 2,600,000 shares of Series B Preferred Stock to ARI's current lenders and 200,000 shares of Series B Preferred Stock is pledged to certain of ARI's former lenders. Pursuant to the two agreements pledging all 2,800,000 shares of Series B Preferred Stock, ERLY may exercise its conversion rights only with the consent of the secured party. The Series B Preferred Stock provides for annual, cumulative, non-participating dividends of approximately $5.2 million. No dividends have been declared or paid as of March 31, 1995, at which date the accumulated, undeclared dividends totaled $9.5 million.

     The Series B Preferred Stock has no rights of redemption or sinking fund provisions, but upon any liquidation of ARI, ARI must pay the holders of Series B Preferred Stock $5.00 per share, for a total of $14,000,000, pari passu with any liquidation payments made in respect of the Series C Preferred Stock before any amounts may be paid to the holders of the Common Stock. Each share of Series B Preferred Stock provides for annual cumulative, non-participating dividends of $1.85, the first $0.27 of which is to be paid at the same time as and pari passu with dividends declared and paid on the Series C Preferred Stock. The holders of Series B Preferred Stock are entitled to two votes per share on all matters upon which the holders of Common Stock have the right to vote and are entitled to vote as a class only on any matters adversely affecting their rights as holders of Series B Preferred Stock.

SERIES C PREFERRED STOCK

     The Series C Preferred Stock was issued to certain former lenders of ARI in connection with the Acquisition in partial satisfaction of certain indebtedness owed to them. In the aggregate, these former lenders own 300,000 shares, or 100%, of the Series C Preferred Stock.

     The Series C Preferred Stock has no rights of redemption or sinking fund provisions, but upon any liquidation of ARI, ARI must pay the holders of Series C Preferred Stock $5.00 per share, for a total amount of $1,500,000, pari passu with any liquidation payments made in respect of the Series B Preferred Stock before any amounts may be paid to the holders of Common Stock. The Series C Preferred Stock provides for annual cumulative, non-participating dividends of $2.50 per share, or $750,000 in total, is non-convertible and non-voting. Further, the Series C Preferred Stock is callable by ARI at any time at a price of $26.35 per share less aggregate dividend payments per share. No dividends have been declared or paid as of March 31, 1995, at which date the accumulated, undeclared dividends totaled $1.4 million.

     The Articles of Incorporation provide that, so long as any shares of Series B Preferred Stock or Series C Preferred Stock are outstanding, ARI will not, with respect to the Series B Preferred Stock and the Series C Preferred Stock, alter the Articles of Incorporation so as to adversely affect the rights of such stock, authorize or create any class or series of stock ranking prior to such stock in payment of dividends or distribution of assets or increase the authorized amount of any Preferred Stock or any other series or class of capital stock ranking prior to or on a parity with such stock without the consent of at least two-thirds of the shares of Series B Preferred Stock or Series C Preferred Stock, as applicable.

                         DESCRIPTION OF MORTGAGE NOTES

GENERAL

     The Mortgage Notes will be issued pursuant to an Indenture (the "Indenture") between the Company and U.S. Trust Company of Texas, N.A., as trustee (the "Trustee"). The terms of the Mortgage Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Mortgage Notes are subject to all such terms, and holders of Mortgage Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be exhaustive of all terms of the Indenture and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

     The Mortgage Notes will rank senior in right of payment to all subordinated Indebtedness and pari passu in right of payment with all existing and future senior Indebtedness of the Company, including borrowings under the Revolving Credit Loan. The Mortgage Notes will be secured by certain assets of the Company in the manner and to the extent summarized below under "-- Security."

PRINCIPAL, MATURITY AND INTEREST

     The Mortgage Notes will be limited in aggregate principal amount to $100.0
million and will mature on                , 2002. Fixed Interest on the Mortgage
Notes will accrue at the rate of   % per annum and will be payable semiannually
in cash in arrears on                and                of each year (each, an
"Interest Payment Date"), commencing on                , 1996, to holders of
record on the immediately preceding                and                (each, a
"Record Date"). Fixed Interest on the Mortgage Notes will accrue from the most recent date to which Fixed Interest has been paid or, if no Fixed Interest has been paid, from the date of original issuance. Fixed Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Additionally, installments of accrued and unpaid Fixed Interest will become due and payable with respect to any principal amount of the Mortgage Notes upon the maturity of such principal amount of Mortgage Notes (whether at stated maturity, upon acceleration, upon maturity of repurchase obligation or otherwise). Each installment of Fixed Interest will be calculated to accrue from and including the most recent date to which Fixed Interest has been paid or provided for (or from and including the Closing Date if no installment of Fixed Interest has been paid), but not including, the date of payment.

     In addition to regular semiannual payments of Fixed Interest, the Mortgage Notes will bear Contingent Interest, calculated as described below, from the Closing Date to the date of payment of the Mortgage Notes, excluding any fiscal quarter at the end of which the Company's Consolidated Cash Flow during such fiscal quarter and the immediately preceding three fiscal quarters is less than $20.0 million. Contingent Interest shall be deemed not to accrue during any fiscal quarter excluded as provided in the preceding sentence. Installments of accrued or deferred Contingent Interest will become due and payable semiannually on each Interest Payment Date to the holders of record at the close of business on the immediately preceding Record Date, unless such installment is permitted to be deferred on such payment date. Additionally, all installments of accrued or deferred Contingent Interest will become due and payable (and may not be further deferred) with respect to any principal amount of the Mortgage Notes upon the maturity of such principal amount of Mortgage Notes (whether at stated maturity, upon acceleration, upon maturity of repurchase obligation or otherwise).

     The Company, at its option, may defer payment of all or a portion of any installment of Contingent Interest then otherwise due if, and only to the extent that, (a) the payment of such portion of Contingent Interest will cause the Company's Fixed Charge Coverage Ratio for the four consecutive fiscal quarters last completed prior to such Interest Payment Date to be less than 2.0:1 on a pro forma basis after giving effect to the assumed payment of such Contingent Interest but before giving effect to the payment of any interest on the Mortgage Notes which is then not payable and (b) the principal of the Mortgage Notes corresponding to such Contingent Interest has not then matured and become due and payable (whether at stated maturity, upon acceleration, upon maturity of repurchase obligation or otherwise). Contingent Interest that is deferred shall become due and payable on the earlier of (i) the next succeeding Interest Payment Date on which such Contingent Interest is not permitted to be deferred, and (ii) upon the maturity of the corresponding principal of the Mortgage Notes (whether at stated maturity, upon acceleration, upon maturity of repurchase obligation or otherwise). No interest will accrue on any Contingent Interest deferred and which does not become due and payable. The aggregate amount of Contingent Interest payable in any Semiannual Period will be reduced pro rata for reductions in the outstanding principal amount of the Mortgage Notes prior to the close of business on the record date immediately preceding such payment of Contingent Interest.

     Each installment of Contingent Interest will be calculated to accrue (an "Accrual Period") from, but not including, the most recent date to which Contingent Interest has been paid or provided for, the date through which Contingent Interest had been calculated and deferred or, if no installment of Contingent Interest has been paid or deferred, from and including the Closing Date to, and including, either (a) the last day of the preceding Semiannual Period if the corresponding principal of the Mortgage Notes has not become due and payable or (b) the date of payment if the corresponding principal of the Mortgage Notes has become due and payable (whether at stated maturity, upon acceleration, upon maturity of repurchase obligation or otherwise), but excluding any fiscal quarter at the end of which the Company's Consolidated Cash Flow during such fiscal quarter and the immediately preceding three fiscal quarters is less than $20.0 million. With respect to each Accrual Period, Contingent Interest will accrue daily on the principal of each Mortgage Note outstanding during such period as follows: (i) for any portion of an Accrual Period which consists of all or part of a Semiannual Period that ends during such Accrual Period, 1/180 of the Base Contingent Interest with respect to such principal amount for such Semiannual Period until fully accrued and (ii) for any other portion of an Accrual Period, 1/180 of the Base Contingent Interest with respect to such principal amount for the Semiannual Period that began and last ended after the Closing Date.

     "Base Contingent Interest" means the interest payable on each Interest Payment Date with respect to any principal amount of outstanding Mortgage Notes
in an amount equal to the product of (i)   % of the Consolidated Cash Flow for
the Semiannual Period most recently completed prior to such Interest Payment Date, up to a limit of the Contingent Interest on $40.0 million of the Company's Consolidated Cash Flow during the fiscal year in which such interest is accrued and (ii) a fraction, the numerator of which is the aggregate principal amount of Mortgage Notes outstanding on the close of business on the Record Date corresponding to such Interest Payment Date and the denominator of which is $100.0 million.

     Any reference in this Prospectus to "accrued and unpaid interest" includes the amount of unpaid Contingent Interest due and payable.

     Principal, premium, if any, and interest (including Contingent Interest, if any) on the Mortgage Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Mortgage Notes at their respective addresses set forth in the register of holders of Mortgage Notes. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Mortgage Notes will be issued in denominations of $1,000 and integral multiples thereof.

SECURITY

     The Obligations of the Company under the Indenture and the Mortgage Notes will be secured by delivery to the Trustee, as collateral agent, for the benefit of the holders of the Mortgage Notes, of (i) the Freeport Deed of Trust creating a second priority security interest in the Company's leasehold interests in the Freeport Facility (including the Company's interests in furniture, fixtures and equipment); (ii) the Maxwell Deed of Trust creating a first priority security interest in the Company's fee and leasehold interests in the Maxwell Facility (including the Company's interests in furniture, fixtures and equipment); (iii) the Stuttgart Mortgage creating a first priority security interest in the Company's fee interest in the Stuttgart Facility (including the Company's interests in furniture, fixtures and equipment); (iv) pledge agreements creating first priority security interests in the Capital Stock of the Company held by ERLY (other than 200,000 shares of the Company's Series B Preferred Stock pledged to the holders of the Company's Series C Preferred Stock), the Capital Stock of the Company's Subsidiaries held by the Company, the ERLY Intercompany Notes and the Subsidiary Intercompany Notes; (v) a security agreement creating a first priority security interest in all registered U.S. trademarks, and a security interest in all other registered trademarks, owned or licensed by the Company; (vi) a pledge agreement creating a first priority security interest in the Freeport IRBs until such time as the Freeport IRBs are remarketed by the Company; and (vii) a pledge of all proceeds of the foregoing (including insurance) (collectively, the "Collateral"). The Collateral will not include any equipment subject to a purchase money lien that is a Permitted Lien to the extent that a Lien in favor of the Trustee would breach the agreement governing such purchase money lien.


     The Company's lease of the Freeport Facility is for a primary term of 35 years commencing June 6, 1987, renewable at the option of the Company for seven additional terms of five years each, and currently requires an annual lease payment of approximately $150,000, which amount will increase annually by 2%. In addition, the Company pays dockage, mooring, wharfage and other fees for services provided by the lessor to the Company at rates established by the harbor authority. The Company's lease of the Maxwell Facility, which covers approximately half of the property of the Maxwell Facility, is for a primary term of 60 years commencing October 1, 1974, renewable at the Company's option for an additional term of 39 years, and requires monthly lease payments of $0.10 per hundredweight of rough rice processed at the facility up to a maximum of $360,000 per year, or $90,000 per calendar quarter, for the initial term of the lease. The leases for both facilities, as clarified by landlord estoppel agreements to be entered into or before the Closing Date, will permit a mortgage lien in favor of the Trustee to be placed on such leasehold interests and permit the assignment of such leasehold interests by the Trustee following an Event of Default.



     The Collateral will secure the payment and performance when due of all of the Obligations of the Company under the Indenture and the Mortgage Notes as provided in the Collateral Documents. The Indenture will prohibit the Company from creating or otherwise causing or suffering to exist any new direct Subsidiary unless the Capital Stock of such Subsidiary owned by the Company and any Subsidiary Intercompany Note to which such Subsidiary becomes a party are pledged as Collateral pursuant to the Collateral Documents. Any claim of the Company or the Trustee against the assets of any of the Company's Subsidiaries will rank pari passu in right of payment against all Indebtedness of each such Subsidiary to the extent of the Intercompany Notes to which such Subsidiary is a party and effectively subordinate in right of payment against all other Indebtedness of such Subsidiary. The Indenture also will prohibit the Company from allowing any Subsidiary of the Company to create or otherwise suffer to exist any Subsidiary of such Subsidiary.


     So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the Indenture and the Collateral Documents, the Company and its Subsidiaries will be entitled to use the Collateral in a manner consistent with normal business practices and the Company and ERLY will be entitled to receive all cash dividends, interest and other payments made upon or with respect to, and to exercise any voting and other consensual rights pertaining to, the Capital Stock pledged by them and to receive all payments with respect to the ERLY Intercompany Notes and the Subsidiary Intercompany Notes pledged by them. Upon the occurrence and during the continuance of an Event of Default, (a) (i) all rights of the Company and ERLY to exercise voting or other consensual rights in connection with the pledged Capital Stock shall cease, and all such rights shall become vested in the Trustee, which, to the extent permitted by law and the Intercreditor Agreement, as described in the next paragraph, shall have the sole right to exercise such voting and other consensual rights and (ii) all rights of the Company and ERLY to receive all cash dividends, interest and other payments made upon or with respect to the pledged Capital Stock and to receive all payments with respect to the ERLY Intercompany Notes and the Subsidiary Intercompany Notes pledged by them shall cease and such cash dividends, interest and other payments shall be paid to the Trustee; and (b) the Trustee may sell the Collateral or any part thereof in accordance with the terms of the Collateral Documents, subject to the terms of the Intercreditor Agreement.

     The rights of the Trustee under the Collateral Documents will be subject to the terms of the Intercreditor Agreement between the Trustee and the lender under the Revolving Credit Loan (the "Revolving Credit Lender"). Pursuant to the Intercreditor Agreement, the Revolving Credit Lender will expressly agree that the Liens against the Collateral in favor of the Trustee are, except as described below in this paragraph, senior, superior, and prior in all respects to any Lien such lender may have against any assets constituting Collateral. The Intercreditor Agreement provides that the Revolving Credit Loan (i) may be secured by a first priority Lien on the Company's accounts receivable, inventory (and the proceeds therefrom) and related collateral, Liens on other assets of the Company that are not Collateral and Liens on the Collateral that are junior to the Liens in favor of the Trustee, (ii) may be guaranteed on a senior basis by certain of the Company's Subsidiaries, which guarantees may be secured by such Subsidiaries' accounts receivable, inventory (and the proceeds therefrom) and related collateral, and (iii) may not be guaranteed by ERLY. The Intercreditor Agreement also will provide that (a) the Revolving Credit Lender may not foreclose on any of the Company's assets that constitute Collateral or, except as described in clause (b) of this paragraph, exercise remedies with respect to the Collateral until the Company's Obligations under the Indenture and the Mortgage Notes have been satisfied in full; (b) in order to realize upon or liquidate the Revolving Credit Lender's inventory collateral, following any default under and acceleration of the Revolving Credit Loan, the Revolving Credit Lender will have, for a period of up to 90 days from the earlier of (1) the date on which the Revolving Credit Lender first takes possession of the inventory collateral securing its Lien and (2) the date on which the Revolving Credit Lender receives written notice from the Trustee after it first takes possession of the Collateral, the right to obtain access to and utilize the Company's rice processing facilities and affix the Company's trademarks to inventory in or processed in such facilities, and the continuing right to use such trademarks in connection with the Revolving Credit Lender's disposition of inventory that was contained in or processed in such facilities during such 90-day period, provided that such lender will pay to the Trustee for the benefit of the holders of the Mortgage Notes all depreciation expenses related to equipment used by such lender in connection therewith during any period after the first 45 days of such 90-day period and, provided further, that such 90-day period, in either case, will be tolled if and for so long as the Company's inventory and trademarks are subject to an automatic stay in connection with a bankruptcy proceeding involving the Company; and (c) except as provided in clause (b) of this paragraph, the Revolving Credit Lender will be obligated to release its Liens on, and will have no claim against, the Collateral in connection with any exercise of remedies by the Trustee or any sale by the Company of any Collateral permitted under the Indenture, although a junior lien in favor of such lender shall attach to the proceeds of any such sale, subject to the terms of the Intercreditor Agreement. The Revolving Credit Lender will waive any rights it may have to direct the order or manner of any sale of any assets which constitute Collateral. Except to the extent otherwise required by law, proceeds of any of the Collateral will be applied first to pay expenses of sale, then, subject to the Company's right to reinvest the proceeds pursuant to the provisions under the caption "-- Repurchase at the Option of Holders -- Asset Sales," to amounts payable to the Trustee under the Indenture and the Collateral Documents, and then to pay amounts due under the Mortgage Notes. After the Mortgage Notes are paid in full, any proceeds of Collateral in which the Revolving Credit Lender has a Lien will be paid to such lender. The rights of the Revolving Credit Lender could delay the exercise of remedies by the Trustee, and there can be no assurance that such rights will not adversely affect the ability to sell any or all of the Collateral or the amount realized on such sale.

     Under the terms of the Collateral Documents, the Trustee will determine the circumstances and manner in which the Collateral shall be disposed of, including, but not limited to, the determination of whether to release all or any portion of the Collateral from the Liens created by the Collateral Documents and whether to foreclose on the Collateral following an Event of Default. Moreover, upon the full and final payment and performance of all Obligations of the Company under the Indenture and the Mortgage Notes, the Collateral Documents shall terminate and the Collateral shall be released. In addition, in the event that any of the Collateral is sold as permitted under the Indenture and the Net Cash Proceeds are pledged and/or applied in accordance with the terms of the provisions under "-- Repurchase at the Option of Holders -- Asset Sales," the Trustee shall release the Liens in favor of the Trustee in the assets sold; provided, that such Net Cash Proceeds are deposited into a segregated bank account and pledged to the Trustee on or before the date of such Asset Sale and the Trustee shall have received from the Company on or before the date of such Asset

Sale an Officers' Certificate and an Opinion of Counsel that a valid Lien in such Net Cash Proceeds has been perfected in favor of the Trustee. Such pledged Net Cash Proceeds may be reinvested, and the Trustee will release or reduce the amount of the Net Cash Proceeds subject to the Trustee's Lien on such Net Cash Proceeds to the extent of such reinvestment, in accordance with the terms of the provisions under "-- Repurchase at the Option of Holders -- Asset Sales," provided that the Trustee shall have received from the Company on or before the date such Net Cash Proceeds are so applied an Officers' Certificate and an Opinion of Counsel that such Net Cash Proceeds have been or will be so applied and that a valid Lien in the assets in which such Net Cash Proceeds are reinvested has been perfected in favor of the Trustee.

     The value of the Collateral in the event of a liquidation will depend on market and economic conditions, the availability of buyers and similar factors. It is possible that the net proceeds realized from any sale of the Collateral would not be sufficient to pay the Indebtedness represented by the Mortgage Notes. As a result of the foregoing, holders of the Mortgage Notes may receive only limited benefits from their security interest in the Collateral. The rights of any holder of the Mortgage Notes to take any action to enforce the Company's Obligations under the Mortgage Notes will be limited by the terms of the Indenture so as to avoid impairment or loss of the Liens on the Collateral in favor of the Trustee pursuant to applicable state laws.

     The release of any Collateral from the terms of the Collateral Documents will not be deemed to impair the security under the Indenture in contravention of the provisions thereof and of the Collateral Documents if and to the extent the Collateral is released pursuant to the terms of the Indenture and the Collateral Documents. To the extent applicable, the Company shall comply with
Section 314(d) of the Trust Indenture Act.

OPTIONAL REDEMPTION

     The Mortgage Notes will not be redeemable at the Company's option prior to
               , 1999. Thereafter, the Mortgage Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the
twelve-month period beginning on                of the years indicated below:

                                       YEAR                                 PERCENTAGE
        ------------------------------------------------------------------  ----------
        1999..............................................................          %
        2000..............................................................          %
        2001 and thereafter...............................................     100.0%

     Notwithstanding the foregoing, until                , 1998, the Company may
redeem at its option up to one-third of the initial aggregate principal amount of the Mortgage Notes at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with the net proceeds received by the Company from a public offering of common stock of the Company; provided that at least two-thirds of the initial aggregate principal amount of the Mortgage Notes remains outstanding immediately after the occurrence of such redemption and such redemption shall occur within 60 days of the date of the closing of such public offering.

MANDATORY REDEMPTION

     Except as set forth below under "Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Mortgage Notes.

REPURCHASE AT THE OPTION OF HOLDERS

     Change of Control

     Upon the occurrence of a Change of Control, each holder of Mortgage Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Mortgage Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% (or 100% if such Change of Control occurs on
or after                , 2001) of the
aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of repurchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Mortgage Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Mortgage Notes as a result of a Change of Control.

     On the date of the Change of Control Payment, the Company will, to the extent lawful, (1) accept for payment all Mortgage Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Mortgage Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Mortgage Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Mortgage Notes or portions thereof being purchased by the Company. The paying agent will promptly mail to each holder of Mortgage Notes so tendered the Change of Control Payment for such Mortgage Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Mortgage Note equal in principal amount to any unpurchased portion of the Mortgage Notes surrendered, if any; provided that each such new Mortgage Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of the Change of Control Payment.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Mortgage Notes to require that the Company repurchase or redeem the Mortgage Notes in the event of a takeover, recapitalization or similar restructuring.

     The exercise by the holders of Mortgage Notes of their right to require the Company to repurchase the Mortgage Notes could cause a default under the Company's other senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. Although the obligations of the Company with respect to the Mortgage Notes are secured by the Collateral, there can be no assurance that the proceeds of a sale of such Collateral will be sufficient to satisfy payments due on the Mortgage Notes upon a Change of Control. Finally, the Company's ability to pay cash to the holders of Mortgage Notes upon a repurchase may be limited by the Company's then existing financial resources.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than Douglas A. Murphy or Gerald D. Murphy, acquires a direct or indirect interest in more than 50% of the voting power of the Voting Stock of the Company or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Company will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Mortgage Notes to require the Company to repurchase such Mortgage Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     Asset Sales

     The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, engage in an Asset Sale unless (i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; (ii) at least 85% of the Net Proceeds therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalents, provided that, with respect to any disposition of property held for sale on the date of the Indenture, as reflected on the Company's balance sheets contained in its Consolidated Financial Statements, at least 50% of the Net Proceeds therefor received by the Company must be in the form of cash or Cash Equivalents, and provided further that any notes or other obligations received by the Company or any Subsidiary as consideration in connection with an Asset Sale shall be counted as "Net Proceeds" only to the extent such notes or other obligations are immediately converted by the Company or such Subsidiary into cash (and then only to the extent of the cash received); and (iii) if such Asset Sales involve Collateral, the Company obtains a release of the Lien in favor of the Trustee on such Collateral on or before the date such Asset Sale occurs.

     Within one year after the receipt of any Net Cash Proceeds from an Asset Sale, the Company (or the Subsidiary, as the case may be) may apply such Net Cash Proceeds to an investment in another business, the making of a capital expenditure or the acquisition of other tangible assets, in each case, in a Related Business; provided, that if any Collateral is sold, (a) any Net Proceeds received from such Asset Sale that are not in the form of cash or Cash Equivalents will be pledged to the Trustee to secure the Company's Obligations under the Mortgage Notes and the Indenture; (b) if the Net Cash Proceeds from such sales (either individually or when combined with the Excess Proceeds (as defined below) from sales of Collateral during such one year period) exceed $1.0 million, then such Net Cash Proceeds shall be held in a segregated account (which may, at the Company's option, be invested in Cash Equivalents) that will be pledged to the Trustee to secure the Company's Obligations under the Mortgage Notes and the Indenture until such Net Cash Proceeds are either reinvested or applied to redeem the Mortgage Notes as described below; and (c) if any such Net Cash Proceeds are reinvested, such Net Cash Proceeds shall only be reinvested in the type of assets of the Company defined as Collateral under the Collateral Documents and similar in character to the assets sold, and only if the assets acquired by such reinvestment are subject to a perfected Lien in favor of the Trustee (with the same priority as the Lien on the Collateral that was the subject of the Asset Sale); and provided further that if any such Net Cash Proceeds consist of proceeds of insurance paid on account of the loss or damage to any property, or compensation or other proceeds for any property taken by condemnation, eminent domain or similar proceedings, such proceeds may be applied to reimburse the Company or any of its Subsidiaries, as applicable, for expenditures made, and cost incurred, to repair, rebuild, replace or restore the property subject to such loss, damage or taking so long as the Company utilizes such Net Cash Proceeds in accordance with clauses (a), (b) and (c) of this paragraph.

     Any Net Cash Proceeds from any Asset Sales that are not applied or reinvested as provided above will be deemed to constitute "Excess Proceeds." Pending the final application of any such Net Cash Proceeds (other than proceeds from an Asset Sale of assets constituting Collateral), the Company or such Subsidiary may temporarily reduce the Revolving Credit Loan or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture. When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all holders of Mortgage Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Mortgage Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Mortgage Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Mortgage Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Mortgage Notes in accordance with the next paragraph. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

SELECTION AND NOTICE

     If less than all of the Mortgage Notes are to be redeemed at any time, selection of Mortgage Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Mortgage Notes are listed, or, if the Mortgage Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Mortgage Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Mortgage Notes to be redeemed at its registered address. If any Mortgage Note is to be redeemed in part only, the notice of redemption that relates to such Mortgage Note shall state the portion of the principal amount thereof to be redeemed. A new Mortgage Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Mortgage Note. On and after the redemption date, interest ceases to accrue on Mortgage Notes or portions of them called for redemption.

CERTAIN COVENANTS

     Restricted Payments

     The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Subsidiary of the Company); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the Mortgage Notes; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii) and (iii) in the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
     (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) $2.0 million.

     The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock), provided, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iv) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture, provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $250,000 in any twelve-month period plus the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries, and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (v) any payment or other distribution pursuant to the terms of the Management Agreement and the Tax Sharing Agreement, as such agreements exist on the date of the Indenture, provided that payments made pursuant to the Management Agreement will be permitted only if the Company has paid all payments of principal, premium, if any, and interest (including all Contingent Interest accrued or deferred) due on the Mortgage Notes at the time payment of such fees is made; (vi) any payments of dividends or distributions on account of the Equity Interests in ARI-Vinafood held by Central Food Corporation II, a company organized under the laws of the Socialist Republic of Vietnam ("Central Food Corporation II"), provided that, concurrently with such payments ARI-Vinafood pays to the Company a dividend or distribution on account of the Company's Equity Interests in ARI-Vinafood proportionate to the Company's ownership interest in ARI-Vinafood; (vii) capital contributions by the Company to ARI-Vinafood pursuant to that certain Joint Venture Contract dated July 27, 1994 between Central Food Corporation II and the Company in an aggregate amount not to exceed $1.0 million; (viii) a loan of $10.5 million in aggregate principal amount to ERLY that is evidenced by the
     % ERLY Intercompany Note and pledged to the Trustee as Collateral for the Mortgage Notes; (ix) any intercompany loan by the Company to any Subsidiary that is not a Wholly Owned Subsidiary of up to $2.0 million and which is evidenced by a Subsidiary Intercompany Note that is pledged to the Trustee as Collateral for the Mortgage Notes, provided that the aggregate amount of all such loans may not exceed $10.0 million at any one time, provided further that (a) any subsequent issuance or transfer of Equity Interests that results in the Obligations under any such intercompany loan being owed by a Person other than a Subsidiary of the Company and (b) any sale or other transfer of the Obligations under any such intercompany loan to a Person that is not either the Company or a Subsidiary shall be deemed, in each case, to constitute a Restricted Payment by the Company or such Subsidiary, as the case may be; or (x) any payments of principal and interest on account of the Freeport IRBs made to any Person other than an Affiliate of the Company after the Company remarkets the Freeport IRBs.

     The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

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

     Incurrence of Indebtedness and Issuance of Preferred Stock

     The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and its Subsidiaries may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.25:1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The foregoing provisions will not apply to:

          (i) the incurrence by the Company of revolving credit Indebtedness and letters of credit pursuant to the Revolving Credit Loan for working capital purposes (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) in an aggregate principal amount not to exceed the amount of the Borrowing Base;

          (ii) the incurrence by the Company of Indebtedness represented by the Mortgage Notes;

          (iii) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred;

          (iv) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $10.0 million at any time outstanding; provided that none of the Company or the Subsidiaries shall incur any Indebtedness pursuant to this clause (iv) that creates a security interest in, causes a Lien (other than a Permitted Lien) to be placed against or otherwise encumbers the Collateral;

          (v) the incurrence by the Company or any of its Wholly Owned Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries; provided, however, that, except to the extent that such Indebtedness may be incurred pursuant to the next paragraph, (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Wholly Owned Subsidiary and (b) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Wholly Owned Subsidiary, as the case may be;

          (vi) the incurrence by any Subsidiary of the Company that is not a Wholly Owned Subsidiary of intercompany Indebtedness between the Company and such Subsidiary in an aggregate principal amount not to exceed $2.0 million at any time with respect to such Subsidiary; provided that the aggregate amount of Indebtedness incurred by the Company's Subsidiaries pursuant to this paragraph (vi) shall not exceed $10.0 million at any one time;

          (vii) the incurrence by the Company of Indebtedness under a letter of credit in such amount and to the extent necessary to remarket the Freeport IRBs; and

          (viii) the incurrence by the Company or any of its Subsidiaries of Indebtedness not otherwise permitted to be incurred pursuant to the provisions described above in an aggregate principal amount not to exceed $2.0 million at any one time outstanding.

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

     Liens

     The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

     Dividend and Other Payment Restrictions Affecting Subsidiaries

     The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) existing Indebtedness as in effect on the date of the Indenture, (b) the Indenture and the Mortgage Notes, (c) applicable law, (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated Cash Flow of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture, (e) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause
(iii) above on the property so acquired, or (g) Permitted Refinancing Indebtedness, provided that the restrictions of the nature described in clauses
(i), (ii) and (iii) above contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

     Merger, Consolidation or Sale of Assets

     The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Mortgage Notes, the Indenture and the Collateral Documents pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) the owner of the Capital Stock of the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made shall have pledged to the Trustee all of the issued and outstanding Capital Stock of the surviving corporation or the Company, as the case may be (with the same priority as the Lien on the Capital Stock of the Company owned by ERLY); (v) the perfection and priority of the Liens in the Collateral in favor of the Trustee are not impaired, except for the Lien on the Capital Stock of the Company owned by ERLY, which Lien may be released upon such merger, consolidation or sale of assets if the other conditions herein are satisfied; and (vi) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     Transactions with Affiliates

     The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing; provided that (x) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, (y) transactions between or among the Company and/or its Subsidiaries and (z) transactions permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments," in each case, shall not be deemed Affiliate Transactions.

     Advances to Subsidiaries

     The Indenture will provide that all advances to Subsidiaries made by the Company from time to time after the date of the Indenture will be evidenced by unsecured Subsidiary Intercompany Notes in favor of the Company that will be pledged to the Trustee as Collateral to secure the Mortgage Notes. The Indenture also will provide that all advances by the Company to any Subsidiary of the Company outstanding on the date of the Indenture will be evidenced by an unsecured Subsidiary Intercompany Note that will be pledged to the Trustee as Collateral for the Mortgage Notes. Each Subsidiary Intercompany Note will be payable upon demand, will bear interest at the same rate as the Mortgage Notes, will be pari passu in right of payment with all present and future senior Indebtedness of the Subsidiary to which such loan is made and senior to all future subordinated Indebtedness of such Subsidiary. A form of Subsidiary Intercompany Note will be attached as an annex to the Company Pledge Agreement (as such term is defined in the Indenture).

     Limitation on Issuances and Sales of Capital Stock of Wholly Owned Subsidiaries

     The Indenture will provide that the Company (i) will not, and will not permit any Wholly Owned Subsidiary of the Company to, transfer, convey, sell or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of the Company to any Person (other than the Company), unless (a) such transfer, conveyance, sale or other disposition is of all the Capital Stock of such Wholly Owned Subsidiary and (b) the Net Cash Proceeds from such transfer, conveyance, sale or other disposition are applied in accordance with the covenant described above under the caption "-- Asset Sales," and (ii) will not permit any Wholly Owned Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company.

     Limitations on Issuances of Guarantees of Indebtedness

     The Indenture will provide that the Company will not permit any Subsidiary, directly or indirectly, to Guarantee the payment of any Indebtedness other than such Indebtedness represented by the Mortgage Notes and the Revolving Credit Loan or secure the payment of any Indebtedness, other than with accounts receivable, inventory (and the proceeds therefrom) and related collateral, unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the (i) Guarantee of the payment of the Mortgage Notes by such Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary's Guarantee of or pledge to secure such other Indebtedness, and (ii) a security interest (other than on accounts receivable, inventory (and the proceeds therefrom) and related collateral) securing such Guarantee on the Mortgage Notes that ranks pari passu with the Liens securing such Indebtedness. Notwithstanding the foregoing, any such guarantee by a Subsidiary of the Mortgage Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon either (a) the release or discharge of such Guarantee of such Indebtedness, except a discharge by or as a result of payment under such Guarantee, or (b) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture. The form of such Guarantee will be attached as an exhibit to the Indenture.

     Insurance

     The Indenture will provide that, until the Mortgage Notes have been paid in full, the Company will, and will cause its Subsidiaries to, maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty, and shall have provided insurance certificates evidencing such insurance to the Trustee prior to the date of the Indenture and shall thereafter provide evidence of such insurance within 30 days of the anniversary or renewal date of each such policy, which certificate shall expressly state the expiration date for each policy listed. Notwithstanding the foregoing, customary insurance coverage for the purposes of the Indenture will include the following: (i) workers' compensation insurance to the extent required to comply with all applicable state, territorial, or United States laws and regulations or the laws and regulations of any other applicable jurisdiction, (ii) comprehensive general liability insurance with minimum limits of $1.0 million, (iii) umbrella or excess liability insurance providing liability limits over and above the foregoing insurance up to a minimum limit of $25.0 million, (iv) property insurance protecting the property against such risks and hazards (other than earthquakes) as are from time to time covered by an "all-risk" policy or a property policy covering "special" causes of loss (such insurance shall provide coverage in not less than the lesser of 120% of the outstanding principal amount of Mortgage Notes plus accrued and unpaid interest and 100% of actual replacement value (as determined at each policy renewal based on the F.W. Dodge Building Index or some other recognized means) of any fixtures, equipment or improvements and with a deductible no greater than $250,000 (other than flood insurance, for which the deductible may be up to 10% of such replacement value or such greater amount as is available on reasonably commercial terms)); and (v) such insurance of any leased real or personal property as is required by the terms of the applicable lease. All insurance required under the Indenture (except worker's compensation) shall name the Trustee as an additional insured or loss payee, as applicable. All such insurance policies will be issued by carriers having an A.M. Best & Company, Inc. rating of A- or higher, or if such carrier is not rated by A.M. Best & Company, Inc., having the financial stability and size deemed appropriate by an opinion from a reputable insurance broker.

     Further Assurances

     The Indenture will provide that the Company will (and will cause each of its Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as may be required from time to time or as the Trustee may reasonably request in order
(i) to carry out more effectively the purposes of the Collateral Documents, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests required to be encumbered thereby, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral

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

Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Trustee any of the rights granted or now or hereafter intended by the parties thereto to be granted to the Trustee or under any other instrument executed in connection therewith or granted by the Company under the Collateral Documents or under any other instrument executed in connection therewith.

     Reports

     The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Mortgage Notes are outstanding, the Company will furnish to the holders of Mortgage Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and
(ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. The Company also shall include, in the case of such quarterly reports, the Contingent Interest paid, the Contingent Interest Accrual amount and Consolidated Cash Flow with respect to the most recently ended fiscal quarter of the Company, and in the case of annual reports, the audited Contingent Interest paid, the Contingent Interest Accrual amount and audited Consolidated Cash Flow for the most recently ended fiscal year and for each of the fiscal quarters in such fiscal year. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company also will comply with the other provisions of Sections 314(a) and 314(b) of the Trust Indenture Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest (including Contingent Interest) on the Mortgage Notes, provided that payments of Contingent Interest that are permitted to be deferred as provided in the Indenture shall not become due for this purpose until such payment is required to be made pursuant to the terms of the Indenture; (ii) default in payment when due of the principal of or premium, if any, on the Mortgage Notes; (iii) failure by the Company for 15 days after notice to observe or perform any covenant, condition or agreement described under the captions "-- Repurchase at the Option of Holders -- Change of Control," "-- Repurchase at the Option of
Holders -- Asset Sales," "-- Certain Covenants -- Restricted Payments" or
"-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock"; (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture, the Collateral Documents or the Mortgage Notes; (v) an "Event of Default" under and as defined in either of the lease agreements relating to real property leased by the Company at the Freeport Facility and the Maxwell Facility; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more or is secured by a Lien that is prior to the Lien in favor of the Trustee; (vii) any Collateral Document shall be held to be unenforceable or otherwise invalid (except as expressly set forth therein or in the Indenture) or the Lien created by any Collateral Document in any asset or assets with a fair market value in excess of $5.0 million ceases to be a valid and perfected Lien with the same priority as the Lien specified in such Collateral Document, subject only to Permitted Liens; (viii) failure by the Company or any of its Subsidiaries to pay

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

final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Mortgage Notes may declare the principal, premium, if any, interest (including all Contingent Interest accrued or deferred) and any other monetary obligations on all the Mortgage Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Mortgage Notes will become due and payable without further action or notice. Holders of the Mortgage Notes may not enforce the Indenture or the Mortgage Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Mortgage Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Mortgage Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Mortgage Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Mortgage Notes. If an Event of Default occurs prior
to                  , 1999 by reason of any willful action (or inaction) taken
(or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Mortgage Notes, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Mortgage Notes.

     The holders of a majority in aggregate principal amount of the Mortgage Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Mortgage Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest (including Contingent Interest) on, or the principal of, the Mortgage Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Mortgage Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Mortgage Notes by accepting a Mortgage Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Mortgage Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Mortgage Notes ("Legal Defeasance") except for (i) the rights of holders of outstanding Mortgage Notes to receive payments in respect of the principal of, and premium, if any, and interest (including Contingent Interest, if any) on such Mortgage Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Mortgage Notes concerning issuing temporary Mortgage Notes, registration of Mortgage Notes, mutilated, destroyed, lost or stolen Mortgage Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Mortgage Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Mortgage Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Mortgage Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest (including the maximum amount payable as Contingent Interest, if any) due on the outstanding Mortgage Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Mortgage Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Mortgage Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Mortgage Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Mortgage Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange Mortgage Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Mortgage Note selected for redemption. Also, the Company is not required to transfer or exchange any Mortgage Note for a period of 15 days before a selection of Mortgage Notes to be redeemed.

     The registered holder of a Mortgage Note will be treated as the owner of it for all purposes.

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

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture, the Mortgage Notes and the Collateral Documents may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Mortgage Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Mortgage Notes), and any existing default or compliance with any provision of the Indenture, the Mortgage Notes or the Collateral Documents may be waived with the consent of the holders of a majority in principal amount of the then outstanding Mortgage Notes (including consents obtained in connection with a tender offer or exchange offer for Mortgage Notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any Mortgage Notes held by a non-consenting holder): (i) reduce the principal amount of Mortgage Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Mortgage Note or alter the provisions with respect to the redemption of the Mortgage Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest (including Contingent Interest) on any Mortgage Note, (iv) waive an Event of Default in the payment of principal of or premium, if any, or interest (including Contingent Interest) on the Mortgage Notes (except a rescission of acceleration of the Mortgage Notes by the holders of at least a majority in aggregate principal amount of the Mortgage Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Mortgage Note payable in money other than that stated in the Mortgage Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Mortgage Notes to receive payments of principal of or premium, if any, or interest (including Contingent Interest) on the Mortgage Notes, (vii) waive a redemption payment with respect to any Mortgage Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"), (viii) directly or indirectly release Liens on all or substantially all of the Collateral except in connection with a permitted merger, consolidation or disposition of assets or (ix) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of Mortgage Notes, the Company and the Trustee may amend or supplement the Indenture, the Mortgage Note or the Collateral Documents to cure any ambiguity, defect or inconsistency, to provide for uncertificated Mortgage Notes in addition to or in place of certificated Mortgage Notes, to provide for the assumption of the Company's obligations to holders of Mortgage Notes in the case of a merger or consolidation, to provide for certain amendments to the Collateral Documents expressly called for therein in the case of a merger or consolidation, to execute and deliver any documents necessary or appropriate to release Liens on any Collateral as provided for in the Indenture, to make any change that would provide any additional rights or benefits or Collateral to or for the benefit of the holders of Mortgage Notes or that does not adversely affect the legal rights under the Indenture and the Collateral Documents of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding Mortgage Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Mortgage

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

Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain copies of the Indenture without charge by writing to American Rice, Inc., 16825 Northchase Drive, Suite 1600, Houston, Texas 77060, Attention: Vice President of Finance.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person to the extent such Indebtedness is not satisfied and such Lien released at the time of such acquisition.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "ARI-Vinafood" means American Rice-Vinafood Co., Ltd., a limited liability company organized under the laws of the Socialist Republic of Vietnam.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback) other than sales in the ordinary course of business consistent with past practices or sales of accounts receivable, inventory and related collateral to the extent that the lender under the Revolving Credit Loan has a Lien on such assets (including the receipt of proceeds of insurance paid on account of the loss of or damages to any asset, other than inventory, and awards of compensation for any asset taken by condemnation, eminent domain or similar proceeding, and including the proceeds of business interruption insurance), provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant, and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $5.0 million or (b) for net proceeds in excess of $5.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, and (iii) a Restricted Payment that is permitted by the provisions described above under the caption "-- Certain Covenants -- Restricted Payments" will not be deemed to be Asset Sales.

     "Borrowing Base" means, as of any date, an amount equal to the sum of (a) 85% of the face amount of all accounts receivable owned by the Company and its Subsidiaries as of such date that are not more than 90 days past due (or 90% of accounts receivable that are backed by letters of credit), (b) 75% of the lower of the book value (calculated on a FIFO basis) or fair market value of all inventory owned by the Company and its Subsidiaries as of such date and (c) temporary overadvances in excess of the sum of (a) and (b) as permitted by the lender under the Revolving Credit Loan, each of accounts receivable and inventory calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, the Company may utilize the most recent available information for purposes of calculating the Borrowing Base.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) U.S. dollars, (ii) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

     "Collateral Documents" means, collectively, the Freeport Deed of Trust, the Maxwell Deed of Trust, the Stuttgart Mortgage, the Company Pledge Agreement, the ERLY Pledge Agreement, the Trademark Security Agreement, the Intercreditor Agreement, if any, and any other pledges, agreements, instruments, financing statements, filings or other documents that evidence, set forth or limit the Lien of the Trustee in the Collateral (as such terms are defined in the Indenture).

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, plus (v) fees related to management services pursuant to the Management Agreement, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Subsidiary shall be excluded to the extent and in proportion to the outstanding Voting Stock of such Subsidiary not held of record by such referent Person, (iv) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (v) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Contingent Interest" means Base Contingent Interest on the Mortgage Notes then accrued and any Base Contingent Interest previously accrued and the payment of which has been permitted to be deferred.

     "Contingent Interest Accrual" means, at any time, the total amount of Contingent Interest on the Mortgage Notes accrued and unpaid through and as of such time.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture, (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or (iii) was nominated for election, elected or appointed to such Board to fill a vacancy caused by the death of a member of the Board of Directors.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the Maturity Date.

     "ERLY" means ERLY Industries Inc., a California corporation.

     "ERLY Intercompany Notes" means collectively (i) that certain intercompany note in favor of the Company, dated the date of the Indenture, in aggregate principal amount of $10.5 million, bearing interest at the same rate as the Mortgage Notes and maturing one year and one day prior to the Maturity Date, which ranks senior in right of payment to all existing and future subordinated Indebtedness and pari passu in right of payment with all future senior
Indebtedness of ERLY (the "     % ERLY Intercompany Note") and (ii) that certain
Promissory Note in favor of the Company, dated May 25, 1993, as amended as of the date of the Indenture, in aggregate principal amount of $10.0 million, bearing interest at the rate of 6% per annum and maturing one day after the Maturity Date (the "6% ERLY Intercompany Note").

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Fixed Charges" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Subsidiaries (in proportion to the Company's ownership interest in each such Subsidiary) for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Subsidiaries (in proportion to the Company's ownership interest in each such Subsidiary) that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries to the extent of such Guarantee or Lien (whether or not such Guarantee or Lien is called upon), and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings and scheduled payments) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

     "Fixed Interest" means the interest payable with respect to any principal
amount of Mortgage Notes in an amount equal to      % of such principal amount.

     "Freeport IRBs" means those certain $13,300,000 Variable Rate Demand Marine Terminal Revenue Bonds, Series 1985 (American Rice, Inc. Project) issued by Brazos Harbor Industrial Development Corporation on December 16, 1985.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person; provided that such indebtedness shall not include indebtedness represented by standby letters of credit to the extent that a Person's payment obligation in respect of such standby letter of credit secures an underlying obligation that otherwise is included as indebtedness of such Person or its Subsidiaries.

     "Intercreditor Agreement" means that certain Intercreditor Agreement entered into by and between the Trustee and the lender under the Revolving Credit Loan on or before the date of the Indenture, as thereafter amended, supplemented, modified, or replaced (including such agreement entered into by the lender under an agreement constituting Permitted Refinancing Indebtedness with respect to the Revolving Credit Loan), in each case substantially in the form attached to the Indenture.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Management Agreement" means that certain Management Agreement dated as of May 25, 1993 by and between ERLY and the Company.

     "Maturity Date" means             , 2002.

     "Net Cash Proceeds" means the Net Proceeds of any Asset Sale received in the form of cash or Cash Equivalents.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and
(ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash and non-cash consideration received by the Company or any of its Subsidiaries in respect of any Asset Sale, including, without limitation, any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Subsidiary assumed by the transferee in such Asset Sale or otherwise satisfied in connection with such Asset Sale, net of (i) direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (ii) amounts applied to the repayment of Indebtedness (other than the Mortgage Notes), and the value of the Indebtedness assumed by the transferee in such Asset Sale, in each case, to the extent required by the terms of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and (iii) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Officers' Certificate" means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Investments" means (i) any Investments in the Company or in a Wholly Owned Subsidiary of the Company that are evidenced by Capital Stock or Subsidiary Intercompany Notes which are pledged to the Trustee as Collateral for the Mortgage Notes; (ii) any Investments in Cash Equivalents; (iii) any Investments by the Company or any Subsidiary of the Company in a Person engaged in a Related Business that are evidenced by Capital Stock or Subsidiary Intercompany Notes that are pledged to the Trustee as Collateral for the Mortgage Notes, if as a result of such Investment (a) such Person becomes a Wholly Owned Subsidiary of the Company that is engaged in a Related Business or
(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company that is engaged in a Related Business; (iv) Restricted Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales"; and (v) other Investments in any Person that do not exceed $1.0 million in the aggregate at any time outstanding.

     "Permitted Liens" means (i) Liens securing Indebtedness pursuant to the Revolving Credit Loan in an aggregate principal amount not to exceed the Borrowing Base, provided that any Liens on Collateral in favor of the Revolving Credit Lender shall be junior and subordinate to the Liens in favor of the Trustee under the Collateral Documents and shall be subject to the Intercreditor Agreement; (ii) Liens in favor of the Company or created in favor of the Trustee pursuant to the Indenture or the Collateral Documents; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the consummation and not made in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the date of the Indenture, including renewals and extensions thereof in connection with Permitted Refinancing Indebtedness (other than Liens securing Indebtedness to be repaid with the proceeds from the sale of the Mortgage Notes and Liens securing the Revolving Credit Loan); (vii) Liens on the Collateral securing obligations in respect of the Indenture and the Mortgage Notes; (viii) ground leases under which the Company is the lessee in respect of the real property on which facilities owned or leased by the Company or any of its Subsidiaries are located; (ix) (1) Liens for taxes, assessments or governmental charges or claims or (2) statutory Liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen and repairmen or other similar Liens arising in the ordinary course of business, in the case of each of (1) and (2), with respect to amounts that either (A) are not yet delinquent or (B) are being contested in good faith by appropriate proceedings as to which appropriate reserves or other provisions have been made in accordance with GAAP; (x) easements, rights-of-way, restrictions, covenants, mineral reservations, minor defects or irregularities in title and other similar charges or encumbrances which do not interfere in any material respect with the ordinary conduct of business of the Company and its Subsidiaries; (xi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness; (xii) Liens on the Freeport Facility securing the Freeport IRBs and any letter of credit obtained by the Company if and to the extent required for the Company to remarket the Freeport IRBs; and (xiii) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $2.5 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries; provided that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed (a) the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, (b) if such Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded was issued at an original issue discount, the original issue price, plus amortization of the original issue discount to the time the Permitted Refinancing Debt is incurred, or (c) if such Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Indebtedness represented by the Revolving Credit Loan and such Permitted Refinancing Indebtedness also is a revolving credit facility, the amount of the Borrowing Base (in each case, plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness does not require payments of principal prior to the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Mortgage Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Mortgage Notes on terms at least as favorable to the holders of Mortgage Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (v) any Permitted Refinancing Indebtedness relating to the Revolving Credit Loan will be subject to the Intercreditor Agreement.

     "Person" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock, whether outstanding on the date hereof or issued after the date of the Indenture, and including, without limitation, all classes and series of preferred or preference stock of such Person.

     "Related Business" means the business of purchasing, processing, bagging, transporting, trading and marketing agricultural products and such business activities as are incidental or related thereto.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Semiannual Period" means each period that begins on September 30 and ends on the next succeeding March 31 or each period that begins on March 31 and ends on the next succeeding September 30.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Subsidiary Intercompany Notes" means the intercompany promissory notes issued by the Company's Subsidiaries in favor of the Company to evidence advances by the Company, in each case in the form attached to the Company Pledge Agreement.

     "Tax Sharing Agreement" means that certain Tax Agreement dated May 25, 1993 by and between ERLY and the Company.

     "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following is a summary of provisions of the Company's other debt that will remain outstanding after application of the proceeds of this Offering. This summary provides only the significant terms of each Indebtedness and is qualified in its entirety by the actual terms and conditions of each individual debt instrument. Such debt instruments are available for inspection at the Company's executive offices.

REVOLVING CREDIT LOAN

     The Revolving Credit Loan, amended as of June 30, 1995, provides for loans to the Company of up to $47.5 million, subject to availability based on a borrowing base of 85% of eligible accounts receivable, 90% of accounts receivable backed by acceptable letters of credit from customers, and 70% of eligible inventory. Available collateral will be limited to $2.0 million for Comet Rice of Puerto Rico, Inc. and $2.0 million for CVI and will be reduced by 50% in the case of documentary letters of credit used to purchase eligible inventory by the Company and 100% in the case of standby and other documentary letters of credit issued for obligations of the Company. In addition to interest, an annual fee of $120,000 will be payable plus 0.5% on the amount of the difference between the average usage of the line and 80% of the $47.5 million credit facility limit. The term of the Revolving Credit Loan is from June 30, 1995 to May 24, 1996, and from year-to-year thereafter, unless sooner terminated. Termination of the Revolving Credit Loan during the initial term of the Revolving Credit Loan or any renewal thereof requires the payment of a $475,000 fee, unless the termination occurs on May 24, 1996 or on any subsequent renewal date. Payments under the Tax Sharing Agreement to ERLY, previously prohibited, now are allowed to the extent ARI has a current liability computed on a separate return basis, subject to permissive offsets for amounts due under
the      % ERLY Intercompany Note.

     Borrowings under the Revolving Credit Loan are secured by a first priority lien on the accounts receivable, inventory (and proceeds therefrom) and related collateral, other assets of the Company that are not Collateral and by Liens that are junior to Liens on the Collateral, guaranteed on a senior basis by certain of the Company's Subsidiaries, which guarantees may be secured by such Subsidiaries' accounts receivable, inventory (and proceeds therefrom) and related collateral.

     The funds borrowed under the Revolving Credit Loan bear interest, as of June 1, 1995, at the prime rate of interest plus 0.5%. The Revolving Credit Loan has an option to borrow at the Eurodollar Rate (as defined in the Revolving Credit Loan) plus 3.0%.

     Covenants and provisions contained in the Revolving Credit Loan restrict, with certain exceptions, among other things, the ability of the Company and its
Subsidiaries: (i) to incur additional indebtedness, (ii) to engage in mergers, acquisitions, divestitures, sales and leasebacks, changes of business or creation of subsidiaries or joint ventures, (iii) to sell assets outside the ordinary course of business, (iv) to guarantee or invest in, or make loans or advances to, other persons or entities, (v) to engage in certain transactions with affiliates and holders of equity interests and (vi) with respect to the Company only, to declare or pay dividends or make other distributions with respect to equity interests. The Revolving Credit Loan also requires the Company to maintain specified financial ratios.

     Events of default under the Revolving Credit Loan include, among other things: (i) any failure of the Company to pay principal thereunder when due, or to pay interest or other amounts when due, (ii) default under certain other indebtedness (including capitalized leases), (iii) breach of certain covenants and agreements contained in the Revolving Credit Loan by the Company, (iv) material inaccuracy of any representation or warranty given by the Company in the Revolving Credit Loan, (v) the continuance of a default by the Company in the performance of or compliance with other covenants and agreements, (vi) certain changes of control, including a Change of Control, and acts of bankruptcy, insolvency or dissolution and (vii) the occurrence of an event constituting a material adverse change.

FREEPORT IRBS

     In connection with the development of the Company's rice processing facilities in Freeport, Texas, certain Industrial Development Variable Rate Demand Marine Terminal Revenue Bonds (the "Freeport

IRBs") were issued on December 16, 1985 pursuant to a trust indenture by and between the Brazos Harbor Industrial Development Corporation (the "Corporation") and Texas Commerce Bank National Association, as Trustee (the "Trustee"), as amended by that certain First Supplemental Trust Indenture by and between the same parties (collectively, the "IRB Indenture"). The proceeds of the Freeport IRBs were loaned to ARI pursuant to a loan agreement by and between the Corporation and ARI, as amended. The Freeport IRBs are secured by a deed of trust on the Freeport Facility and other collateral and by payments to be made under an irrevocable letter of credit (the "Letter of Credit") issued by the New York branch of the Cooperative Centrale Raiffeisen-Boerenleenbank B.A. ("Rabobank"). Pursuant to the IRB Indenture, the Freeport IRBs were mandatorily tendered prior to the expiration of the Letter of Credit because no alternate letter of credit was delivered to replace the Letter of Credit prior to its expiration. The Company purchased the outstanding Freeport IRBs using funds drawn under the Letter of Credit, upon which the Freeport IRBs became "Pledged Bonds" purchased on ARI's account. Such Pledged Bonds were registered in ARI's name, pledged and delivered to Rabobank and then released at the time of the Acquisition to be pledged to Chase Manhattan Bank to secure the Term Loans, which are being repaid with the proceeds from the sale of the Mortgage Notes. The Company continues to pay debt service on the Freeport IRBs as though they were held by a third party and, if and when the Company obtains a new letter of credit, the Company may remarket the Freeport IRBs.

ARI-VINAFOOD SHORT-TERM NOTES


     ARI-Vinafood recently has begun utilizing short-term working capital loans to finance ARI-Vinafood's purchases of rough rice from Vietnamese rice farmers. At June 30, 1995, ARI-Vinafood had obtained loans having no renewal terms from five foreign lenders in the amount of $3.8 million. Loans representing $1.0 million of the Indebtedness were due, payable in U.S. dollars, on August 10, 1995 and have been replaced with new debt due at the earlier of 90 days from the date of issuance or upon collection of customer documentary letters of credit that are pledged to secure such loans. Interest on these borrowings bear interest at a rate of 8.75% per annum. The remaining $2.8 million of Indebtedness is payable to three Vietnamese banks in Vietnamese dong with dates of maturity varying between August 3, 1995 and September 16, 1995. These notes are unsecured and bear interest at an average rate of 25.2% per annum.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     It is the opinion of Vial, Hamilton, Koch & Knox, L.L.P., tax counsel to the Company, that the material federal income tax consequences to original purchasers expected to result from the purchase, ownership and sale or other taxable disposition of the Mortgage Notes, under currently applicable law, are as described herein. Such opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may occur that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to the Mortgage Note holders.

     The following summary is for general information only. The tax treatment of a Mortgage Note holder may vary depending upon its particular situation. Certain Mortgage Note holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below.

     On December 16, 1994, the IRS issued proposed regulations (the "Proposed Contingent Payment Regulations") regarding the inclusion of original issue discount in income by holders of debt instruments which provide for contingent payments. The Proposed Contingent Payment Regulations repealed and superseded the prior proposed regulations relating to debt instruments providing for contingent payments. The Proposed Contingent Payment Regulations will be effective 60 days following the promulgation of such regulations in final form. Since the old regulations never came into effect and the Proposed Contingent Payment Regulations only apply prospectively, there is no final or proposed treasury regulation that offers guidance as to how to treat for tax purposes contingent debt obligations (such as the Mortgage Notes) issued prior to the effective date of the Proposed Contingent Payment Regulations. In the absence of any regulatory guidance, counsel has advised the Company that contingent debt obligations issued prior to the effective date of the final treasury regulations will be treated under general principles of tax law, and the following discussion is based on the assumption that such treatment is respected. However, there can be no assurance that final regulations regarding contingent payments will not differ materially from the approach adopted by the Company, or that the Proposed Contingent Payment Regulations will not apply retroactively. Accordingly, the ultimate federal income tax treatment of the Mortgage Notes may differ significantly from that described herein. EACH PROSPECTIVE PURCHASER OF THE MORTGAGE NOTES IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE FINAL REGULATIONS AND THE PROPOSED CONTINGENT PAYMENT REGULATIONS (OR SUBSEQUENT VERSIONS THEREOF) TO AN INVESTMENT IN THE MORTGAGE NOTES.

TAX CHARACTERIZATION OF THE MORTGAGE NOTES

     The Mortgage Notes provide for both Fixed Interest payments and Contingent Interest payments for certain periods based on the Company's operating results and calculated as a percentage of the Company's Consolidated Cash Flow. The Mortgage Notes have legal and other economic terms typically associated with indebtedness and have been intended to create a debtor-creditor relationship between the Company and the Mortgage Note holders. Based upon certain representations by the Company with respect to the level of Contingent Interest payments expected to be made and current market yields on comparable publicly traded indebtedness, and after review of the terms of the Mortgage Notes and current legal precedent and authorities, counsel to the Company has advised the Company to treat the Mortgage Notes as indebtedness for federal income tax purposes. Such advice, however, is not binding on the IRS (or the courts), and there can be no assurance that the IRS would not argue (or that a court would not hold) that the Mortgage Notes should be characterized, in whole or in part, as equity for federal income tax purposes. Nevertheless, it is counsel's opinion that, if litigated, the Company's treatment of the Mortgage Notes as indebtedness for federal income tax purposes should be upheld. If the Company's treatment of the Mortgage Notes were not upheld, some or all of the interest payments on the Mortgage Notes would be recharacterized, and the Mortgage Note holders may face other adverse tax consequences not described herein. Each prospective purchaser of the Mortgage

Notes is urged to consult its tax advisor with respect to the potential impact of the recharacterization of the Mortgage Notes. The following discussion assumes that the Mortgage Notes are properly treated as indebtedness.

STATED INTEREST AND CONTINGENT PAYMENTS ON THE MORTGAGE NOTES

     Assuming that the Mortgage Notes will be issued for a price equal to their face amount, the Mortgage Notes will not be issued with original issue discount within the meaning of Section 1273 of the Code. Nevertheless, because the Mortgage Notes provide for certain Contingent Interest payments, under the Proposed Contingent Payment Regulations (if applicable), the Mortgage Note holders would be required to include certain amounts in ordinary income as interest for federal income tax purposes before receiving the actual cash payment attributable thereto. However, because the Proposed Contingent Payment Regulations by their terms will not apply to the Mortgage Notes, counsel has advised the Company to apply general principles of tax law to analyze the tax consequences of ownership of the Mortgage Notes.

     In general, under general principles of tax law, the Fixed Interest of    %
per annum on the Mortgage Notes will be taken into income as interest by the Mortgage Note holders in accordance with their regular method of accounting for federal income tax purposes. All Contingent Interest payments will be treated as interest on the Mortgage Notes and will be included in income by the Mortgage Note holders when the amount of each payment becomes fixed. It appears that each Contingent Interest payment will be treated as fixed on the last day of the Company's fiscal period with respect to which such payment is calculated, even though the exact Consolidated Cash Flow calculation would not yet be complete and the actual Contingent Interest payment would be made later. This could cause Mortgage Note holders using a fiscal year other than the calendar year to recognize ordinary interest income in one fiscal year, while receiving the Contingent Interest payment in cash in the following year. Also, if a Mortgage Note were sold after the amount of the Contingent Interest payment became fixed but before the record date for the payment, the selling Mortgage Note holder would recognize ordinary interest income with respect to such payment but would not receive the actual Contingent Interest payment when made. Although it is not free from doubt, if a Contingent Interest payment is deferred, it appears that only the discounted present value of the sum of the deferred Contingent Interest plus any interest thereon would be taken into income as interest when such payment becomes fixed, and the difference between such discounted present value and the deferred Contingent Interest payment plus any interest thereon (the "Deferred Payment Discount") should be taken into income as interest, on a constant interest rate basis, from the date when such payment becomes fixed through the Maturity Date. If the deferred Contingent Interest payment were made prior to the Maturity Date, the Mortgage Note holder would include in income the unamortized portion of the Deferred Payment Discount on the date of receipt.

DISPOSITION OF A MORTGAGE NOTE

     In general, a Mortgage Note holder will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of the Mortgage Note measured by the difference between: (i) the amount of cash and the fair market value of property received (other than amounts attributable to, and taxable as, accrued stated interest); and (ii) the Mortgage Note holder's tax basis in the Mortgage Note (as increased by any original issue discount, market discount and unpaid contingent interest previously included in income by the Mortgage Note holder) and decreased by any payment on the Mortgage Note received by the Mortgage Note holder. Any such gain or loss generally will be long-term capital gain or loss, provided that the Mortgage Note was a capital asset in the Mortgage Note holder's hands and had been held for more than one year.

     Original purchasers should also note that the federal income tax treatment of subsequent purchasers may be affected by the original issue discount, market discount and amortizable bond premium provisions of the Code.

BACKUP WITHHOLDING

     A Mortgage Note holder may be subject to backup withholding at the rate of 31% with respect to interest paid or deemed paid on, and gross proceeds of a sale of, the Mortgage Notes, unless such Mortgage Note holder: (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A Mortgage Note holder who does not provide the Company with its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be creditable against the Mortgage Note holder's federal income tax liability.

     The Company will report to the Mortgage Note holders and the IRS the amount of any "reportable payments" (including interest paid or deemed paid on the Mortgage Notes) and any amount withheld with respect to the Mortgage Notes during each calendar year.

     THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE PURCHASER OF MORTGAGE NOTES SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO IT OF THE ACQUISITION, OWNERSHIPS AND DISPOSITION OF THE MORTGAGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                                  UNDERWRITING

     Subject to the terms and conditions of an Underwriting Agreement (the "Underwriting Agreement") by and between Jefferies & Company, Inc. (the "Underwriter") and the Company, the Underwriter has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriter, an aggregate of $100.0 million principal amount of Mortgage Notes.

     The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent. The Company has agreed in the Underwriting Agreement to indemnify the Underwriter and its controlling persons, officers, directors and agents against certain liabilities in connection with the offer and sale of the Mortgage Notes, including liabilities under the Securities Act, and to contribute to payments that the Underwriter may be required to make in respect thereof. The nature of the Underwriter's obligation under the Underwriting Agreement is such that it is required to purchase all of the Mortgage Notes if the Underwriter purchases any of the Mortgage Notes.

     The Company has been advised by the Underwriter that the Underwriter proposes initially to offer the Mortgage Notes to the public at the price set forth on the cover page of this Prospectus. After the Mortgage Notes are released for sale to the public, the price at which the Mortgage Notes are being offered and any other offering terms may be changed at any time without notice. The Underwriter does not intend to confirm sales to any accounts over which it exercises discretionary authority.


     In connection with the Offering, Ambient Capital Group, Inc. ("Ambient") has rendered certain financial advisory services to the Company, for which it will receive $400,000. Ambient is not an underwriter with respect to the Offering.


     The Mortgage Notes will constitute a new class of securities with no established trading market. The Company does not intend to apply for the listing of the Mortgage Notes on any national securities exchange and no assurance can be given that an active public market for the Mortgage Notes will develop. The Company has been advised by the Underwriter that it currently intends to make a market in the Mortgage Notes; however, the Underwriter is not obligated to do so and any market-making activities with respect to the Mortgage Notes may be discontinued at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and no assurance can be given as to the liquidity of or the trading market for the Mortgage Notes. See "Risk Factors -- Absence of Public Market for the Mortgage Notes."

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

                                 LEGAL MATTERS

     Certain legal matters in connection with the Mortgage Notes offered hereby will be passed upon for the Company by Vial, Hamilton, Koch & Knox, L.L.P., Dallas, Texas. Certain legal matters in connection with the Mortgage Notes will be passed upon for the Underwriter by Latham & Watkins, Los Angeles, California.

                                    EXPERTS

     The Consolidated Financial Statements of the Company at March 31, 1995 and 1994 and for each of the three years in the period ended March 31, 1995 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

AMERICAN RICE, INC.:


                                                                                        PAGE
                                                                                        ----
  Independent Auditors' Report........................................................  F-2

  Consolidated Balance Sheets at March 31, 1994 and 1995..............................  F-3

  Consolidated Statements of Operations for the Three Years Ended March 31, 1995......  F-4

  Consolidated Statements of Cash Flows for the Three Years Ended March 31, 1995......  F-5

  Consolidated Statements of Stockholders' Equity for the Three Years Ended March 31,
    1995..............................................................................  F-7

  Notes to Consolidated Financial Statements..........................................  F-8

  Consolidated Balance Sheets at March 31, 1995 and June 30, 1995 (unaudited).........  F-18

  Consolidated Statements of Operations for the Three Months Ended June 30, 1994
    (unaudited) and June 30, 1995 (unaudited).........................................  F-19

  Consolidated Statements of Cash Flows for the Three Months Ended June 30, 1994
    (unaudited) and June 30, 1995 (unaudited).........................................  F-20

  Consolidated Statements of Stockholders' Equity for the Three Months Ended June 30,
    1995 (unaudited)..................................................................  F-21

  Notes to Consolidated Financial Statements (unaudited)..............................  F-22

                          INDEPENDENT AUDITORS' REPORT

American Rice, Inc.
Houston, Texas

We have audited the accompanying consolidated balance sheets of American Rice, Inc. and subsidiaries ("ARI") at March 31, 1995 and 1994 and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended March 31, 1995. These financial statements are the responsibility of ARI's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of ARI at March 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Note 1 of Notes to Consolidated Financial Statements, in May 1993 ARI consummated a transaction to acquire substantially all the assets and assume all the liabilities of Comet Rice, Inc. ("Comet"), a wholly owned subsidiary of ERLY Industries Inc. ("ERLY"). After the acquisition, ERLY holds 81 percent of the voting power of ARI's stock. The acquisition has been accounted for as a reverse step acquisition of ARI by Comet.

DELOITTE & TOUCHE LLP

Houston, Texas
May 26, 1995

                      AMERICAN RICE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                               MARCH 31,
                                                                         ---------------------
                                                                           1995         1994
                                                                         --------     --------
                                                                         (IN THOUSANDS, EXCEPT
                                                                          SHARE AND PER SHARE
                                                                               AMOUNTS)
ASSETS
Current assets:
  Cash and cash equivalents............................................  $  1,864     $  1,721
  Accounts receivable, net.............................................    33,423       22,222
  Inventories:
     Finished goods....................................................    17,108       31,935
     Raw materials.....................................................    33,097       26,273
  Prepaid expenses.....................................................       793          606
  Deferred income taxes................................................     3,451        3,691
                                                                         --------     --------
          Total current assets.........................................    89,736       86,448
Net assets of Houston properties held for sale.........................    18,767       18,764
Other assets...........................................................    15,710       17,635
Receivable from ERLY...................................................    11,901       10,499
Property, plant and equipment, net.....................................    41,386       41,724
                                                                         --------     --------
          Total assets.................................................  $177,500     $175,070
                                                                         ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable........................................................  $ 33,937     $ 32,876
  Accounts payable.....................................................    23,535       23,734
  Accrued expenses.....................................................    10,837        7,558
  Income taxes payable to ERLY.........................................     1,037        1,456
  Current portion of long-term debt....................................     6,727        6,060
                                                                         --------     --------
          Total current liabilities....................................    76,073       71,684
Long-term debt.........................................................    48,573       56,148
Deferred income taxes..................................................     8,616        6,870
Minority interest......................................................        26           69
Commitments and contingencies (Note 7)
Stockholders' equity (Note 4):
  Preferred stock, $1.00 par value; 4,000,000 shares authorized;
     Series A -- 777,777 convertible shares issued and outstanding,
     liquidation preference of $19,989.................................       778        3,889
     Series B -- 2,800,000 convertible shares issued and outstanding,
     liquidation preference of $14,000.................................     2,800       14,000
     Series C -- 300,000 shares issued and outstanding, liquidation
     preference of $1,500..............................................       300        1,500
  Common stock, $1.00 par value; 10,000,000 shares authorized;
     2,443,892 shares issued and outstanding...........................     2,444       12,219
  Additional paid-in capital...........................................    25,286           --
  Retained earnings....................................................    13,352        9,439
  Cumulative foreign currency translation adjustments..................      (748)        (748)
                                                                         --------     --------
  Total stockholders' equity...........................................    44,212       40,299
                                                                         --------     --------
          Total liabilities and stockholders' equity...................  $177,500     $175,070
                                                                         ========     ========

                 See notes to consolidated financial statements

                      AMERICAN RICE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    YEAR ENDED MARCH 31,
                                                             ----------------------------------
                                                               1995         1994         1993
                                                             --------     --------     --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                                          AMOUNTS)
Net sales..................................................  $373,050     $284,464     $169,617
Cost of sales..............................................   332,236      248,046      161,254
                                                             --------     --------     --------
          Gross profit.....................................    40,814       36,418        8,363
Selling, general and administrative expenses...............    23,235       21,497       10,779
                                                             --------     --------     --------
Operating income (loss)....................................    17,579       14,921       (2,416)
Interest expense...........................................    12,344        9,884        5,232
Interest income............................................      (727)        (818)      (1,753)
Other (income) expense.....................................      (153)         560         (260)
(Earnings) loss on equity investment.......................        --         (426)       1,630
Write-down of plant facility...............................        --           --        4,000
                                                             --------     --------     --------
Earnings (loss) before income taxes and extraordinary
  items....................................................     6,115        5,721      (11,265)
Provision for income taxes.................................     2,202        2,256           --
                                                             --------     --------     --------
Earnings (loss) before extraordinary items.................     3,913        3,465      (11,265)
Extraordinary items -- Gain on debt restructuring, net of
  income taxes.............................................        --        9,318        4,726
                                                             --------     --------     --------
Net earnings (loss)........................................     3,913       12,783     $ (6,539)
                                                                                       ========
Preferred stock dividend requirements......................    (5,930)      (4,942)
                                                             --------     --------
Net earnings (loss) applicable to common stock.............  $ (2,017)    $  7,841
                                                             ========     ========
Primary earnings (loss) per applicable common and common
  equivalent share (Note 2):
  Loss before extraordinary item...........................  $  (0.83)    $  (0.45)
  Extraordinary item.......................................        --         2.90
                                                             --------     --------
  Net earnings (loss)......................................  $  (0.83)    $   2.45
                                                             ========     ========
Fully diluted earnings (loss) per applicable common and
  common equivalent share (Note 2):
  Earnings (loss) before extraordinary item................  $  (0.83)    $   0.35
  Extraordinary item.......................................        --         1.15
                                                             --------     --------
  Net earnings (loss)......................................  $  (0.83)    $   1.50
                                                             ========     ========

                 See notes to consolidated financial statements

                      AMERICAN RICE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED MARCH 31,
                                                             ----------------------------------
                                                               1995         1994         1993
                                                             --------     --------     --------
                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)........................................  $  3,913     $ 12,783     $ (6,539)
Adjustments to reconcile net earnings (loss) to net cash
  provided by (used in) in operating activities:
  Depreciation.............................................     3,894        3,621        1,991
  Amortization of debt issuance costs and trademarks.......     2,511        1,462           --
  Loss on sales of property................................        48        1,211           --
  Extraordinary items -- gain on debt restructuring, net of
     income taxes..........................................        --       (9,318)      (4,726)
  (Earnings) loss on equity investment.....................        --         (426)       1,630
  Write-down of plant facility.............................        --           --        4,000
  Deferred tax provision...................................     1,986          651           --
  Provision for loss on accounts receivable................        --        3,245        2,400
  Changes in assets and liabilities that provided (used)
     cash:
     Accounts receivable...................................   (11,201)      (2,665)       9,128
     Inventories...........................................     8,003      (23,712)      19,354
     Prepaid expenses......................................      (187)        (706)         424
     Income taxes payable to ERLY..........................      (419)       1,456           --
     Other assets..........................................      (679)      (1,572)      (1,162)
     Accounts payable......................................      (199)       4,770      (11,890)
     Accrued expenses......................................     3,279       (2,642)         937
     Receivable from ERLY..................................    (1,402)        (519)       4,234
                                                             --------     --------     --------
          Net cash provided (used in) operating
            activities.....................................     9,547      (12,361)      19,781
                                                             --------     --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment additions....................    (3,562)      (2,844)      (2,651)
Proceeds from sales of assets..............................        48        2,923        2,581
Cash acquired in acquisition of American Rice, Inc. .......        --       12,608           --
                                                             --------     --------     --------
          Net cash provided by (used in) investing
            activities.....................................    (3,514)      12,687          (70)
                                                             --------     --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in notes payable.......................     1,061       (7,596)     (14,870)
Proceeds from issuance of long-term debt...................        --       65,300           --
Repayment of long-term debt................................    (6,908)     (58,955)      (2,586)
Increase (decrease) in subordinated debt...................        --         (106)         303
Other, net.................................................       (43)          12         (875)
                                                             --------     --------     --------
          Net cash used in financing activities............    (5,890)      (1,345)     (18,028)
                                                             --------     --------     --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......       143       (1,019)       1,683
CASH AND CASH EQUIVALENTS:
  Beginning of the period..................................     1,721        2,740        1,057
                                                             --------     --------     --------
  End of the period........................................  $  1,864     $  1,721     $  2,740
                                                             ========     ========     ========

                 See notes to consolidated financial statements

                      AMERICAN RICE, INC. AND SUBSIDIARIES

          SUPPLEMENTAL SCHEDULE OF INVESTING AND FINANCING ACTIVITIES

                                                                                   YEAR ENDED
                                                                                 MARCH 31, 1994
                                                                                 --------------
                                                                                 (IN THOUSANDS)
Preferred Stock Series B was issued to ERLY....................................     $ 14,000
                                                                                    ========
As part of financing activities, Preferred Stock Series C was issued to
  ARI's former lenders.........................................................     $  1,500
                                                                                    ========
As part of financing activities, ERLY issued notes payable to ARI's former lenders and the benefit received was offset against receivables owed to ARI
  by ERLY......................................................................     $  3,000
                                                                                    ========

                 See notes to consolidated financial statements

                      AMERICAN RICE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                             CUMULATIVE
                                                                                              FOREIGN        TOTAL
                                                                   ADDITIONAL   RETAINED      CURRENCY      STOCK-
                                             PREFERRED   COMMON     PAID-IN     EARNINGS    TRANSLATION    HOLDERS'
                                               STOCK      STOCK     CAPITAL     (DEFICIT)   ADJUSTMENTS     EQUITY
                                             ---------   -------   ----------   ---------   ------------   ---------
                                                                         (IN THOUSANDS)
Balance April 1, 1992......................  $      --   $   10     $ 13,597     $ 6,351       $  (654)     $19,304
Net loss...................................         --       --           --      (6,539)           --       (6,539)
Foreign currency translation adjustments...         --       --           --          --           (66)         (66)
                                             ---------   ------     --------     -------       --------     -------
Balance March 31, 1993.....................         --       10       13,597        (188)         (720)      12,699
Net earnings...............................                  --           --      12,783            --       12,783
Foreign currency translation adjustments...                  --           --          --           (28)         (28)
Issue Series C Preferred Stock.............      1,500       --           --      (1,500)           --           --
American Rice, Inc. acquisition............     17,889   12,209      (13,597)     (1,656)           --       14,845
                                             ---------   ------     --------     -------       --------     -------
Balance March 31, 1994.....................     19,389   12,219           --       9,439          (748)      40,299
Reverse stock split (Note 4)...............    (15,511)  (9,775)      25,286          --            --           --
Net earnings...............................         --       --           --       3,913            --        3,913
                                             ---------   ------     --------     -------       --------     -------
Balance March 31, 1995.....................  $   3,878   $2,444     $ 25,286     $13,352      $   (748)     $44,212
                                             =========   ======     ========     =======      =========    ========

                 See notes to consolidated financial statements

                      AMERICAN RICE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     On May 26, 1993, American Rice, Inc. ("ARI") consummated a transaction to acquire substantially all of the assets of Comet Rice, Inc. ("Comet"), other than the ARI capital stock owned by Comet, and assume all of Comet's liabilities (the "Acquisition") in exchange for 14 million shares (before the reverse stock split -- see Note 4) of a newly created Series B $1 par value preferred stock. Comet was a wholly owned subsidiary of ERLY Industries Inc. ("ERLY").

     Comet's combined holdings of ARI Common Stock and Series A Preferred Stock, prior to the Acquisition, represented approximately 48 percent of the voting power of the outstanding ARI stock. As a result of the Acquisition, Comet held 81 percent of the combined voting power of ARI stock outstanding after the Acquisition. In connection with the Acquisition, ERLY has succeeded to the ARI stock held by Comet by the liquidation of Comet.

     Since ERLY, the sole shareholder of Comet at the time of the Acquisition, owned the larger portion of the voting rights in the surviving corporation, the Acquisition was accounted for as a reverse step acquisition of ARI by ERLY through its subsidiary, Comet, reflecting the change of control which occurred. The fair value of ARI was estimated to be approximately $35 million based upon a valuation study done by an investment banker. The accounting consists of two steps: Step one consists of a recognition by ARI of ERLY's historical cost of its original 48 percent interest. When ERLY purchased 48 percent of ARI in 1988 for $20 million and Comet's 50% interest in Comet American Marketing ("CAM"), the purchase price was greater than 48 percent of ARI's stockholders' equity. ERLY attributed the excess to ARI's 39 acres of land in Houston and thus the excess ($5.2 million) was added to the book value of the Houston property with a corresponding increase in equity. Step two recognizes the acquisition by ERLY of an additional equity interest in ARI of approximately 33 percent, in exchange for substantially all of the assets of Comet and all of Comet's liabilities. ARI's assets and liabilities are valued at fair market value to the extent acquired. The assets and liabilities of Comet have not been revalued in ARI's financial statements.

     Because Comet is the acquirer for accounting purposes, the consolidated financial statements presented at March 31, 1993 and for the year ended March 31, 1993 are those of Comet, not ARI. In addition, the operating results for the period April 1, 1993 through the date of the Acquisition, May 26, 1993, are those of Comet, not ARI. Operating results thereafter reflect the combined operations of Comet and ARI. For convenience purposes, unless otherwise specifically indicated, the entity is hereafter referred to as ARI for all periods presented.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Operations -- ARI is involved in all phases of rice processing (including the processing of parboiled rice, regular milled rice, instant rice and rice by-products), packaging and marketing. These rice products are sold in the international and domestic markets directly by ARI through many distribution channels under a variety of brands. Distribution channels in the international market vary from country to country and include sales to government agencies and commercial importers, as well as through wholesalers and international brokers.

     Principles of Consolidation -- The accompanying consolidated financial statements include the accounts of ARI and its majority-owned subsidiaries and joint ventures. All significant intercompany accounts, intercompany profits and intercompany transactions are eliminated.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                      AMERICAN RICE, INC. AND SUBSIDIARIES

     Statement of Cash Flows -- For purposes of reporting cash flows, cash and cash equivalents include cash on hand and highly liquid debt instruments purchased with a maturity of three months or less. Borrowings and repayments on revolving notes, payments for income taxes, and payments for interest and financing fees are as follows:

                                                                   YEAR ENDED MARCH 31,
                                                               ----------------------------
                                                                1995       1994       1993
                                                               ------     ------     ------
    Revolving Notes (in millions):
      Borrowings.............................................  $355.3     $289.9     $  6.7
      Repayments.............................................   354.2      297.5       21.6
    Payments for interest and financing fees (in millions)...  $  9.2     $  9.8     $  5.2
    Payments for federal and state income taxes (in
      thousands).............................................  $  635     $  344     $   56

     Inventories -- Inventories are accounted for by the first-in, first-out cost method (FIFO), or market, if lower.

     ARI, from time to time, buys and sells futures and options contracts on rice as an operational tool to manage its inventory position. Gains and losses on contracts that meet defined criteria are recognized upon completion of the transaction, while gains and losses from all other contracts are recognized in the period in which the market value of the contracts change.

     Property, Plant and Equipment -- Property, plant and equipment are stated at cost. Depreciation is provided by the straight-line method based on the estimated useful lives of the various classes of property, which range from 10 to 45 years for buildings and improvements and 3 to 25 years for machinery and equipment.

     Expenditures for maintenance and repairs are charged to expense as incurred.

     Properties Held for Sale -- Properties held for sale consist primarily of 39 acres of land in Houston, Texas. Management believes that the net realizable value of properties held for sale exceed their carrying value.

     Trademarks -- Trademarks are being amortized on a straight-line basis over 40 years. ARI utilizes estimated future undiscounted cash flows of related product sales to evaluate any possible impairments.

     Debt Issuance Costs -- Debt issuance costs are stated at cost and amortized over the life of the related debt using the effective interest method. Amortization of debt issuance costs is included in interest expense in the consolidated statements of operations.

     Federal Income Taxes -- Subsequent to the Acquisition, ARI's current taxable income and loss is included in the consolidated federal income tax return filed by ERLY. Under the terms of the tax sharing agreement between ARI and ERLY, ARI will pay to or receive from ERLY the amount of income taxes currently payable or refundable computed as if ARI filed its annual tax return on a separate company basis. The tax sharing agreement provides that ERLY will receive the benefit of any pre-Acquisition tax net operating loss carryforwards generated by Comet.

     ARI's provision for income taxes is computed as if the Company files its annual tax return on a separate company basis. Deferred taxes are established for the temporary differences between the financial reporting basis and the tax basis of ARI's assets and liabilities at enacted rates.

     Earnings Per Share -- The computation of earnings per common share is based on the earnings available to holders of common shares and the weighted average number of common and common equivalent shares outstanding during the periods presented. Common stock equivalents and contingent common stock issues are not included in the computation of earnings per share when their inclusion would increase earnings per share

                      AMERICAN RICE, INC. AND SUBSIDIARIES
or decrease the loss per share ("antidilution"). Earnings per share is not presented for the year ended March 31, 1993 because Comet was a wholly owned subsidiary of ERLY.

     Earnings applicable to common stock reflect dividends in the amount of $5.930 million and $4.942 million for the year ended March 31, 1995 and for the period from May 27, 1993 to March 31, 1994, respectively, on the Series B Preferred Stock and the Series C Preferred Stock. These dividends are cumulative and have not been declared by ARI. The annual cumulative dividend on the Series B Preferred Stock is $1.85 per share, or $5.18 million and the annual cumulative dividend on the Series C Preferred Stock is $2.50 per share or $750,000. Various lending agreements prohibit the payment of any dividends.

     The weighted average number of shares included in the earnings per share calculation are summarized as follows:

                                                                  YEAR ENDED MARCH 31,
                                           -------------------------------------------------------------------
                                                        1995                                1994
                                           -------------------------------     -------------------------------
                                              PRIMARY        FULLY DILUTED        PRIMARY        FULLY DILUTED
                                           -------------     -------------     -------------     -------------
                                                                     (IN THOUSANDS)
Common stock.............................       2,444             2,444             2,444             2,444
Preferred stock -- Series A..............          --                --               778               778
Preferred stock -- Series B..............          --                --                --             4,741
                                                -----             -----             -----             -----
          Total..........................       2,444             2,444             3,222             7,963
                                                =====             =====             =====             =====

     Fair Value of Financial Instruments -- ARI's financial instruments consist primarily of cash, trade accounts and notes receivable, accounts payable and debt instruments. The book values of cash, trade receivables and accounts payable are representative of their respective fair values due to the short-term maturity of these instruments. The book value of ARI's debt instruments is considered to approximate the fair value as the interest rates of such instruments are based on the prime rate. It is not practicable to estimate the fair value of the note receivable from ERLY (Note 13) because of its related party nature.

     Reverse Stock Split -- On September 1, 1994, ARI's shareholders approved a one-for-five reverse stock split for all issues of preferred and common stock. All per share information in the financial statements has been adjusted for this reverse stock split.

     Reclassifications -- Certain reclassifications have been made to the prior period consolidated financial statements to conform to the consolidated financial statement presentation at March 31, 1995 and for the year then ended.

3.  NOTES PAYABLE AND LONG-TERM DEBT

     At May 26, 1995, ARI had a $47.5 million revolving credit line with Congress Financial Corporation ("Congress") which was renewed on May 24, 1995 through May 23, 1996. This revolver carried an interest rate of prime (9% at March 31, 1995) plus two percent. This facility requires that all ARI cash receipts be paid to Congress as payment on the loan, requires that collateral and borrowing base reports be prepared frequently by ARI to support requests for borrowings, and is collateralized by receivables, inventory, a $2 million key man life insurance policy on Gerald D. Murphy, and junior liens on ARI assets pledged to the term lenders. At March 31, 1995 and 1994, approximately $31 million and $33 million, respectively, were outstanding under the Congress revolving line of credit.

     During 1995, approximately $2.9 million in short-term notes were obtained from various foreign lenders to finance inventory. These notes will mature on or before June 30, 1995, bear interest at rates ranging from 8.75% to 25.2% per year and are non-recourse to ARI.

                      AMERICAN RICE, INC. AND SUBSIDIARIES

     Long-term debt consisted of the following:

                                                                            MARCH 31,
                                                                       -------------------
                                                                        1995        1994
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Chase Manhattan Bank.............................................  $23,755     $26,567
    Internationale Nederlanden Bank N.V..............................   23,755      26,567
    Texas Commerce Bank..............................................    6,842       7,966
    Other notes......................................................      948       1,108
                                                                       -------     -------
         Total debt..................................................   55,300      62,208
    Less current maturities..........................................    6,727       6,060
                                                                       -------     -------
         Total long-term debt........................................  $48,573     $56,148
                                                                       =======     =======

     ARI's long-term debt maturities are as follows:

                             YEAR ENDING MARCH 31,
                -----------------------------------------------      AMOUNT
                                                                 --------------
                                                                 (IN THOUSANDS)
                1996...........................................     $  6,727
                1997...........................................       17,845
                1998...........................................       30,260
                1999...........................................          160
                2000...........................................          160
                Thereafter.....................................          148

     Interest rates on the long-term debt range from prime plus 3 percent to prime plus 5 percent through May 31, 1995, increasing to a range of prime plus 6 percent to prime plus 8 percent by June 1997. At March 31, 1995, the weighted average interest rate on the term debt was 12.3%. These loans are collateralized by substantially all of ARI's fixed assets and trademarks, and have junior liens on collateral of the revolving credit line. In addition, 2.6 million shares of Series B Preferred Stock have been pledged by ERLY as collateral. Terms of the loans preclude dividend payments, restrict investments and capital expenditures and require the maintenance of certain financial covenants. At March 31, 1995, ARI was not in compliance with certain of these provisions; however, the term lenders have waived such non-compliance.

     ARI's term and revolving debt agreements require ERLY to guarantee the debt of ARI even though ARI's management believes that ERLY will not be a source of additional financing to ARI. These agreements contain certain cross-default provisions with ERLY debt agreements which provide the lenders with the option of accelerating repayment of the ARI debt and terminating the agreements under certain conditions related to ERLY's ability to meet its obligations as they come due and to remain in compliance with its debt covenants.

4.  STOCKHOLDERS' EQUITY

     At a special meeting on September 1, 1994, ARI's shareholders approved a one-for-five reverse stock split for all issues of preferred and common stock. Trading on the new basis was effective on September 8, 1994.

     Holders of the common stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled, subject to any preferential rights of holders of preferred stock, to receive dividends, if any, as may be declared from time to time by the Board of Directors of ARI. Upon any liquidation or dissolution of ARI, the holders of the common stock are entitled, subject to any preferential

                      AMERICAN RICE, INC. AND SUBSIDIARIES
rights of holders of preferred stock, to receive a pro rata share of all the assets remaining available for distribution to shareholders after payment of all liabilities.

     The Board of Directors of ARI, without further action by the shareholders, is authorized to issue shares of preferred stock in one or more series, and with respect to each series, to determine the rate of dividends, terms of redemption, amount payable upon liquidation, sinking fund provisions, terms of conversion and voting rights. Rights with respect to dividends and liquidation may be more favorable than those of the holders of the common stock.

     At March 31, 1995, ARI had three series of preferred stock: Series A, Series B and Series C. Series A Preferred Stock and Series B Preferred Stock are owned by ERLY and Series C Preferred Stock is owned by a group of former ARI lenders.

     The Series A Preferred Stock has no rights of redemption or sinking fund provisions, but upon any liquidation of ARI, ARI must pay the holders of this series of preferred stock $25.70 per share (aggregate of $19.989 million) before any amounts may be paid to the holders of the common stock. The holders of this series of preferred stock are entitled to one vote per share on all matters upon which the holders of common stock have the right to vote and are generally entitled to vote as a class on any matters adversely affecting their rights as holders of this series of preferred stock. Each share of this series of preferred stock is convertible into one share of common stock upon the election of the holder of this preferred stock.

     The Series B Preferred Stock has no rights of redemption or sinking fund provisions, but upon any liquidation of ARI, ARI must pay the holders of this series of preferred stock $5.00 per share (aggregate of $14.0 million) before any amounts may be paid to the holders of the common stock. Each share of this series of preferred stock provides for annual cumulative, non-participating dividends of $1.85. Cumulative dividends in arrears on Series B Preferred Stock were $9.497 million at March 31, 1995 (Note 2). The holders of this series of preferred stock are entitled to two votes per share on all matters upon which the holders of common stock have the right to vote and are generally entitled to vote as a class on any matters adversely affecting their rights as holders of this series of preferred stock. Each share of this series of preferred stock is convertible into two shares of common stock upon the election of the holder of this preferred stock. ERLY has pledged the preferred stock to current and former term lenders (see Notes 3 and 6).

     The Series C Preferred Stock was issued to certain former lenders of ARI in partial satisfaction of ARI's indebtedness to them. The Series C Preferred Stock has no rights of redemption or sinking fund provisions, but upon any liquidation of ARI, ARI must pay the holders of the Series C Preferred Stock $5.00 per share (aggregate of $1.5 million) before any amounts may be paid to the holders of the common stock. The Series C Preferred Stock is callable by ARI at any time at a price of $26.35 per share less aggregate dividend payments per share. The Series C Preferred Stock provides for annual cumulative, non-participating dividends of $2.50 per share, is non-convertible and non-voting. Cumulative dividends in arrears on Series C Preferred Stock were $1.375 million at March 31, 1995 (Note
2).

     The Series B Preferred Stock and Series C Preferred Stock rank pari passu with respect to liquidation preference rights and dividend declarations (up to $.27 per share of Series B Preferred Stock). ARI's articles of incorporation also provide that, so long as any shares of Series B Preferred Stock or Series C Preferred Stock are outstanding, ARI will not authorize or create any class or series of stock, or increase the authorized amount of preferred stock, ranking (either as to payment of dividends or distribution of assets) prior to such preferred stock.

     ARI's current debt agreements prohibit the payment of any dividends and do not provide any basis on which the lenders will approve a dividend payment.

     ARI issued warrants to the term lenders to purchase up to 155,000 shares of ARI Common Stock at $5.00 per share. The warrants expire May 26, 2001.

                      AMERICAN RICE, INC. AND SUBSIDIARIES

5.  TAXES ON INCOME

     As a result of the net operating losses incurred during the year ended March 31, 1993, no provision for income taxes was allocated to Comet by ERLY for this period. The provision for taxes on income consist of:

                                                            YEAR ENDED MARCH
                                                                   31,
                                                           -------------------
                                                            1995        1994
                                                           -------     -------
                                                             (IN THOUSANDS)
                U. S. taxes currently payable............  $    94     $ 1,456
                Deferred U. S. taxes.....................    1,986         651
                State income taxes.......................      122         149
                                                            ------      ------
                  Total..................................  $ 2,202     $ 2,256
                                                            ======      ======

     As discussed in Note 1, Comet was a wholly owned subsidiary of ERLY for the year ended March 31, 1993. The primary differences at March 31, 1993 between the financial statement and tax bases of assets and liabilities were related to fixed assets, property held for sale, and the allowance for doubtful accounts. Net deferred taxes arising from these temporary differences were offset by existing net operating loss carryforwards of Comet on a stand-alone basis. Temporary differences which give rise to deferred tax assets and liabilities are as follows:

                                                                         MARCH 31,
                                                      -----------------------------------------------
                                                        1995 DEFERRED TAX         1994 DEFERRED TAX
                                                      ---------------------     ---------------------
                                                       ASSET      LIABILITY      ASSET      LIABILITY
                                                      -------     ---------     -------     ---------
                                                                      (IN THOUSANDS)
Property, plant and equipment.......................  $    --      $ 10,113     $    --      $ 10,057
Allowance for doubtful accounts and other
  reserves..........................................    1,085            --       2,318            --
Change in tax accounting principles.................    1,779            --       2,588            --
Alternative minimum tax credit......................    1,683            --       1,456            --
Net operating loss carryovers.......................      221            --         508            --
Other...............................................      180            --         180           172
                                                       ------       -------      ------       -------
  Total.............................................  $ 4,948      $ 10,113     $ 7,050      $ 10,229
                                                       ======       =======      ======       =======

     In fiscal 1994, the tax expense attributable to the extraordinary item (gain on debt restructuring) was reduced by approximately $2.8 million to reflect the tax benefit of utilization of operating loss carryforwards.

     A comparison of income tax expense at the federal statutory rate to ARI's provision in lieu of taxes is as follows:

                                                                        YEAR ENDED MARCH
                                                                               31,
                                                                       -------------------
                                                                        1995        1994
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Earnings before income taxes and extraordinary items.............  $ 6,115     $ 5,721
                                                                        ======      ======
    Statutory taxes..................................................  $ 2,079     $ 2,002
    Amortization of trademarks.......................................      135          90
    Non-deductible entertainment and other...........................     (134)         15
    State income taxes...............................................      122         149
                                                                        ------      ------
    Provision for taxes on income....................................  $ 2,202     $ 2,256
                                                                        ======      ======
    Effective tax rate...............................................     36.0%       39.4%
                                                                        ======      ======

                      AMERICAN RICE, INC. AND SUBSIDIARIES

     Under federal tax laws, tax operating losses occur when deductions are greater than taxable income. These losses may be carried back to offset taxable income in earlier years before being carried forward to offset taxable income in future years. At March 31, 1995, operating loss carryforwards for federal tax return purposes totaled approximately $600,000. These loss carryforwards are not available for carryback to prior years for a refund. If they do not offset future years' taxable income, these losses will expire in 2007.

6.  EXTRAORDINARY ITEMS

     Operating results for the year ended March 31, 1994 include a gain on debt restructuring arising from ARI's May 1993 refinancing of the combined indebtedness of ARI and Comet. ARI's former lenders agreed to a debt discount in the approximate amount of $10.3 million ($9.3 million, net of tax). As additional consideration for the satisfaction of the existing indebtedness of ARI, 200,000 shares of Series B Preferred Stock were pledged by ERLY and ERLY issued $3 million of notes for the benefit of the former lenders. This $3 million is reflected in the ARI financial statements as a reduction in the receivable from ERLY.

     Due to continuing operating losses resulting from low margins, ARI suspended payments on a $16 million non-recourse obligation secured by its rice plant in Greenville, Mississippi. In July 1992, the facility was sold through a foreclosure sale and in conjunction therewith, debt in the amount of $16 million and the related property, plant and equipment was eliminated. Prior to the disposition, the plant was written down by $4 million to its estimated fair market value. This writedown is included in the results of operations before income taxes and extraordinary items for the year ended March 31, 1993. The difference between the estimated fair market value of the facility and the amount of debt extinguished resulted in a gain of $4.726 million (net of estimated shut-down and relocation expenses) on the extinguishment of debt which was recorded as extraordinary income for the year ended March 31, 1993.

7.  COMMITMENTS AND CONTINGENCIES

     ARI has a commitment for an operating lease relating to the land for its milling facility in Freeport, Texas. The initial term of the lease expires in 2022 and may be renewed at ARI's option in five-year increments through 2057. In addition, ARI and its subsidiaries are obligated under operating leases for other plant facilities, office space in Houston, Texas, and various machinery, equipment and automobiles. Aggregate minimum rental commitments under operating leases with noncancellable terms of more than one year are as follows:

                             YEAR ENDING MARCH 31,
                -----------------------------------------------      AMOUNT
                                                                 --------------
                                                                 (IN THOUSANDS)
                1996...........................................     $  2,425
                1997...........................................        2,034
                1998...........................................        1,162
                1999...........................................          857
                2000...........................................          679
                Thereafter.....................................       16,500

     ARI incurred total rental expense of approximately $4.0 million, $2.4 million and $1.3 million for the years ended March 31, 1995, 1994 and 1993, respectively.

     ARI is involved in litigation in the ordinary course of business. It is the opinion of management that resolution of such litigation will not have a material adverse effect on the consolidated financial position or the consolidated results of operations of ARI.

                      AMERICAN RICE, INC. AND SUBSIDIARIES

8.  BENEFIT PLANS

     ARI had a defined contribution plan which covered substantially all employees. On January 1, 1994, the ARI plan was merged into the ERLY defined contribution plan, which is essentially similar in its operations. The ERLY plan provides for a mandatory 1% matching contribution to the plan on a monthly basis and an annual contribution solely at the discretion of the Board of Directors. ARI contributions to the plan for the years ended March 31, 1995, 1994 and 1993 were $1.021 million, $167,000 and $125,000, respectively.

9.  EXPORT SALES

     Net sales include export sales as follows:

                                                        YEAR ENDED MARCH 31,
                                                  ---------------------------------
                                                    1995         1994        1993
                                                  --------     --------     -------
                                                           (IN THOUSANDS)
            Middle East.........................  $ 91,449     $ 89,782     $46,209
            Caribbean, Mexico and South
              America...........................    84,806       38,935      32,744
            Asia................................    49,963       42,838         670
            Europe..............................    13,632        6,260      10,593
            Africa..............................     3,864        4,012       2,114
            Other...............................        65           13          88
                                                  --------     --------     -------
              Total.............................  $243,779     $181,840     $92,418
                                                  ========     ========     =======
              Percent of total revenues.........        65%          64%         54%
                                                  ========     ========     =======

10.  OTHER ASSETS

     Other assets consisted of the following:

                                                                    MARCH 31,
                                                               -------------------
                                                                1995        1994
                                                               -------     -------
                                                                 (IN THOUSANDS)
            Trademarks.......................................  $12,562     $12,971
            Investments......................................      368         163
            Debt issuance costs..............................    1,383       3,234
            Notes receivable.................................      662         773
            Other............................................      735         494
                                                               -------     -------
              Total..........................................  $15,710     $17,635
                                                               =======     =======

     Accumulated amortization of trademarks was $1.799 million and $1.390 million at March 31, 1995 and 1994, respectively.

                      AMERICAN RICE, INC. AND SUBSIDIARIES

11.  PROPERTY, PLANT AND EQUIPMENT

     A summary of property, plant and equipment follows:

                                                                       MARCH 31,
                                                                 ---------------------
                                                                   1995         1994
                                                                 --------     --------
                                                                    (IN THOUSANDS)
        Land...................................................  $    275     $    187
        Buildings and improvements.............................    23,222       22,653
        Machinery and equipment................................    35,782       33,172
                                                                 --------     --------
             Total.............................................    59,279       56,012
        Less accumulated depreciation..........................   (17,893)     (14,288)
                                                                 --------     --------
             Property, plant and equipment, net................  $ 41,386     $ 41,724
                                                                 ========     ========

12.  ACCOUNTS RECEIVABLE

     Accounts receivable and allowance for doubtful accounts consisted of the following:

                                                                       MARCH 31,
                                                                 ---------------------
                                                                   1995         1994
                                                                 --------     --------
                                                                    (IN THOUSANDS)
        Accounts receivable -- trade...........................  $ 35,134     $ 24,020
        Less allowance for doubtful accounts...................    (1,711)      (1,798)
                                                                 --------     --------
             Net...............................................  $ 33,423     $ 22,222
                                                                 ========     ========
        Accounts receivable -- non current.....................  $    471     $  4,387
        Less allowance for doubtful accounts...................      (471)      (4,387)
                                                                 --------     --------
             Net...............................................  $     --     $     --
                                                                 ========     ========

13.  TRANSACTIONS WITH RELATED PARTIES

     ARI has entered into a number of transactions in the ordinary course of business with ERLY and its affiliates, including Pre-Acquisition ARI which was 48 percent owned by Comet.

     As a result of the Acquisition, ARI entered into a management agreement between ERLY and ARI whereby ERLY acts as ARI's agent for the purpose of providing certain marketing, operating and management services to ARI. In exchange for such services ARI pays ERLY a monthly management fee of $77,000, which is adjusted annually based on the most recent published Consumer Price Index. The agreement is for a period of two years with two-year automatic renewals unless one party notifies the other that it wishes to terminate the agreement. Prior to the Acquisition, Comet had a similar management agreement with ERLY. During the year ended March 31, 1994 and 1993, Comet incurred and paid $1.1 million and $2.1 million, respectively, in management fees under its agreement with ERLY.

     ARI has a note receivable from ERLY bearing an interest rate of 6 percent. The note is payable out of dividends received by ERLY on the Series B Preferred Stock. The balance of the note was $11.9 million and $10.5 million at March 31, 1995 and 1994, respectively. At March 31, 1993, there were several notes which totaled $12.1 million. During 1993, the notes bore interest at rates between prime plus 1.5 percent and 22 percent.

     Comet also purchased milled and rough rice from Pre-Acquisition ARI, and sold milled and rough rice to Pre-Acquisition ARI. Such transactions with ARI were conducted at prices that approximated market rates or were based on production cost formulas. During the two months ended May 26, 1993, Comet purchases amounted to $222,000 from ARI and sales to ARI amounted to $3,000. Total sales to ARI and purchases

                      AMERICAN RICE, INC. AND SUBSIDIARIES
from ARI amounted to $23.8 million and $13.3 million, respectively, during the year ended March 31, 1993. Comet had a net receivable from ARI of $4.2 million at March 31, 1993.

     As a result of the Acquisition, ARI assumed an agreement between Pre-Acquisition ARI and ERLY Juice, Inc. ("Juice"), a wholly-owned subsidiary of ERLY, whereby Juice acted as ARI's agent for the purpose of providing certain marketing, sales, credit and general management services to ARI's CAM Division operations. Pursuant to the agreement, ARI paid Juice a monthly fee for its services and provided office space. The agreement was terminated in November 1993, as Juice operations were ceased and nearly all remaining Juice employees became employees of ARI. ARI incurred and paid agency fees under the agreement of $890,000 during the year ended March 31, 1994.

14.  CONDENSED STATEMENT OF OPERATIONS FOR AMERICAN RICE, INC.
     (ACQUIRED ENTITY) FOR THE YEAR ENDED MARCH 31, 1993

     As discussed in Note 1, prior to the Acquisition in May 1993 Comet's combined holdings of Common Stock and Series A Preferred Stock represented approximately 48 percent of the voting power of the outstanding ARI stock. Comet accounted for the investment in ARI using the equity method of accounting.

     ARI's condensed statement of operations for the year ended March 31, 1993 follows (in thousands):

        Net sales......................................................     $176,619
        Cost of sales..................................................      147,245
                                                                            --------
             Gross profit..............................................       29,374
        Selling, general and administrative expenses...................       18,957
        Interest expense...............................................        7,167
                                                                            --------
        Earnings before taxes..........................................        3,250
        Income tax expense.............................................           --
                                                                            --------
             Net earnings..............................................     $  3,250
                                                                            ========

                      AMERICAN RICE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                       JUNE 30,        MARCH 31,
                                                                         1995            1995
                                                                      -----------     -----------
                                                                      (UNAUDITED)
                                                                      (IN THOUSANDS, EXCEPT SHARE
                                                                        AND PER SHARE AMOUNTS)
ASSETS
Current assets:
  Cash..............................................................   $   2,742       $   1,864
  Accounts receivable, net..........................................      22,167          33,423
  Inventories
     Finished goods.................................................      21,108          17,108
     Raw materials..................................................      24,920          33,097
  Prepaid expenses..................................................       1,061             793
  Deferred income taxes.............................................       3,451           3,451
                                                                        --------        --------
          Total current assets......................................      75,449          89,736
Net assets of Houston properties held for sale......................      18,767          18,767
Other assets........................................................      15,447          15,710
Receivable from ERLY................................................      12,157          11,901
Property, plant and equipment, net..................................      41,885          41,386
                                                                        --------        --------
          Total assets..............................................   $ 163,705       $ 177,500
                                                                        ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.....................................................   $  30,500       $  33,937
  Accounts payable and accrued expenses.............................      25,264          34,372
  Income taxes payable to ERLY......................................         937           1,037
  Current portion of long-term debt.................................       6,727           6,727
                                                                        --------        --------
          Total current liabilities.................................      63,428          76,073
Long-term debt......................................................      47,073          48,573
Deferred income taxes...............................................       8,616           8,616
Minority interest...................................................          --              26
Stockholders' equity (Note 3):
  Preferred stock, $1.00 par value; 4,000,000 shares authorized;
     Series A -- 777,777 convertible shares issued and outstanding,
       liquidation preference of $19,989............................         778             778
     Series B -- 2,800,000 convertible shares issued and
      outstanding,
       liquidation preference of $14,000............................       2,800           2,800
     Series C -- 300,000 shares issued and outstanding, liquidation
       preference of $1,500.........................................         300             300
  Common stock, $1.00 par value; 10,000,000 shares authorized;
     2,443,892 shares issued and outstanding........................       2,444           2,444
  Paid-in capital...................................................      25,286          25,286
  Retained earnings.................................................      13,728          13,352
  Cumulative foreign currency translation adjustments...............        (748)           (748)
                                                                        --------        --------
  Total stockholders' equity........................................      44,588          44,212
                                                                        --------        --------
          Total liabilities and stockholders' equity................   $ 163,705       $ 177,500
                                                                        ========        ========



                 See notes to consolidated financial statements

                      AMERICAN RICE, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                  (UNAUDITED)



                                                                             THREE MONTHS
                                                                            ENDED JUNE 30,
                                                                         ---------------------
                                                                           1995         1994
                                                                         --------     --------
                                                                         (IN THOUSANDS, EXCEPT
                                                                          PER SHARE AMOUNTS)
Net sales..............................................................  $ 86,392     $105,706
Cost of sales..........................................................    76,855       94,383
                                                                          -------     --------
  Gross profit.........................................................     9,537       11,323
Selling, general and administrative expenses...........................     5,771        5,272
                                                                          -------     --------
  Operating income.....................................................     3,766        6,051
Interest expense.......................................................     3,398        2,898
Interest income........................................................      (175)        (171)
Minority interest......................................................      (135)          61
Other income and expense...............................................        91           73
                                                                          -------     --------
Earnings before income taxes...........................................       587        3,190
Provision for income taxes.............................................       211        1,180
                                                                          -------     --------
Net earnings...........................................................  $    376     $  2,010
                                                                          =======     ========
Preferred stock dividend requirements..................................     1,483        1,483
                                                                          -------     --------
Net earnings (loss) applicable to common stock.........................  $ (1,107)    $    527
                                                                          =======     ========
Earnings (loss) per applicable common and common equivalent share (Note
  3):
  Primary..............................................................  $   (.45)    $    .16
                                                                          =======     ========
  Fully diluted........................................................  $   (.45)    $    .16
                                                                          =======     ========



                 See notes to consolidated financial statements

                      AMERICAN RICE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)



                                                                             THREE MONTHS
                                                                            ENDED JUNE 30,
                                                                         ---------------------
                                                                           1995         1994
                                                                         --------     --------
                                                                             (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings.........................................................  $    376     $  2,010
  Adjustments to reconcile net earnings to net cash provided by (used
     in) in operating activities:
     Depreciation and amortization.....................................     1,398        1,424
     Loss on sales of property.........................................        --            6
     Deferred income taxes, net........................................        --          983
     Changes in assets and liabilities that provided (used) cash:
       Accounts receivable.............................................    11,256        1,310
       Inventories.....................................................     4,177       21,517
       Prepaid expenses................................................      (268)        (213)
       Other assets....................................................      (212)           2
       Receivable from ERLY............................................      (256)        (158)
       Accounts payable and accrued expenses...........................    (9,108)     (11,784)
       Income taxes payable to ERLY....................................      (100)        (156)
                                                                          -------     --------
  Net cash provided by operating activities............................     7,263       14,941
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property, plant and equipment additions..............................    (1,422)      (1,625)
  Proceeds from sales of assets........................................        --            1
                                                                          -------     --------
  Net cash used in investing activities................................    (1,422)      (1,624)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Decrease in notes payable............................................    (3,437)     (11,362)
  Repayment of long-term debt..........................................    (1,500)      (1,400)
  Other, net...........................................................       (26)          60
                                                                          -------     --------
  Net cash used in financing activities................................    (4,963)     (12,702)
                                                                          -------     --------
NET INCREASE IN CASH...................................................       878          615
CASH:
  Beginning of the period..............................................     1,864        1,721
                                                                          -------     --------
  End of the period....................................................  $  2,742     $  2,336
                                                                          =======     ========



                 See notes to consolidated financial statements

                      AMERICAN RICE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        THREE MONTHS ENDED JUNE 30, 1995

                                  (UNAUDITED)


                                                                                                 FOREIGN
                                                               ADDITIONAL                       CURRENCY          TOTAL
                                PREFERRED        COMMON          PAID-IN        RETAINED       TRANSLATION    STOCKHOLDERS'
                                  STOCK           STOCK          CAPITAL        EARNINGS       ADJUSTMENTS       EQUITY
                              -------------   -------------   -------------   -------------   -------------   -------------
                                                                     (IN THOUSANDS)
Balance April 1, 1995.......     $ 3,878         $ 2,444         $25,286         $13,352         $  (748)        $44,212
Net earnings................          --              --              --             376              --             376
                                  ------          ------         -------         -------           -----         -------
Balance June 30, 1995.......     $ 3,878         $ 2,444         $25,286         $13,728         $  (748)        $44,588
                                  ======          ======         =======         =======           =====         =======


                 See notes to consolidated financial statements

                      AMERICAN RICE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)



1.  BASIS OF PRESENTATION



     The consolidated financial statements presented herein at June 30, 1995 and for the three month periods ended June 30, 1995 and 1994 are unaudited; however, all adjustments which are, in the opinion of management necessary for a fair presentation of the financial position, results of operations and cash flows for the periods covered have been made and are of a normal, recurring nature. The results of the interim periods are not necessarily indicative of results for the full year. The consolidated balance sheet at March 31, 1995 is derived from the March 31, 1995 audited consolidated financial statements but does not include all disclosures required by generally accepted accounting principles. Although management believes the disclosures are adequate, certain information and disclosures normally included in the notes to the financial statements has been condensed or omitted as permitted by the rules and regulations of the Securities and Exchange Commission. These financial statements should be read in conjunction with the audited financial statements and notes thereto included in American Rice, Inc.'s ("ARI") Annual Report on Form 10-K for the fiscal year ended March 31, 1995.



2.  NOTES PAYABLE AND LONG-TERM DEBT



     ARI executed an amendment to its $47.5 million revolving credit loan, effective June 30, 1995. The loan bears interest at the prime rate of interest plus 0.5% and will mature on May 24, 1996. Funds available for borrowing under this loan at any time may not exceed 85% of eligible accounts receivable (or 90% of accounts receivable backed by acceptable letters of credit from customers) and 70% of eligible inventory. Previously, the interest rate of the loan was prime plus 2.0% and funds available were limited to 85% of eligible accounts receivable and 60% of eligible inventory. The outstanding balance on this loan at June 30, 1995 was $26.6 million. At July 2, 1995, the borrowing base under the line of credit was $32.1 million. During the three months ended June 30, 1995, ARI's maximum borrowing under its $47.5 million line of credit was $32.4 million.



     In fiscal 1997, approximately $17.8 million of ARI's term debt is due to be repaid, of which $13.3 million is due September 27, 1996. ARI is currently pursuing various options to refinance this term debt.


     ARI is required by its lenders to maintain a minimum net book value, working capital, and certain financial ratios. ARI was not in compliance with all such financial ratio requirements as of June 30, 1995. ARI has requested and received waivers from its lenders for ratios that were not in compliance.


3.  STATEMENT OF CASH FLOWS



     Borrowings under revolving notes in the three months ended June 30, 1995 and 1994 totaled $94.4 and $89.1 million, respectively, and repayments during the same periods totaled $97.8 and $100.5 million, respectively. ARI made cash payments for interest and financing fees of approximately $3.2 million and $2.3 million during the three months ended June 30, 1995 and 1994, respectively. ARI paid $311 thousand and $300 thousand for federal and state income taxes during the three months ended June 30, 1995 and 1994, respectively.



4.  REVERSE STOCK SPLIT


     At a special meeting on September 1, 1994, ARI's shareholders approved a one-for-five reverse stock split for all issues of preferred and common stock. Trading on the new basis was effective on September 8, 1994. All per share information in the financial statements has been adjusted for this reverse stock split.

NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE MORTGAGE NOTES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................     1
Risk Factors..........................     8
The Company...........................    14
Use of Proceeds.......................    15
Capitalization........................    16
Pro Forma Consolidated Financial
  Data................................    17
Selected Consolidated Financial
  Data................................    19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    21
Business..............................    29
Management............................    41
Executive Compensation................    43
Security Ownership of Certain
  Beneficial Owners and Management....    46
Certain Relationships and Related
  Transactions........................    48
Description of Capital Stock..........    49
Description of Mortgage Notes.........    51
Description of Certain Indebtedness...    76
Material Federal Income Tax
  Consequences........................    78
Underwriting..........................    80
Legal Matters.........................    81
Experts...............................    81
Index to Financial Statements.........   F-1


                                  $100,000,000

                                      LOGO

                              AMERICAN RICE, INC.

                             % MORTGAGE NOTES DUE 2002
                            WITH CONTINGENT INTEREST




                                   PROSPECTUS




                          JEFFERIES  &  COMPANY,  INC.


                                          , 1995

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses to be incurred in connection with the issuance and distribution of the Securities covered by this Registration Statement, all of which will be paid by the Registrant, are as follows:

        SEC Registration Fee............................................  $ 34,483.00
        NASD Filing Fee.................................................    10,500.00
        Printing and Engraving Expenses.................................       *
        Legal Fees and Expenses.........................................       *
        Accounting Fees and Expenses....................................       *
        Financial Advisor Fee...........................................       *
        Transfer Agent and Registrar....................................       *
        Blue Sky Fees and Expenses......................................       *
        Miscellaneous...................................................       *
                                                                             --------
             Total......................................................  $
                                                                             ========

---------------

* To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reference is made to Section 6 of the Form of Underwriting Agreement contained as Exhibit 1.1, which provides for indemnification of the directors and officers of the Registrant signing the Registration Statement and certain controlling persons of the Registrant against certain liabilities, including those arising under the Securities Act in certain instances by the Underwriter.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

    EXHIBIT
    NUMBER                                  EXHIBIT DESCRIPTION
    ------     ------------------------------------------------------------------------------
     1.1       Form of Underwriting Agreement between the Registrant and Jefferies & Company,
               Inc. (filed with Registrant's Registration Statement on Form S-1, Registration
               No. 33-60539 dated June 23, 1995).(1)
     3.1       Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit No. 3.1 to the Registrant's Form 8-K filed June 22,
               1993).(1)
     3.2       Bylaws of ARI, as amended (incorporated by reference to Exhibit No. 4.3 to
               ARI's Annual Report on Form 10-K for the fiscal year ended March 31, 1990).(1)
     4.1       Form of Indenture by and among the Registrant, and U.S. Trust Company of
               Texas, as Trustee, with respect to the      % Mortgage Notes due 2005 of the
               Registrant (filed with Registrant's Registration Statement on Form S-1,
               Registration No. 33-60539 dated June 23, 1995).(1)
     4.2       Articles of Incorporation of the Registrant, as amended (included as Exhibit
               3.1 above).(1)
     4.3       Bylaws of the Registrant, as amended (included as Exhibit No. 3.2 above).(1)

    EXHIBIT
    NUMBER                                  EXHIBIT DESCRIPTION
    ------     ------------------------------------------------------------------------------
     4.6       Loan Agreement, dated December 1, 1985, between Brazos Harbor Industrial
               Development Corporation and the ARI Cooperative (incorporated by reference to
               Exhibit No. 4.4 to the Registrant's Registration Statement on Form S-1,
               Registration No. 33-18105).(1)
     4.7       Trust Indenture, dated December 1, 1985, between Brazos Harbor Industrial
               Development Corporation and Texas Commerce Bank, N.A. ("TCB") governing the issuance of Variable Rate Demand Marine Terminal Revenue Bonds (incorporated by reference to Exhibit No. 4.5 to the Registrant's Registration Statement on
               Form S-1, Registration No. 33-18105).(1)
     4.8       Form of Deed of Trust from the Registrant for the benefit of U.S. Trust
               Company of Texas, N.A., Trustee, as collateral agent creating a second lien security interest in the Registrant's leasehold interests in the Freeport,
               Texas facility (filed with Registrant's Registration Statement on Form S-1,
               Registration No. 33-60539 dated June 23, 1995).(1)
     4.9       Form of Deed of Trust from the Registrant for the benefit of U.S. Trust
               Company of Texas, N.A., Trustee, as collateral agent creating a first lien security interest in the Registrant's fee and leasehold interests in the
               Maxwell, California facility (filed with Registrant's Registration Statement on Form S-1, Registration No. 33-60539 dated June 23, 1995).(1)
     4.10      Form of Mortgage between the Registrant and U.S. Trust Company of Texas, N.A.,
               Trustee, as collateral agent creating a first lien security interest in the
               Registrant's fee interest in the Registrant's Stuttgart, Arkansas facility
               (filed with Registrant's Registration Statement on Form S-1, Registration No.
               33-60539 dated June 23, 1995).(1)
     4.11      Form of Pledge between the Registrant and U.S. Trust Company of Texas, N.A.,
               Trustee, as collateral agent creating a first lien security interest in shares of the capital stock of the Registrant's subsidiaries held by the Registrant, the Subsidiary Intercompany Notes, the ERLY Intercompany Notes and the
               Registrant's Freeport IRB's (filed with Registrant's Registration Statement on
               Form S-1, Registration No. 33-60539 dated June 23, 1995).(1)
     4.12      Form of Pledge between ERLY Industries Inc. and U.S. Trust Company of Texas,
               N.A., Trustee, as collateral agent creating a first lien security interest in certain shares of the Registrant's capital stock held by ERLY Industries Inc.
               (filed with Registrant's Registration Statement on Form S-1, Registration No.
               33-60539 dated June 23, 1995)(1)
     4.13      Form of Trademark Security Agreement between the Registrant and U.S. Trust
               Company of Texas, N.A., Trustee, as collateral agent creating a first security interest in all registered U.S. trademarks and a security interest in all other registered trademarks, owned or licensed by the Registrant (filed with
               Registrant's Registration Statement on Form S-1, Registration No. 33-60539
               dated June 23, 1995).(1)
     4.14      Form of Intercreditor Agreement between the U.S. Trust Company of Texas, N.A.,
               Trustee, and the Revolving Credit Lender.(3)
     4.15      Form of Environmental Indemnity from the Registrant for the benefit of U.S.
               Trust Company of Texas, N.A., Trustee.(3)
     5.1       Opinion of Vial, Hamilton, Koch & Knox, L.L.P. regarding the validity of the
               Mortgage Notes, including consent.(3)
    10.1       Ground Lease, dated June 6, 1985, between Brazos River Harbor Navigation
               District and the ARI Cooperative, as amended (incorporated by reference to
               Exhibit No. 10.1 to the Registrant's Registration Statement on Form S-1,
               Registration No. 33-18105).(1)
    10.2       Lease Agreement, dated March 12, 1987, between Friendswood Development Company and the ARI Cooperative, as amended (incorporated by reference to Exhibit No.
               10.2 to the Registrant's Registration Statement on Form S-1, Registration No.
               33-18105).(1)

    EXHIBIT
    NUMBER                                  EXHIBIT DESCRIPTION
    ------     ------------------------------------------------------------------------------
    10.3       Agreement for Construction of Facilities at Freeport, Texas, dated August 1,
               1985, between Borton, Incorporated and the ARI Cooperative, as amended
               (incorporated by reference to Exhibit No. 10.3 to the Registrant's
               Registration Statement on Form S-1, Registration No. 33-18105).(1)
    10.4       Forms of Employment Agreement between the ARI Cooperative and certain senior officers (incorporated by reference to Exhibit No. 10.4 to the Registrant's
               Registration Statement on Form S-1, Registration No. 33-18105).(1)
    10.15      Asset Purchase Agreement, dated March 23, 1993, as amended between the
               Registrant, ERLY and Comet (incorporated by reference to Exhibit No. 2.1 to the Registrant's Form 8-K filed June 22, 1993).(1)
    10.16      Management Agreement, dated May 25, 1993, between ERLY and the Registrant
               (incorporated by reference to Exhibit No. 4.1 to ARI's Form 8-K filed June 22,
               1993).(1)
    10.17      Tax Sharing Agreement, dated May 25, 1993, among the Registrant, ERLY and
               Comet (incorporated by reference to Exhibit No. 4.2 to the Registrant's Form
               8-K filed June 22, 1993).(1)
    10.18      Credit Guarantee Agreement dated March 24, 1993, among the Registrant, ERLY, the Subsidiary Guarantors (as defined therein) and The Chase Manhattan Bank
               National Association ("Chase") as Administrative Agent (incorporated by reference to Exhibit No. 4.3 to the Registrant's Form 8-K filed June 22,
               1993).(1)
    10.19      Warrant Agreement, dated May 24, 1993, between Chase and the Registrant
               (incorporated by reference to Exhibit No. 4.4 to ARI's Form 8-K filed June 22,
               1993).(1)
    10.20      Warrant Agreement, dated May 24, 1993, between TCB and the Registrant
               (incorporated by reference to Exhibit No. 4.5 to ARI's Form 8-K filed June 22,
               1993).(1)
    10.21      Accounts Financing Agreement, dated May 24, 1993, between the Registrant and
               Congress Financial Corporation (incorporated by reference to Exhibit No. 4.6 to ARI's Form 8-K filed June 22, 1993).(1)
    10.22      Lease, dated October 1, 1974, as amended April 9, 1979, by and between
               Colusa-Glenn Drier Company and Comet (incorporated by reference to Exhibit No.
               4.7 to ARI's Form 8-K filed June 22, 1993).(1)
    10.23      Amendment No. 1 to Financing Agreement, dated effective as of June 30, 1995
               (filed with Registrant's Registration Statement on Form S-1, Registration No.
               33-60539 dated June 23, 1995).(1)
    10.24      Form of   % ERLY Intercompany Note between the Registrant as payee and ERLY as maker (attached to Exhibit 4.11 above).(1)
    10.25      Form of Subsidiary Intercompany Note (attached to Exhibit 4.11 above).(1)
    10.26      Form of the 6% ERLY Intercompany Note between the Registrant as payee and ERLY as maker (filed with Registrant's Registration Statement on Form S-1,
               Registration No. 33-60539 dated June 23, 1995).(1)
    10.27      Joint Venture Contract between the Registrant and Central Food Corporation II
               (filed with Registrant's Registration Statement on Form S-1, Registration No.
               33-60539 dated July 31, 1995).(1)
    10.28      Services Agreement between the Registrant and Rice Milling & Trading
               Investments, Ltd., dated October 21, 1994 (filed with Registrant's
               Registration Statement on Form S-1, Registration No. 33-60539 dated July 31,
               1995).(1)(4)
    11.1       Computation of Earnings per Share (filed with Registrant's Registration
               Statement on Form S-1, Registration No. 33-60539 dated June 23, 1995).(1)

    EXHIBIT
    NUMBER                                  EXHIBIT DESCRIPTION
    ------     ------------------------------------------------------------------------------
    12.1       Computation of Ratio of Earnings to Fixed Charges (filed with Registrant's
               Registration Statement on Form S-1, Registration No. 33-60539 dated June 23,
               1995).(1)
    21.1       List of Subsidiaries of the Registrant (filed with Registrant's Registration
               Statement on Form S-1, Registration No. 33-60539 dated June 23, 1995).(1)
    23.1       Consent of Deloitte & Touche LLP, independent auditors.(2)
    23.2       Consent of Vial, Hamilton, Koch & Knox, L.L.P., (included in the opinion filed as Exhibit 5.1 above).(3)
    23.3       Consent of Jack K. Mann.(2)
    25.1       Statement of Eligibility of Trustee (filed with Registrant's Registration
               Statement on Form S-1, Registration No. 33-60539 dated July 31, 1995).(1)


---------------

(1) Previously filed.

(2) Filed herewith.

(3) To be filed by amendment.

(4) Confidential treatment requested.

     (b) Financial Statement Schedules and Independent Auditors' Report


                                                                                        PAGE
                                                                                        ----
         Independent Auditors' Report on Schedule......................................  S-1
         Schedule II. -- Valuation and Qualifying Accounts.............................  S-2

ITEM 17. UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant or expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes that:

          (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, American Rice, Inc. has duly caused this Registration Statement or Amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 9th day of August, 1995.


                                          AMERICAN RICE, INC.

                                          By: /s/  DOUGLAS A. MURPHY
                                            ------------------------------------
                                            Douglas A. Murphy,
                                            President, Chief Executive Officer
                                              and Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment thereto has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                               TITLE                     DATE
---------------------------------------------  ----------------------------  ------------------
         /s/  GERALD D. MURPHY                  Director, Chairman of the        August 9, 1995
---------------------------------------------       Board of Directors
              Gerald D. Murphy

         /s/  DOUGLAS A. MURPHY                 President, Chief Executive       August 9, 1995
---------------------------------------------      Officer and Director
              Douglas A. Murphy

        /s/  RICHARD N. MCCOMBS                Executive Vice President of       August 9, 1995
---------------------------------------------  Finance and Administration,
             Richard N. McCombs                  Treasurer, Secretary and
                                                   Director (principal
                                                        financial
                                                         officer)

          /s/  S.C. BAIN, JR.                            Director                August 9, 1995
---------------------------------------------
               S.C. Bain, Jr.

        /s/  WILLIAM H. BURGESS                          Director                August 9, 1995
---------------------------------------------
             William H. Burgess

          /s/  JOHN M. HOWLAND                           Director                August 9, 1995
---------------------------------------------
               John M. Howland

         /s/  GEORGE E. PRCHAL                           Director                August 9, 1995
---------------------------------------------
              George E. Prchal

            /s/  LEE ADAMS                       Senior Vice President of        August 9, 1995
---------------------------------------------    International Marketing
                  Lee Adams

         /s/  BILL J. MCFARLAND                  Senior Vice President of        August 9, 1995
---------------------------------------------             Comet
              Bill J. McFarland                American Marketing Division

           /s/  JOHN S. POOLE                    Senior Vice President of        August 9, 1995
---------------------------------------------      Comet Rice Division
                John S. Poole

        /s/  C. BRONSON SCHULTZ                 Vice President of Finance        August 9, 1995
---------------------------------------------              and
             C. Bronson Schultz                      Data Processing

        /s/  JOSEPH E. WESTOVER                     Vice President and           August 9, 1995
---------------------------------------------           Controller
             Joseph E. Westover                   (principal accounting
                                                         officer)

                    INDEPENDENT AUDITORS' REPORT ON SCHEDULE

American Rice, Inc.
Houston, Texas

Our audits of the consolidated financial statements of American Rice, Inc. ("ARI") at March 31, 1994 and 1995, and for each of the three years in the period ended March 31, 1995, also included the consolidated financial statement schedule of ARI, listed in Item 16. This consolidated financial statement schedule is the responsibility of ARI's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Deloitte & Touche LLP
Houston, Texas
May 26, 1995

                        FINANCIAL STATEMENT SCHEDULE II

                              AMERICAN RICE, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                                 AS OF MARCH 31
                                 (IN THOUSANDS)

                                                           ADDITIONS
                                                   -------------------------
                                  BALANCE AT       CHARGED TO       CHARGED                      BALANCE
                                  BEGINNING        COSTS AND        TO OTHER        OTHER        AT END
          DESCRIPTION              OF YEAR          EXPENSES        ACCOUNTS       CHANGES       OF YEAR
--------------------------------  ----------       ----------       --------       -------       -------
Allowance for doubtful accounts:
  1995..........................    $1,798           $   --         $     --       $   (87)(a)   $ 1,711
  1994..........................     2,940            1,245           (2,387)(b)        --         1,798
  1993..........................       540            2,400               --            --         2,940
Allowance for doubtful
  noncurrent receivables:
  1995..........................    $4,387           $   --         $     --       $(3,916)(a)   $   471
  1994..........................        --            2,000            2,387(b)         --         4,387
  1993..........................        --               --               --            --            --

---------------

(a) Reductions related to accounts receivable written off.

(b) Amounts reclassified between allowances for doubtful accounts and allowance for doubtful noncurrent receivables.

                                 EXHIBIT INDEX

                                                                                 SEQUENTIALLY
    EXHIBIT                                                                        NUMBERED
    NUMBER                            EXHIBIT DESCRIPTION                            PAGE
    ------     -------------------------------------------------------------------------------
     1.1       Form of Underwriting Agreement between the Registrant and
               Jefferies & Company, Inc. (filed with Registrant's Registration
               Statement on Form S-1, Registration No. 33-60539 dated June 23,
               1995)(1)..........................................................
     3.1       Articles of Incorporation of the Registrant, as amended
               (incorporated by reference to Exhibit No. 3.1 to the Registrant's
               Form 8-K filed June 22, 1993).(1).................................
     3.2       Bylaws of ARI, as amended (incorporated by reference to Exhibit
               No. 4.3 to ARI's Annual Report on Form 10-K for the fiscal year ended March 31, 1990).(1).........................................
     4.1       Form of Indenture by and among the Registrant, and U.S. Trust
               Company of Texas, as Trustee, with respect to the      % Mortgage
               Notes due 2005 of the Registrant (filed with Registrant's
               Registration Statement on Form S-1, Registration No. 33-60539
               dated June 23, 1995).(1)..........................................
     4.2       Articles of Incorporation of the Registrant, as amended (included as Exhibit 3.1 above).(1).........................................
     4.3       Bylaws of the Registrant, as amended (included as Exhibit No. 3.2 above).(1)........................................................
     4.6       Loan Agreement, dated December 1, 1985, between Brazos Harbor
               Industrial Development Corporation and the ARI Cooperative
               (incorporated by reference to Exhibit No. 4.4 to the Registrant's
               Registration Statement on Form S-1, Registration No.
               33-18105).(1).....................................................
     4.7       Trust Indenture, dated December 1, 1985, between Brazos Harbor
               Industrial Development Corporation and Texas Commerce Bank, N.A.
               ("TCB") governing the issuance of Variable Rate Demand Marine
               Terminal Revenue Bonds (incorporated by reference to Exhibit No.
               4.5 to the Registrant's Registration Statement on Form S-1,
               Registration No. 33-18105).(1)....................................
     4.8       Form of Deed of Trust from the Registrant for the benefit of U.S.
               Trust Company of Texas, N.A., Trustee, as collateral agent creating a second lien security interest in the Registrant's leasehold interests in the Freeport, Texas facility (filed with
               Registrant's Registration Statement on Form S-1, Registration No.
               33-60539 dated June 23, 1995).(1).................................
     4.9       Form of Deed of Trust from the Registrant for the benefit of U.S.
               Trust Company of Texas, N.A., Trustee, as collateral agent creating a first lien security interest in the Registrant's fee and leasehold interests in the Maxwell, California facility (filed with Registrant's Registration Statement on Form S-1, Registration
               No. 33-60539 dated June 23, 1995).(1).............................
     4.10      Form of Mortgage between the Registrant and U.S. Trust Company of
               Texas, N.A., Trustee, as collateral agent creating a first lien security interest in the Registrant's fee interest in the
               Registrant's Stuttgart, Arkansas facility (filed with Registrant's
               Registration Statement on Form S-1, Registration No. 33-60539
               dated June 23, 1995).(1)..........................................
     4.11      Form of Pledge between the Registrant and U.S. Trust Company of
               Texas, N.A., Trustee, as collateral agent creating a first lien security interest in shares of the capital stock of the
               Registrant's subsidiaries held by the Registrant, the Subsidiary
               Intercompany Notes, the ERLY Intercompany Notes and the
               Registrant's Freeport IRB's (filed with Registrant's Registration
               Statement on Form S-1, Registration No. 33-60539 dated June 23,
               1995).(1).........................................................

                                                                                 SEQUENTIALLY
    EXHIBIT                                                                        NUMBERED
    NUMBER                            EXHIBIT DESCRIPTION                            PAGE
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
     4.12      Form of Pledge between ERLY Industries Inc. and U.S. Trust Company of Texas, N.A., Trustee, as collateral agent creating a first lien security interest in certain shares of the Registrant's capital stock held by ERLY Industries Inc. (filed with Registrant's
               Registration Statement on Form S-1, Registration No. 33-60539
               dated June 23, 1995)(1)...........................................
     4.13      Form of Trademark Security Agreement between the Registrant and
               U.S. Trust Company of Texas, N.A., Trustee, as collateral agent creating a first security interest in all registered U.S.
               trademarks and a security interest in all other registered trademarks, owned or licensed by the Registrant (filed with
               Registrant's Registration Statement on Form S-1, Registration No.
               33-60539 dated June 23, 1995).(1).................................
     4.14      Form of Intercreditor Agreement between the U.S. Trust Company of
               Texas, N.A., Trustee, and the Revolving Credit Lender.(3).........
     4.15      Form of Environmental Indemnity from the Registrant for the benefit of U.S. Trust Company of Texas, N.A., Trustee.(3).........
     5.1       Opinion of Vial, Hamilton, Koch & Knox, L.L.P. regarding the validity of the Mortgage Notes, including consent.(3).............
    10.1       Ground Lease, dated June 6, 1985, between Brazos River Harbor
               Navigation District and the ARI Cooperative, as amended
               (incorporated by reference to Exhibit No. 10.1 to the Registrant's
               Registration Statement on Form S-1, Registration No.
               33-18105).(1).....................................................
    10.2       Lease Agreement, dated March 12, 1987, between Friendswood
               Development Company and the ARI Cooperative, as amended
               (incorporated by reference to Exhibit No. 10.2 to the Registrant's
               Registration Statement on Form S-1, Registration No.
               33-18105).(1).....................................................
    10.3       Agreement for Construction of Facilities at Freeport, Texas, dated
               August 1, 1985, between Borton, Incorporated and the ARI
               Cooperative, as amended (incorporated by reference to Exhibit No.
               10.3 to the Registrant's Registration Statement on Form S-1,
               Registration No. 33-18105).(1)....................................
    10.4       Forms of Employment Agreement between the ARI Cooperative and certain senior officers (incorporated by reference to Exhibit No.
               10.4 to the Registrant's Registration Statement on Form S-1,
               Registration No. 33-18105).(1)....................................
    10.15      Asset Purchase Agreement, dated March 23, 1993, as amended between the Registrant, ERLY and Comet (incorporated by reference to
               Exhibit No. 2.1 to the Registrant's Form 8-K filed June 22,
               1993).(1).........................................................
    10.16      Management Agreement, dated May 25, 1993, between ERLY and the
               Registrant (incorporated by reference to Exhibit No. 4.1 to ARI's
               Form 8-K filed June 22, 1993).(1).................................
    10.17      Tax Sharing Agreement, dated May 25, 1993, among the Registrant,
               ERLY and Comet (incorporated by reference to Exhibit No. 4.2 to the Registrant's Form 8-K filed June 22, 1993).(1)................
    10.18      Credit Guarantee Agreement dated March 24, 1993, among the
               Registrant, ERLY, the Subsidiary Guarantors (as defined therein)
               and The Chase Manhattan Bank National Association ("Chase") as
               Administrative Agent (incorporated by reference to Exhibit No. 4.3 to the Registrant's Form 8-K filed June 22, 1993).(1).............
    10.19      Warrant Agreement, dated May 24, 1993, between Chase and the
               Registrant (incorporated by reference to Exhibit No. 4.4 to ARI's
               Form 8-K filed June 22, 1993).(1).................................

                                                                                 SEQUENTIALLY
    EXHIBIT                                                                        NUMBERED
    NUMBER                            EXHIBIT DESCRIPTION                            PAGE
    ------     -------------------------------------------------------------------------------
    10.20      Warrant Agreement, dated May 24, 1993, between TCB and the
               Registrant (incorporated by reference to Exhibit No. 4.5 to ARI's
               Form 8-K filed June 22, 1993).(1).................................
    10.21      Accounts Financing Agreement, dated May 24, 1993, between the
               Registrant and Congress Financial Corporation (incorporated by reference to Exhibit No. 4.6 to ARI's Form 8-K filed June 22,
               1993).(1).........................................................
    10.22      Lease, dated October 1, 1974, as amended April 9, 1979, by and between Colusa-Glenn Drier Company and Comet (incorporated by reference to Exhibit No. 4.7 to ARI's Form 8-K filed June 22,
               1993).(1).........................................................
    10.23      Amendment No. 1 to Financing Agreement, dated effective as of June
               30, 1995 (filed with Registrant's Amendment No. 1 to Registration
               Statement on Form S-1, Registration No. 33-60539, dated July 17,
               1995).(1).........................................................
    10.24      Form of   % ERLY Intercompany Note between the Registrant as payee
               and ERLY as maker (attached to Exhibit 4.11 above).(1)............
    10.25      Form of Subsidiary Intercompany Note (attached to Exhibit 4.11 above).(1)........................................................
    10.26      Form of the 6% ERLY Intercompany Note between the Registrant as payee and ERLY as maker (filed with Registrant's Registration
               Statement on Form S-1, Registration No. 33-60539 dated June 23,
               1995).(1).........................................................
    10.27      Joint Venture Contract between the Registrant and Central Food
               Corporation II (filed with Registrant's Registration Statement on
               Form S-1, Registration No. 33-60539 dated July 31, 1995).(1)......
    10.28      Services Agreement between the Registrant and Rice Milling &
               Trading Investments, Ltd., dated October 21, 1994 (filed with
               Registrant's Registration Statement on Form S-1, Registration No.
               33-60539 dated July 31, 1995).(1)(4)..............................
    11.1       Computation of Earnings per Share (filed with Registrant's
               Registration Statement on Form S-1, Registration No. 33-60539
               dated June 23, 1995).(1)..........................................
    12.1       Computation of Ratio of Earnings to Fixed Charges (filed with
               Registrant's Registration Statement on Form S-1, Registration No.
               33-60539 dated June 23, 1995).(1).................................
    21.1       List of Subsidiaries of the Registrant (filed with Registrant's
               Registration Statement on Form S-1, Registration No. 33-60539
               dated June 23, 1995).(1)..........................................
    23.1       Consent of Deloitte & Touche LLP, independent auditors.(2)........
    23.2       Consent of Vial, Hamilton, Koch & Knox, L.L.P., (included in the opinion filed as Exhibit 5.1 above).(3)...........................
    23.3       Consent of Jack K. Mann.(2).......................................
    25.1       Statement of Eligibility of Trustee (filed with Registrant's
               Registration Statement on Form S-1, Registration No. 33-60539
               dated July 31, 1995).(1)..........................................


---------------

(1) Previously filed.

(2) Filed herewith.

(3) To be filed by amendment.

(4) Confidential treatment requested.